Exhibit 99.1

                    , 2018
Dear KLX Inc. Stockholder:

        We are pleased to inform you that on August 24, 2018, the board of directors (the "Board") of KLX Inc. ("KLX") approved the distribution of common stock of KLX Energy Services Holdings, Inc. ("KLX Energy Services"), a wholly-owned subsidiary of KLX, to KLX stockholders as part of a taxable spin-off. Upon completion of the spin-off, KLX stockholders will own 100% of the outstanding shares of common stock of KLX Energy Services.

        The spin-off of KLX Energy Services will be made as part of a plan approved by our Board to spin off KLX's energy services business into a stand-alone, publicly-traded company prior to the proposed merger (the "merger") of KLX with a wholly-owned subsidiary ("Merger Sub") of The Boeing Company ("Boeing") pursuant to an Agreement and Plan of Merger, dated as of April 30, 2018, as amended on June 1, 2018, and as it may be further amended from time to time (the "merger agreement"). In connection with the merger, stockholders of KLX will be entitled to receive $63.00 in cash per share, without interest, for every share of KLX common stock they own. Following the completion of the spin-off, and subject to the terms of the merger agreement, Merger Sub will merge with and into KLX, with KLX continuing as the surviving company in the merger as a wholly-owned indirect subsidiary of Boeing.

        On August 24, 2018 we held a special meeting of KLX stockholders at which the KLX stockholders approved and adopted the merger agreement. No stockholder approval is required for the spin-off.

        The spin-off will be completed by way of a pro rata distribution of KLX Energy Services common stock to our stockholders of record as of the close of business, Eastern time, on September 3, 2018, the spin-off record date. Each KLX stockholder will receive 0.4 shares of KLX Energy Services common stock for every 1.0 share of KLX common stock held by such stockholder on the record date. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued. Following the spin-off, stockholders may request that their shares of KLX Energy Services common stock be transferred to a brokerage or other account at any time. No fractional shares of KLX Energy Services common stock will be issued. Fractional shares of KLX Energy Services common stock to which KLX Energy Services stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of the sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of KLX Energy Services common stock.

        We expect the distribution of KLX Energy Services common stock to be taxed as a dividend to the extent of KLX's current year and accumulated earnings and profits (as determined for U.S. federal income tax purposes), with any excess being treated as a return of capital and then as capital gain. The amount of those earnings and profits is not determinable at this time, because it will depend on KLX's income for the entire tax year in which the distribution occurs, with such taxable year ending on the earlier of the date of the merger or on January 31. We currently expect, however, that most, and possibly all, of the distribution will be treated as a return of capital, and so not taxed as a dividend. You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

        The distribution does not require stockholder approval, nor do you need to take any action to receive your shares of KLX Energy Services common stock. Immediately following the spin-off, you will own common stock of KLX (which, if the merger is completed as expected, will be exchanged for cash) and common stock of KLX Energy Services (which will be a new public company). KLX Energy Services common stock has been approved for listing subject to official notice of issuance on the

Nasdaq Global Select Market under the symbol "KLXE." KLX common stock will continue to be traded on the Nasdaq Global Select Market until such time as the merger with Boeing is completed.

        The enclosed information statement, which we are mailing to all KLX stockholders, describes the spin-off in detail and contains important information about KLX Energy Services, including its historical financial statements. We urge you to read this information statement carefully. In addition, stockholders seeking information concerning the merger are encouraged to read KLX's separate proxy statement and other recent reports filed with the SEC by KLX.

        We want to thank you for your continued support of KLX. We look forward to your support of KLX Energy Services in the future.

Yours sincerely,
Amin Khoury Chairman and Chief Executive Officer KLX Inc.

KLX Energy Services Holdings, Inc.
1300 Corporate Center Way
Wellington, Florida 33414

                        , 2018

Dear Future KLX Energy Services Holdings, Inc. Stockholders:

        It is our pleasure to welcome you as a stockholder of our company, KLX Energy Services Holdings, Inc. ("KLX Energy Services"). Following the distribution of all of the outstanding shares of KLX Energy Services common stock by KLX Inc. ("KLX"), KLX Energy Services will be an independent provider of completion, intervention and production services to the major onshore oil and gas producing regions of the United States, including the Southwest Region (the Permian Basin and Eagle Ford Shale), the Rocky Mountains Region (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast Region (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville), serving the leading companies engaged in the exploration and development of North American onshore conventional and unconventional oil and natural gas reserves.

        Our business strategy is to expand our leadership position in providing technical services and related tools and equipment for the North American onshore energy sector by: capitalizing on the large, highly fragmented and rapidly growing energy technical services market; continuing to innovate and enhance our technology-driven offerings; increasing penetration of our services and product line offerings within each of our geographical regions; growing our product and service offerings through internal development, strategic relationships and accretive acquisitions; extending market leadership through operational excellence; and maintaining a strong balance sheet to preserve operational and strategic flexibility.

        KLX Energy Services common stock has been approved for listing subject to official notice of issuance on the Nasdaq Global Select Market under the symbol "KLXE" in connection with the distribution of KLX Energy Services common stock by KLX.

        We invite you to learn more about KLX Energy Services by reviewing the enclosed information statement. We look forward to our future as an independent, publicly-traded company and to your support as a holder of KLX Energy Services common stock.

Sincerely,
Amin Khoury
Chairman and Chief Executive Officer
KLX Energy Services Holdings, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2018

INFORMATION STATEMENT

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, Florida 33414

Common Stock

(par value $0.01 per share)

         We are sending this information statement to you in connection with the distribution by KLX Inc. (collectively with its predecessors and consolidated subsidiaries, other than, for all periods following the distribution, KLX Energy Services and its consolidated subsidiaries, "KLX") to its stockholders of the shares of common stock of KLX Energy Services Holdings, Inc. ("KLX Energy Services"), a wholly-owned subsidiary of KLX that holds KLX's energy services business currently operated within KLX's Energy Services Group ("ESG") segment, following which KLX Energy Services will be an independent, publicly-traded company. As part of the separation, KLX will distribute all of the outstanding shares of KLX Energy Services common stock on a pro rata basis to the holders of KLX common stock in a taxable transaction. See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution." We refer to this pro rata distribution as the "distribution" and we refer to the separation as the "spin-off."

         The spin-off is being conducted in connection with the proposed merger of KLX with a wholly-owned subsidiary ("Merger Sub") of The Boeing Company ("Boeing") that was previously announced on May 1, 2018 (the "merger"). Completion of the merger is not a condition to completion of the distribution, and the distribution is expected to occur prior to the effective time of the merger. Completion of the distribution is contingent upon a number of conditions described herein having been satisfied or waived (see "The Spin-Off—Conditions to the Spin-Off"). Completion of the distribution of KLX Energy Services common stock is one of a number of conditions that must be satisfied or waived prior to completion of the merger. Upon completion of the merger, Merger Sub will merge with and into KLX, with KLX continuing as the surviving company in the merger as a wholly-owned indirect subsidiary of Boeing.

         Every 1.0 share of KLX common stock outstanding as of the close of business, Eastern time, on September 3, 2018, the record date for the distribution, will entitle the holder thereof to receive 0.4 shares of KLX Energy Services common stock. The distribution of shares will be made in book-entry form. KLX will not distribute any fractional shares of KLX Energy Services common stock. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share in the spin-off. The distribution will be effective as of 11:59 p.m., Eastern time, on September 14, 2018. Immediately after the distribution becomes effective, we will be an independent, publicly-traded company.

         No vote or further action of KLX stockholders is required in connection with the spin-off. We are not asking you for a proxy in connection with the spin-off and you should not send us such a proxy nor should you send in any of your stock certificates at this time. KLX stockholders will not be required to pay any consideration for the shares of KLX Energy Services common stock they receive in the spin-off, and they will not be required to surrender or exchange shares of their KLX common stock or take any other action in connection with the spin-off. You will receive separate instructions for exchanging your shares of KLX common stock for cash in connection with the merger.

         KLX currently owns all of the outstanding shares of KLX Energy Services common stock. Accordingly, there is no current trading market for KLX Energy Services common stock. We expect, however, that a limited trading market for KLX Energy Services common stock, commonly known as a "when-issued" trading market, will develop beginning on or shortly before the record date for the distribution, and we expect "regular-way" trading of KLX Energy Services common stock will begin the first trading day after the distribution date. KLX Energy Services common stock has been approved for listing subject to official notice of issuance on the Nasdaq Global Select Market under the ticker symbol "KLXE."

         We are an "emerging growth company" as defined under the federal securities laws and, as such, we intend to elect to comply with certain reduced public company reporting requirements in our future filings. See "Summary—Implications of Being an Emerging Growth Company."

         In reviewing this information statement, you should carefully consider the matters described in "Risk Factors" beginning on page 29 of this information statement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is                        , 2018.

This information statement was first mailed to KLX stockholders on or about                        , 2018.

i

TRADEMARKS AND TRADE NAMES

        We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This information statement may also contain trademarks, service marks and trade names of third-parties, which are the property of their respective owners. Our use or display of third-parties' trademarks, service marks, trade names or products in this information statement is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this information statement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

SUMMARY

        This summary highlights information contained in this information statement and provides an overview of our company, our separation from KLX and the distribution of KLX Energy Services common stock by KLX to its stockholders. For a more complete understanding of our business and the spin-off, you should read this entire information statement carefully, particularly the discussion set forth under "Risk Factors," and our audited and unaudited historical financial statements, our unaudited pro forma condensed financial statements and the respective notes to those statements appearing elsewhere in this information statement. Except as otherwise indicated or unless the context otherwise requires, "KLX Energy Services," "we," "us" and "our" refer to KLX Energy Services Holdings, Inc. and its consolidated subsidiaries after giving effect to the separation and the distribution, and "KLX" refers to KLX Inc., its predecessors and its consolidated subsidiaries, other than, for all periods following the distribution, KLX Energy Services Holdings, Inc. and its consolidated subsidiaries.

Our Company

        We are a leading provider of completion, intervention and production services and products (our "product service lines" or "PSLs") to the major onshore oil and gas producing regions of the United States. We offer a range of differentiated, complementary technical services and related tools and equipment in challenging environments that provide "mission critical" solutions for our customers throughout the life cycle of the well.

        We serve many of the leading companies engaged in the exploration and development of North American onshore conventional and unconventional oil and natural gas reserves. Our customers include independent and major oil and gas companies and project management firms. We actively support these customer operations from 36 service facilities located in the key major shale basins. We manage our business in these basins on a geographic basis, including the Southwest Region (the Permian Basin and Eagle Ford Shale), the Rocky Mountains Region (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast Region (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville). Our revenues, operating profits and identifiable assets are primarily attributable to these three reportable geographic segments. However, while we manage our business based upon these regional groupings, our assets and our technical personnel are deployed on a dynamic basis across all of our service facilities to optimize utilization and profitability.

        We work with well operators to provide engineered solutions across the entire lifecycle of the well, by streamlining operations, reducing non-productive time and developing cost effective and often customized solutions and customized tools for our customers' most challenging service needs, which include technical, complex unconventional wells requiring extended reach horizontal laterals and greater completion intensity per well. We believe our growing reputation for delivering differential service outcomes has resulted in the number of our customer agreements growing by over 140%, from over 400 as of January 31, 2016 to over 1,000 as of January 31, 2018. These agreements enable us to work for many of the major and independent exploration and production ("E&P") companies in North America.

        We offer a variety of targeted services that are differentiated by the technical competence and experience of our field service engineers and their deployment of a broad portfolio of specialized tools and equipment. Our innovative and adaptive approach to proprietary tool design has been employed by our in-house research and development ("R&D") organization and, in selected instances, by our technology partners to develop tools covered by 10 patents and 21 U.S. and foreign pending patent applications as well as 21 additional proprietary tools. Our technology partners include manufacturing and engineering companies that produce tools, which we design and utilize in our service offerings.

        We utilize outside, dedicated manufacturers to produce our products, which, in many cases, our engineers have developed from the input and requests from our customers and customer-facing managers, thereby maintaining the integrity of our intellectual property while avoiding manufacturing startup and maintenance costs. We have found that doing so leverages our technical strengths as well as those of our technology partners. These services and related products, or PSLs, are modest in cost to the customer relative to its other well construction expenditures but have a high cost of failure and are, therefore, "mission critical" to our customers' outcomes. We believe our customers have come to depend on our decades of combined field experience to execute on some of the most challenging problems they face. We believe we are well positioned as a company for continued growth, as the oil and gas industry continues to drill and complete thousands of increasingly complex wells each year and as thousands of older legacy wells require remediation.

        KLX Energy Services was formed from the combination and integration of seven private oilfield service companies acquired over the 2013 through 2014 time period. Each of the acquired businesses was regional in nature and brought one or two specific service capabilities to KLX Energy Services. Once the acquisitions were completed, we undertook a comprehensive integration of these businesses, to align our services, our people and our assets across all the geographic regions where we maintain a presence. We established a matrix management organizational structure, where each regional manager has the resources to provide a complete suite of services, supported by technical experts in our primary service categories. We have endeavored to create a "next generation" oilfield services company in terms of management controls, processes and operating metrics and have driven these processes down through the operating management structure in every region, which we believe differentiates us from many of our competitors. This allows us to offer our customers in all of our geographic regions discrete, comprehensive and differentiated services that leverage both the technical expertise of our skilled engineers and our in-house R&D team.

Our Services and Products

        We offer high value-added services and related tools and equipment supporting the completion, intervention and production activities of our customers in each of our geographic reporting segments. The principal services we offer to support our customers throughout the lifecycle of the well include completions, well intervention and production services and products. The following charts set forth the

PSLs in graphical form expressed as a percentage of total revenues for the years ended January 31, 2018, 2017 and 2016 as well as for the three months ended April 30, 2018 and 2017:

        Completions:    Our completions activities are focused on services that help our customers drill, complete and stimulate extended reach horizontal laterals and more technical wellbores (the physical conduit from surface into the hydrocarbon reservoir). We are highly experienced in safely servicing deep, high-pressure, high-temperature wells in some of the most active onshore basins in the United States and provide premium perforating services for both wireline and tubing-conveyed applications. We believe we offer best-in-class service execution at the wellsite and innovative downhole technologies, positioning us to benefit from our ability to service the most technical, complex wells where the potential for increased operating leverage is high due to the large number of stages per well in addition to customer focus on execution rather than price. We provide plug-and-perf wireline operations, wireline logging services, frac stack services and equipment, high pressure blow out prevention ("BOP") equipment and downhole completions tools.

        Our completions activities include a wide range of services:

  •
  certified blow out preventers;

  •
  frac valve and flowback services;

  •
  wireline services;

  •
  well testing and nipple-up services;

  •
  downhole completion tools, including:

  •
  floatation collars;

  •
  toe sleeves;

  •
  liner hangers;

  •
  wet shoe subs;

    •
    composite plugs;

    •
    dissolvable plugs; and

  •
  downhole extended-reach technology.

        A portion of our completion services is delivered by our fleet of wireline trucks and associated tools. We currently operate 75 wireline trucks, approximately 60% of which are configured to run pump down or plug-and-perf operations. Our R&D organization also enables our operations to support our customers with cutting edge pump down operations that include greaseless wireline, addressable gun systems and addressable release tools, to provide our customers with the highest quality pump down services. We also maintain a full line of radial cement bond tools, compensated neutron porosity tools and casing evaluation tools to provide well evaluation services to our clients. We also utilize greaseless line and quiet truck wireline technology to meet the environmental concerns of our customers in markets that require this technology.

        While our company does not provide hydraulic fracturing ("frac") services, we do provide equipment and services to support our customers' hydraulic fracturing operations, including a number of proprietary tools that deliver both increased efficiency and safety. We offer a full line of valves and corresponding services to assist clients with their pressure control needs during fracturing operations. These valves are assembled in predetermined configurations based on customer preference and installed on the wellhead to control flow and pressure during fracturing operations. We currently have over 120 frac trees and 20 manifolds deployed and serving clients in all of our geographic regions. We own a large, young fleet of valves serving the North American onshore oil and gas market. We have enhanced our frac valve fleet line through the internal development of next generation technology, including our proprietary, patent pending frac relief valve ("FRV"). Introduced in 2016, the FRV was built and designed to replace older "pop-off" systems. When tied into a frac core (pumps), the FRV gives customers a safer and more reliable method for relieving surface pressure in the event of an unforeseen overpressure event. By doing this, we believe we minimize operational risk, as well as greatly reduce health, safety and environmental ("HSE") concerns that are associated with fracturing operations.

        Additional technologies that we currently deploy on behalf of our customers include our (i) patent pending floatation collar, which assists customers in getting completion (casing) to the bottom of extended reach wells when friction prevents getting casing to depth, (ii) proprietary IPA toe sleeve, which allows customers a consistent and reliable frac initiation sleeve at the toe of the completion, (iii) composite frac plug, a flow control device that is set in the wellbore at given intervals to divert fluid into the formation, and (iv) dissolvable plug.

        Wellbore Interventions:    Our intervention services consist of best-in-class technicians and equipment that are focused on providing customers engineered solutions to downhole complications. Intervention involves the application of specialized tools and procedures to retrieve lost equipment and remove other obstructions that either interfere with the completion of the well or are causing diminished production. The principal services we provide to remediate these complications include fishing, thru-tubing and pipe recovery. Given the unique geology and operating characteristics of each well, no two complications are the same, yet each complication our customers experience results in substantial disruption to their well operation and economics. As a result, resolution is "mission critical" to our customers and supports premium pricing for superior outcomes. Those outcomes rely principally on the skill and experience of the technicians dedicated to resolving the issues and the availability of exactly the right tools for every eventuality. We believe we have one of the leading teams of intervention specialists in the industry, supported by a comprehensive portfolio of intervention tools and equipment. Each of our geographic regions is fully staffed with top technicians and fully equipped with a comprehensive range and quantity of equipment given the wellbore profiles for the region.

        We support our intervention group with a portfolio of tools consisting of both patented and proprietary technologies. Recent innovations currently deployed in the field include our: (i) HAVOK Extended Reach Tool ("ERT"); (ii) DXD Venturi Tool; (iii) HAVOK PDC Bearing Section; (iv) Hydraulic By-Pass Tool; and (v) Drill Mate (Mechanical By-Pass Valve). These tools were designed to improve upon conventional technology used by our competitors:

  HAVOK ERT—The HAVOK ERT is the next generation of an extended reach tool known as a stroker tool, originally introduced by our in-house R&D team in 2016. An extended reach tool is a "secondary" downhole device that aids customers in getting the primary tools to bottom (depth) in a wellbore, which is increasingly required to support the completion and production of longer lateral wellbores resulting from today's horizontal drilling technologies. Our patented version of this ERT is designed to assist customers in reaching total depth with coiled tubing and stick pipe cleanout bottom hole assemblies ("BHA"). The tool creates a pressure pulse downhole through the use of an internal valve system that momentarily impedes the flow of fluid as it goes through the tool, creating oscillations. This valve system opens and closes within a desired operating range to optimize the pulse generation in the wellbore, which reduces friction, thus allowing customers to reach total depth during cleanout operations.

  DXD Venturi Tool—The patent pending DXD (Debris Extraction Device) is an internally developed downhole tool that assists customers in removing unwanted debris from the wellbore. Utilizing fluid dynamics, the tool consists of a jet section that accelerates fluid across a nozzle. This increase in fluid velocity creates a pressure drop inside the tool, which draws fluid through an inlet. As the fluid is drawn into the system through the inlet, it picks up unwanted debris in the fluid flow, which is then caught in a series of chambers installed below the tool. The chambers then carry the debris out of the hole when the system is brought back to surface.

  HAVOK PDC Bearing Section—The patented HAVOK PDC is one of the most robust bearing packs on the market. With a total of five parts, this bearing pack has greatly reduced the operating cost of our thru-tubing motors and provides us with a significant differentiator in the thru-tubing market. We began deploying the bearing pack in early 2017 and have experienced excellent results with the tool.

  Hydraulic By-Pass Tool—Recently patented and released to operations, the hydraulic by-pass tool allows us to run our conventional motor assemblies and achieve substantially higher circulation rates without reducing the expected life of our conventional power section. The additional fluid being pumped and by-passed optimizes the downhole hydraulics for the operation and assists with proper debris removal.

  Drill Mate (Mechanical By-Pass Valve)—The patented Drill Mate is a downhole tool that was developed to give customers a way to mechanically by-pass fluid during drill out or clean out operations. The tool is a two-piece system that opens and closes based upon the amount of weight being set on the mill or bit. During bottom milling with the tool, the tool is in the closed position, putting 100% of the flow through the motor BHA. As weight is removed from the mill or bit either by milling through the obstruction or picking up off bottom, the tool strokes open, thereby exposing by-pass ports that divert fluid through them. At this point, a customer can increase the amount of fluid being pumped through the BHA to assist in debris removal. This increase in fluid rate does not affect the life of the motor as the additional fluid is by-passed through the Drill Mate tool.

        Production Solutions:    We also provide services to enhance and maintain oil and gas production throughout the productive lives of our customers' wells. Our production services include maintenance-related intervention services as well as the provision of specifically required products and equipment. As with our completion and intervention service offerings, we have developed a portfolio of proprietary tools that we believe differentiates our production solutions service offering. The principal services and equipment we provide across the production lifecycle of the well include (i) production BOPs, (ii) the provision of mechanical wireline services, (iii) slick line services, (iv) hydro-testing, (v) premium tubulars and (vi) other specialized production tools.

        We believe our proprietary production tool portfolio creates a distinct competitive advantage for us in selling all of our production services. Key downhole production tools we have developed and that have been deployed with strong customer adoption include:

  Punch Ram Tool—The punch ram tool gives customers the ability to safely and repeatedly release trapped pressure inside production tubulars during pulling operations. The alternative is to "hot-tap" the tubing, which is a high-risk operation that most operators are not willing to employ.

  Frac Protect Rod Hang Off Tool—This tool is developed to give customers the ability to "hang off" a rod string rather than tripping it out of the hole and laying it down. The associated costs of tripping rods out of the hole coupled with the damage of laying them down and picking the string back up make this tool an excellent alternative option for customers. The hang off tool allows an operator to easily hang the rod string in the wellhead and still gives them the ability to tie into the tubing if need be to monitor pressure or pump fluid.

Our Competitive Strengths

        Strong Footprint in Key Energy Producing Geographies.    We provide a comprehensive range of technical services and related tools and equipment to North American E&P businesses that operate in geographies with strong drilling and production economics. We have an established business presence in the Permian Basin and Eagle Ford Shale, the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale and the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville. Our operations service Arkansas, Colorado, Louisiana, New Mexico, North Dakota, Ohio, Oklahoma, Montana, Pennsylvania, Texas, Utah, West Virginia and Wyoming. We believe we will best serve our customers, and therefore our stockholders, by maintaining a focus on domestic onshore oil and natural gas production areas that include both the highest concentrations of existing hydrocarbons and the largest prospective acreage for new drilling activity. We believe our well-developed geographic presence, together with our mission of being a best-in-class, leading provider of our specialized services and products, provides us with a competitive advantage. Further, we believe our thoughtful geographic presence and carefully selected range of services and products positions our business to generate superior returns on our deployed assets.

        In-House R&D Capability Supports Continuous Improvement by Aligning New Tools with Field Engineers Serving Technically Demanding Wells.    We invest in innovative technology and equipment designed for modern production techniques that increase efficiencies and production for our customers. North American unconventional onshore wells are increasingly characterized by extended lateral lengths, tighter spacing between hydraulic fracturing stages, increased cluster density and heightened proppant loads. Drilling and completion activities for wells in unconventional resource plays are extremely complex, and downhole challenges and operating costs increase as the complexity and lateral length of these wells increase. For these reasons, E&P companies with complex wells increasingly prefer service providers with the scale and resources to deliver best-in-class solutions that evolve in real time with the technology used for extraction. We believe we offer best-in-class service execution at the wellsite and innovative downhole technologies, positioning us to benefit from our ability to service the most technical, complex wells where the potential for increased operating leverage is high due to the large number of stages per well in addition to customer focus on execution rather than price. We have been awarded 10 U.S. patents, have 21 U.S. and foreign pending patent applications and utilize 21 additional proprietary tools, some of which have been developed in conjunction with our technology partners, which we believe differentiates us from our regional competition and also allows us to deliver more focused service and better outcomes in our specialized services than larger national competitors who do not discretely dedicate their resources to the services we provide.

        Broad Range of Certified Specialized Equipment with Long Lives.    We own a broad range of completion, intervention and production tools and equipment for a variety of onshore services, including well stimulation and completion, wireline for access to the wellbore, fishing intervention at the wellsite and pressure control. We routinely refurbish and recertify our equipment to maintain the quality of our service and to provide a safe working environment for our personnel and our customers. For this purpose, we maintain dedicated on-site remanufacturing shops, which extend the economic lives of our equipment.

        Executive Management Team: Proven Track Record of Building Industry-Leading Businesses.    The Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of our company have built multiple industry leading businesses from a combination of focused acquisitions, comprehensive integration and intensive management oversight. B/E Aerospace grew from a single acquisition in 1986 to become the leading aircraft cabin interiors equipment company in the world. This success was followed by the founding and growth of what was to become the KLX Aerospace Solutions Group, which was built from the initial acquisition of a niche aftermarket business in 2001 and subsequent acquisitions of nine additional companies over the next 16 years, thus growing into a leading independent company in its industry. This same focus on acquiring, disassembling and then re-building disparate businesses has been applied in the establishment and evolution of our company. Once our key PSLs and presence in the key U.S. onshore oil and gas production geographies were established through targeted acquisitions, our executive management instituted structural changes across our business, including the establishment of a matrix management system where our geographic regional managers are responsible for all aspects of their respective regional businesses, supported by PSL specialists. This enabled us to align all of our services and our technical resources across all of our geographic regions, ensuring our ability to provide a complete portfolio of services to our customers and the ability to drive asset utilization and best practices throughout our organization. We further optimize our operations through the implementation of common financial, IT, operational reporting and HSE management systems that allow our managers and executive leadership to utilize key performance indicators to manage the business on a dynamic basis.

        Experienced Operating Management Team Across Geographic Regions and PSLs.    Our management team has an average of more than 20 years of industry experience, having served as key managers in various energy service companies, including some of the largest energy service companies in the world. To more effectively support our regional managers, we have established a Houston-based group of industry experts responsible for maintaining a unified infrastructure to support our operations through standardized safety, environmental and maintenance processes and controls and financial and accounting policies and procedures.

        National Scale and Infrastructure Supports Extensive Local Market Presence.    We operate on a geographic basis with product line management and technical sales personnel supporting the managers of our three geographic reporting segments. These regional managers are responsible for the financial results of their regions, as well as operational execution, including cost control, policy compliance and training and other aspects of quality control. Each regional manager has extensive knowledge of their customer base, job requirements and working conditions in each of their local markets and are supported by a matrix management structure with our product line specialists to ensure that all services are offered to all our customers in each of our geographic regions on a "best practices" basis that leverages the full scope of our resources across the company. Our product-line managers are directly responsible for asset management, execution quality of the services provided, personnel technical training, technology, accident prevention and equipment maintenance, all of which are key drivers of our operating profitability. We have implemented comprehensive financial and asset tracking systems across our geographic regions and our product lines to track the key performance indicators that allow our regional managers to better manage their financial results. This management structure enables us to closely monitor operating performance, maintain financial, accounting and asset management controls, prepare timely financial reports and manage contractual risk.

        Standardized, Young Fleets of Specialized and Certified Equipment Create Competitive Advantages.    While the acquisition of the seven businesses that now comprise our company brought with them an extensive, young fleet of equipment, we have continued to invest in both maintenance of that equipment and targeted additional investment that we believe allows us to sustain a competitive advantage in our assets employed, particularly when compared to smaller, regional competitors. During the downturn in the oil and gas markets in 2015 and 2016, we purchased approximately $125 million of equipment at a significant discount to the aggregate replacement cost, while actively spending on maintenance of existing equipment. We also protected our assets, often choosing to turn down business rather than accept rates insufficient to support equipment wear and variable cost. As a result, we believe we now offer our customers some of the newest, best equipment available for the services we provide, with an average age of less than three years and a breadth of tool inventory available across our geographic regions.

        Returns-Focused Business Model with High Operational Leverage.    We are focused on generating attractive returns on capital for our stockholders through the superior margins achieved by our differentiated services and the prudent application of our cash flow to targeted growth opportunities, which is intended to deliver high returns and short payback periods. Our services require less expensive equipment, which is also less expensive to maintain, and fewer people than many other oilfield service activities. In addition to the superior margins our differentiated services generate, we believe the rising level of completion intensity in our core operating areas contributes to improved margins and returns. This provides us significant operational leverage, and we believe positions us well to continue to generate attractive returns on capital as industry activity increases and the market for oilfield services improves. As part of our returns-focused approach to capital spending, we are focused on maintaining a capital efficient program with respect to the development of new products. We support our existing asset base with targeted investments in R&D, which we believe allows us to maintain a technical advantage over our competitors providing similar services using standard equipment.

        A Strong Safety Culture Creates Competitive Advantages and Barriers to Entry.    Health, safety and environmental standards, compliance and performance are increasingly required by our customers in order to be eligible for new business. We have a documented safety management system and conduct standardized safety and orientation training for all new employees, monthly safety meetings and annual safety trainings, which are tailored to address any unique requirements of our various product and service offerings. Compliance with the safety requirements set forth by the major oil companies typically requires suppliers to maintain an effective, dedicated HSE function. Our Vice President—HSE has more than 20 years of industry experience and acts as our in-house expert on applicable HSE requirements, developing and maintaining company-wide policies and procedures and internally monitoring compliance with our client's and regulatory entity's requirements. We align our policies and procedures and adopt industry best practices through consultation with internal and external advisors. Our HSE compliance is also monitored by third party, independent, for-profit providers of online contractor management databases, including ISN, PEC, Avetta and Browz. These organizations collect health, safety, environmental, procurement, quality and regulatory information such as HSE policies and procedures, incident logs, incident rates and safety meeting and training information, which is communicated to our customers. Maintaining an adequate rating with our customers through these organizations is a key requirement to work for many of our customers. We believe some of the companies we compete against lack the required infrastructure and financial resources to provide an effective safety program, thereby providing us a competitive advantage.

Our Business Strategy

        Our business strategy is to expand our leadership position in providing technical services and related tools and equipment for the North American onshore energy sector. Key elements of our strategy include the following:

        Capitalize on the Large, Highly Fragmented and Rapidly Growing Energy Technical Services Market.    Shale oil and gas discoveries and new methods of extraction have unlocked vast untapped oil and gas reserves within the primary onshore producing basins of the United States, which have contributed to a drilling boom and created demand for products and services to support advanced drilling activities. This market segment is highly fragmented with hundreds of small companies providing technical and logistics services and related equipment to E&P companies. Through the acquisition, integration and investment in the seven businesses we acquired in 2013 and 2014, we have created an integrated service provider of national scale, providing highly differentiated services, supported by an active R&D effort integrated with our field personnel to provide real-time solutions to evolving customer requirements. Our competitors are often either single product-line local competitors with limited scale and resources or large companies for which the services we provide are not a core offering for them. We believe we will continue to grow market share and strengthen our brand recognition within our geographic regions of concentration by emphasizing our unique positioning as the "go-to" specialist for our services.

        Continue to Innovate and Enhance Our Technology-Driven Offerings.    We intend to continue to invest in and develop new technologies, techniques and equipment to provide our customers with the services and tools that most effectively complement the increasingly complex completion and production solutions employed by our customers. The growth of unconventional oil and gas resources drives the need for new technologies and equipment to increase recovery rates, lower production costs and accelerate field development. We operate in a competitive environment, where our customers demand technology-driven service and innovative tools suitable for the most modern production techniques. We believe we meet these consistently evolving requirements by maintaining constant communication with our customers in order to focus our in-house R&D efforts on innovations that address these identified needs.

        Increase Penetration of our Services and Product Line Offerings within Each of Our Geographic Regions.    We believe we have built strong relationships with our existing customers by offering a broad range of quality services and products in a safe, competent and consistent manner on a 24 hours a day, seven days a week availability basis. We believe opportunity exists to further penetrate and continue to gain market share in each of our geographic regions.

        Grow Our Product and Service Offerings Through Internal Development, Strategic Relationships and Accretive Acquisitions.    We anticipate that demand for our services in each of the onshore oil and gas producing basins in the United States will increase over the medium- and long-term. We plan to drive growth both organically and through accretive acquisitions. We believe that our organic growth strategies, which focus on continuing to provide customers with exceptional service and a comprehensive array of technology-based solutions, will enable us to grow our recurring revenue base by leveraging our existing infrastructure and customer network. Our organic growth initiatives target areas that we expect will provide the highest economic return while taking into consideration our strategic goals, such as growing or maintaining our key customer relationships. To complement our organic growth, we intend to continue to actively pursue targeted, accretive acquisitions of similar, highly differentiated high margin services that are complementary to our existing service offerings and technological expertise and that will enhance our portfolio of products and services, market positioning or geographic presence.

        Extend Market Leadership Through Operational Excellence.    We believe we have established KLX Energy Services as an industry leader in the niche sectors where we provide differentiated service offerings, through the combination of our highly skilled field engineers and technical teams, and the availability of an extensive asset portfolio that is both well maintained and the focus of constant innovation by our R&D team. Our customers are increasingly sophisticated consumers of the services we seek to provide. Our customers require top level technical competence from experienced, well-trained personnel supported by advanced tools and equipment, which are maintained at the highest level, as well as reliable health and safety practices that can be delivered on a just-in-time basis. We compete against a large number of smaller, regional businesses who may not have the R&D support to develop proprietary tools to meet evolving customer needs and the capital investment capacity to offer the range of up-to-date equipment that we do across multiple geographies, nor the database and operating practices to meet the current HSE requirements. We compete based upon being a best-in-class leading provider of specialized services delivered on a consistent basis for both local customers and larger, multi-region oil and gas companies.

        Maintain a Strong Balance Sheet to Preserve Operational and Strategic Flexibility.    We expect our balance sheet as of the distribution date to include $50 million of cash and no borrowings or other funded debt obligations. We intend to opportunistically augment this liquidity with additional equity funding as appropriate, to support our resources to grow our business both organically and through discrete acquisitions, which we expect will complement and enhance our existing services. We believe internally generated free cash flow, augmented by access to the capital markets, will be sufficient to fund our operating growth for at least the 12 to 36 months following the distribution date. In addition, we have entered into a $100 million asset-based revolving credit facility (the "ABL Facility"), which we expect to remain undrawn for at least the next 12 months. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

Industry Overview

        The oil and gas industry has historically been both cyclical and seasonal. Activity levels are driven primarily by drilling rig counts, technological advances, well completions and workover activity, the geological characteristics of the producing wells and their effect on the services required to commence and maintain production levels and our customers' capital and operating budgets. All of these indicators are driven by commodity prices, which are affected by both domestic and global supply and demand factors. In particular, while U.S. natural gas prices are correlated with global oil price movements, they are also affected by local weather, transportation and consumption patterns.

        While global supply and demand factors will continue to result in commodity price volatility, we believe the secular outlook for the on-shore North American oil and gas industry remains positive due to the following trends and factors:

        Growth in Onshore Unconventional Resources.    The development of new recovery technologies is leading to a shift toward the drilling and development of onshore unconventional oil and natural gas resources, which requires more wells to be drilled and active maintenance to sustain production and maximize recoveries. We believe the increased production requirements of these unconventional resources will continue to support increasing service activity as the industry rebalances its allocation of assets to meet future growth.

        Numerous Technology Breakthroughs.    Technologically driven breakthroughs, including (i) continued drilling activity supported by unconventional resources, (ii) the expanding use of horizontal drilling techniques and (iii) longer lateral lengths and the increasing number of stages per well, have created growing demand for top-level services and products to support these advanced drilling activities, many of which take place in remote areas with harsh environments.

        Increasing Complexity of Technology.    The increasing complexity of technology used in the oil and natural gas exploration and development process requires additional technicians on location during drilling. In particular, the increasing trend of pursuing horizontal and directional wells as opposed to vertical wells requires additional expertise on location and, typically, longer drilling times.

        Large U.S. Oil and Gas Reserves.    The United States is committed to a long-term goal of energy independence. Currently identified recoverable reserves of 276 billion barrels of shale oil and 2,355 trillion cubic feet of shale gas are contained within the United States, according to the EIA's Annual Energy Outlook 2017 Assumptions report.

        Growing Demand for Natural Gas in the United States.    We believe that natural gas will be in increasingly high demand in the United States over time because of its growing popularity as a cleaner burning fuel. The ongoing shift to the use of natural gas from coal-fired power plants and increased access to residential customers from new pipeline projects are expected to support increased demand for natural gas. In addition, the recent commencement of liquefied natural gas shipments from the United States to foreign markets is also expected to increase demand for natural gas production.

        Continued Outsourcing of Ancillary Services.    Almost all E&P companies outsource the services required by them to drill wells and maintain production. Drilling and completion activities require numerous services and products from time to time on an "as needed" basis. Although some of the services we provide have historically been handled in-house by drilling contractors, in many instances drilling contractors will elect to outsource these services because these services are ancillary to the primary activity of drilling and completing wells and represent only a minor portion of the total well drilling cost. Drilling contractors that outsource these services look for suppliers who have the expertise to provide increasingly more complex, high-quality and reliable services on a 24/7 basis.

        Impact of Recent Industry Downturn.    During the 2014 to mid-2016 industry downturn, the prices of oil and natural gas declined steeply, resulting in a dramatic reduction in drilling and completion activity by oil and gas producers in all regions of North America. Throughout all of 2015 and most of 2016, the oilfield services industry experienced a deep retrenchment where both capacity of services across the industry was cut and the pricing of services became deeply depressed. During this period, poorly capitalized businesses and many smaller competitors were unable to survive and went out of business. The industry began to see a stabilization in demand in late 2016, and with oil prices rising through the $40 per barrel range into the $60 per barrel range in 2017 and 2018, oil and gas producers renewed their commitment to their capital budgets, which resulted in a higher level of demand, improved pricing and a more stable operating environment for oilfield services businesses.

The Spin-Off

        On August 24, 2018, the board of directors of KLX approved the spin-off of KLX Energy Services from KLX. In connection with the spin-off, KLX Energy Services will become an independent, publicly-traded company. On July 13, 2018, we entered into a number of agreements with KLX, including the Distribution Agreement, the Employee Matters Agreement, the Transition Services Agreement and the IP Matters Agreement. These agreements will govern the relationship between us and KLX after completion of the spin-off and provide for, among other things, the distribution of KLX's energy services business (including, without limitation, all real and personal property, inventory, accounts receivable, intangible property, employees, intellectual property and related assets used in the business, along with the liabilities associated therewith) to its stockholders, releases of claims and indemnification by us and KLX in connection with our respective businesses, assignment of KLX Energy Services employees to us, treatment of outstanding KLX equity awards, certain transition services to be provided to us by KLX for a term beginning on the distribution date and ending not later than six months following the closing of the merger and the transfer of certain KLX trademarks from KLX to us. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off." In addition, prior to the completion of the spin-off, KLX will contribute $50 million to KLX Energy Services. KLX Energy Services will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. We have also entered into a $100 million ABL Facility, which will become available for borrowing upon the completion of the spin-off, for working capital and other general corporate purposes, none of which is expected to be outstanding on the distribution date. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

        The spin-off is being conducted in connection with the proposed merger of KLX with a wholly-owned subsidiary of Boeing that was previously announced on May 1, 2018. Completion of the merger is not a condition to completion of the distribution, and the distribution is expected to occur prior to the effective time of the merger. Completion of the distribution is contingent upon a number of conditions described herein having been satisfied or waived (see "The Spin-Off—Conditions to the Spin-Off"). Completion of the distribution of KLX Energy Services common stock is one of a number of conditions that must be satisfied or waived prior to completion of the merger. If the merger agreement is terminated prior to the consummation of the distribution, KLX will have the right not to complete the distribution if, at any time following such termination and prior to the distribution, the board of directors of KLX determines, in its sole discretion, that the spin-off is no longer in the best interests of KLX or its stockholders or that it is not advisable for KLX Energy Services to separate from KLX.

        Pursuant to the Distribution Agreement, we will indemnify KLX to the extent that KLX determines that it has recognized any gain on the distribution, as calculated in the manner described in the Distribution Agreement. We will pay any such indemnity to KLX either, at our option, in cash, by issuing shares of our common stock to KLX or with a combination of cash and shares of our common stock.

Risk Factors

        You should carefully read the section of this information statement entitled "Risk Factors" for an explanation of the risks and uncertainties we face. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

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  We serve customers who are involved in drilling for and production of oil and natural gas. Demand for services in the oil and natural gas industry is cyclical and experienced a significant downturn commencing in late 2014 that continued through 2015 and 2016, which significantly affected the performance of our business. Additional adverse developments affecting this industry could have a material adverse effect on our business, financial condition and results of operations.

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  Our business involves many hazards and operational risks.

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  Our inability to develop, obtain or implement new technology may cause us to become less competitive.

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  We and our customers are subject to federal, state and local laws and regulations regarding issues of health, safety, climate change and the protection of the environment, under which we or our customers may become liable for penalties, damages or costs of remediation or other corrective measures. Changes in such laws or regulations could increase our or our customers' costs of doing business and adversely impact our business, financial condition and results of operations.

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  We may be unable to retain personnel who are key to our operations.

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  We may be unable to implement price increases or maintain existing prices on our services.

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  If we lose significant customers, significant customers materially reduce their purchase orders or significant programs on which we rely are delayed, scaled back or eliminated, our business, financial condition and results of operations may be adversely affected.

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  The ABL Facility has, and any indebtedness that we incur in the future may have, significant financial and operating restrictions that may have an adverse effect on our business, financial condition and results of operations.

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  Our success may be affected by our ability to use and protect our proprietary technology as well as our ability to enter into license agreements.

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  We may be subject to claims for personal injury and property damage or other litigation, which could materially adversely affect our business, financial condition and results of operations.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company." We intend to operate under the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, until we are no longer an emerging growth company, including, but not limited to, reporting fewer years of selected historical financial data than that reported by other public companies and reduced disclosure obligations regarding executive compensation in our periodic reports. See "Risk Factors—Risks Relating to Our Common Stock—Utilizing the reduced disclosure requirements applicable to 'emerging growth companies' may make our common stock less attractive to investors."

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for adopting new or revised financial accounting standards. We intend to operate under the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        We will cease to be an emerging growth company upon the earliest of:

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  the last day of the fiscal year in which we have $1.07 billion or more in annual revenues;

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  the end of the fiscal year following the fifth anniversary of the spin-off;

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  the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

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  the date on which we are deemed to be a "large accelerated filer" (which is the last day of the fiscal year during which the total market value of our common equity securities held by non-affiliates is $700 million or more, calculated as of the end of the second quarter (July 31) of such fiscal year).

Other Information

        KLX Energy Services Holdings, Inc. was incorporated in Delaware on June 28, 2018 and will serve as the holding company for our operating subsidiaries. KLX Energy Services LLC, our principal operating subsidiary, started operations in 2013. Our headquarters are located at 1300 Corporate Center Way, Wellington, Florida 33414. Our telephone number is (561) 383-5100. Our website address is www.klxenergy.com. Information contained on, or connected to, our website or KLX's website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

Questions and Answers about the Spin-Off

        The following provides a summary of certain of the terms of the spin-off. For a more detailed description of the matters described below, see "The Spin-Off."

Q: What is the spin-off?

        A: The spin-off is the method by which KLX Energy Services Holdings, Inc. will separate from KLX Inc. To complete the spin-off, KLX will distribute to its stockholders all of the shares of KLX Energy Services common stock. We refer to this as the "distribution." Following the spin-off, KLX Energy Services will be a separate company from KLX, and KLX will not retain any ownership interest in KLX Energy Services, subject to the Tax Liability Adjustment (as defined herein). The spin-off is expected to occur prior to the effective time of the merger. If the merger is consummated as expected, each share of KLX common stock will be converted into the right to receive $63.00 in cash per share, without interest. The number of shares of KLX common stock you own will not change as a result of the spin-off.

Q: What is KLX Energy Services?

        A: KLX Energy Services is a wholly-owned direct subsidiary of KLX whose shares will be distributed to KLX stockholders if we complete the spin-off. After we complete the spin-off, KLX Energy Services will be a public company and will continue providing completion, intervention and production services and products to the major onshore oil and gas producing regions of the United States.

Q: What will I receive in the spin-off?

        A: As a holder of KLX common stock, in connection with the spin-off, you will retain your shares of KLX common stock and will receive 0.4 shares of KLX Energy Services common stock for every 1.0 share of KLX common stock you own as of the record date. Your proportionate interest in KLX will not change as a result of the spin-off. However, if the merger is consummated as expected, each share of KLX common stock will be converted into the right to receive $63.00 in cash per share, without interest. For a more detailed description, see "The Spin-Off."

Q: When is the record date for the distribution?

        A: The record date for the distribution will be the close of business, Eastern time, on September 3, 2018.

Q: When will the distribution occur?

        A: The distribution date of the spin-off is September 14, 2018. KLX Energy Services expects that the distribution agent, acting on behalf of KLX, will require up to one week after the distribution date to fully distribute the shares of KLX Energy Services common stock to KLX stockholders. The ability to trade KLX Energy Services shares will not be affected during that time.

Q: Why has KLX decided to spin-off KLX Energy Services?

        A: On December 22, 2017, KLX announced that its board of directors had initiated a formal process to explore strategic alternatives for KLX focused on maximizing stockholder value. After completing a comprehensive review of potential alternatives, the board of directors of KLX determined that the merger transaction with Boeing was advisable, fair to and in the best interests of KLX stockholders, that the board of directors of KLX would recommend that KLX stockholders approve the merger agreement and that the separation of KLX Energy Services from KLX and operating KLX

Energy Services as an independent, publicly-traded company presented the best available alternative for maximizing stockholder value with respect to KLX's energy services business.

Q: What are the risks associated with the spin-off?

        A: There are a number of risks associated with the spin-off and ownership of KLX Energy Services common stock. We discuss these risks under "Risk Factors."

Q: Can KLX decide to cancel the spin-off even if all the conditions to the spin-off have been satisfied?

        A: No. Unless the merger agreement has been terminated in accordance with its terms, KLX must effect the distribution of KLX Energy Services common stock if the conditions to the distribution have been satisfied or waived. The distribution of KLX Energy Services common stock as described in this information statement is subject to the satisfaction or waiver by KLX and KLX Energy Services of certain conditions. The spin-off cannot be completed until the applicable conditions are satisfied or waived, and completion of the spin-off is one of the conditions to completion of the merger. We cannot be certain when or if the conditions for the spin-off will be satisfied or waived. See "The Spin-Off—Conditions to the Spin-Off."

Q: What is being distributed in the spin-off?

        A: Approximately 20.3 million shares of KLX Energy Services common stock will be distributed in the spin-off, based on the number of shares of KLX common stock expected to be outstanding as of the record date. The actual number of shares of KLX Energy Services common stock to be distributed will be calculated on September 3, 2018, the record date. The shares of KLX Energy Services common stock to be distributed by KLX will constitute all of the issued and outstanding shares of KLX Energy Services common stock immediately prior to the distribution. Additional shares of KLX Energy Services common stock may be issued to KLX in certain situations. See "The Spin-Off." For more information on the shares being distributed in the spin-off, see "Description of Capital Stock—Common Stock."

Q: What do I have to do to participate in the spin-off?

        A: You do not need to take any action, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required or sought. You are not being asked for a proxy. No action is required on your part to receive your shares of KLX Energy Services common stock. You will not be required to pay anything for the new shares or to surrender any shares of KLX common stock in order to participate in the spin-off.

Q: How will fractional shares be treated in the spin-off?

        A: Fractional shares of KLX Energy Services common stock will not be distributed. Fractional shares of KLX Energy Services common stock to which KLX stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent at prevailing market prices. The distribution agent, in its sole discretion, will determine when, how and through which broker-dealers, provided that such broker-dealers are not affiliates of KLX or KLX Energy Services, and at what prices to sell these shares. The aggregate net cash proceeds of the sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of KLX Energy Services common stock. See "The Spin-Off—Treatment of Fractional Shares" for a more detailed explanation.

Q: How will the spin-off affect equity awards held by KLX employees?

        A: At the time of the spin-off, then outstanding unvested KLX equity-based awards granted prior to the date of the spin-off will be equitably adjusted to reflect the dilutive impact of the spin-off, but will otherwise not participate in the spin-off. Following the spin-off, all unvested KLX equity-based awards held by KLX employees and KLX Energy Services employees will continue to vest in accordance with their terms based on their respective holders' continued service with KLX or KLX Energy Services, as applicable. We will adopt the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan ("LTIP"), effective as of a date shortly before the spin-off, to promote the long-term success of KLX Energy Services by providing eligible individuals with opportunities to obtain a proprietary interest in KLX Energy Services through the grant of equity-based awards. For more information on the treatment of equity awards, see "The Spin-Off—Treatment of Equity Awards." For a description of the KLX Energy Services LTIP, see "Executive Compensation—Description of the Long-Term Incentive Plan."

Q: What are the U.S. federal income tax consequences of the distribution to KLX stockholders?

        A: For U.S. federal income tax purposes, the receipt of KLX Energy Services common stock in the spin-off should be treated as a distribution of property in an amount equal to the fair market value of the KLX Energy Services common stock received. In determining the fair market value of the KLX Energy Services common stock received, one reasonable approach would be to use the average of the high and low trading prices on the day of receipt. The distribution of KLX Energy Services common stock should be treated as ordinary dividend income to the extent considered paid out of KLX's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder's basis in its KLX common stock and thereafter as capital gain. The amount of those earnings and profits is not determinable at this time, because it will depend on KLX's income for the entire tax year in which the distribution occurs, with such taxable year ending on the earlier of the date of the merger or on January 31. However, based on current projections, we expect that most, and possibly all, of the distribution of KLX Energy Services common stock will be treated as a return of capital rather than a dividend. For a more detailed discussion, see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution" and "Risk Factors—Risks Relating to the Spin-Off and the Merger—The distribution of our common stock will not qualify for tax-free treatment."

Q: Will the KLX Energy Services common stock be listed on a stock exchange?

        A: Yes. Although there is no current public market for KLX Energy Services common stock, KLX Energy Services common stock has been approved for listing subject to official notice of issuance on Nasdaq under the symbol "KLXE." We anticipate that trading of KLX Energy Services common stock will commence on a "when-issued" basis beginning on or shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. When-issued trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, any when-issued trading of KLX Energy Services common stock will end and "regular-way" trading will begin. "Regular-way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the second full trading day following the date of the transaction. See "The Spin-Off—Trading Market for Our Common Stock" for more information.

Q: Will my shares of KLX common stock continue to trade?

        A: Yes. KLX common stock will continue to be listed and trade on Nasdaq under the symbol "KLXI" until the merger with Boeing is completed. Following the completion of the merger, KLX common stock will be delisted from Nasdaq. Each share of KLX common stock will be converted into the right to receive $63.00 per share, without interest.

Q: If I sell, on or before the distribution date, shares of KLX common stock that I held on the record date, am I still entitled to receive shares of KLX Energy Services common stock distributable with respect to the shares of KLX common stock I sold?

        A: Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, KLX common stock will begin to trade in two markets on Nasdaq: a "regular-way" market and an "ex-distribution" market. If you are a holder of record of shares of KLX common stock as of the record date for the distribution and choose to sell those shares in the regular-way market after the record date for the distribution and before the distribution date, you also will be selling the right to receive shares of KLX Energy Services common stock in connection with the spin-off. However, if you are a holder of record of shares of KLX common stock as of the record date for the distribution and choose to sell those shares in the ex-distribution market after the record date for the distribution and before the distribution date, you will not be selling the right to receive shares of KLX Energy Services common stock in connection with the spin-off, and you will still receive shares of KLX Energy Services common stock.

Q: Will the spin-off affect the trading price of my KLX stock?

        A: Yes, we expect the trading price of shares of KLX common stock immediately following the distribution will be lower than immediately prior to the distribution because it will no longer reflect the value of KLX's Energy Services Group. However, we cannot provide you with any assurance as to the price at which shares of KLX common stock will trade following the spin-off.

Q: What are the financing plans for KLX Energy Services?

        A: We expect that, in connection with the spin-off, KLX will contribute $50 million to us. We will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. In addition, we have entered into a $100 million ABL Facility, which will become available for borrowing upon the completion of the spin-off, for working capital and other general corporate purposes, none of which is expected to be outstanding on the distribution date, and we will have no funded debt. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

Q: What will be the relationship between KLX and KLX Energy Services after the spin-off?

        A: Following the spin-off, KLX Energy Services will be an independent, publicly-traded company, and KLX will have no continuing stock ownership interest in KLX Energy Services, subject to the Tax Liability Adjustment. Following the spin-off, but before the merger is closed, the Chairman and Chief Executive Officer and the President and Chief Operating Officer of KLX will also hold positions at KLX Energy Services, and the directors of KLX Energy Services will be the same as the directors of KLX. In addition, in connection with the spin-off, KLX Energy Services entered into the Distribution Agreement and several other agreements with KLX for the purpose of, among other things, the distribution of KLX's energy services business (and the assets and liabilities associated therewith) to its stockholders, releases of claims and indemnification by us and KLX in connection with our respective businesses, assignment of KLX Energy Services employees to us, treatment of outstanding KLX equity awards, certain transition services to be provided to us by KLX for a term beginning on the distribution date and ending not later than six months following the closing of the merger and the transfer of certain KLX trademarks from KLX to us. These agreements will also govern KLX Energy Services'

relationship with KLX following the spin-off. We describe these agreements in more detail under "Certain Relationships and Related Party Transactions."

Q: What will KLX Energy Services' dividend policy be after the spin-off?

        A: KLX Energy Services does not currently intend to pay dividends. KLX Energy Services' dividend policy will be established by the board of directors of KLX Energy Services (the "Board") based on KLX Energy Services' financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the Board considers relevant. In addition, the terms of the agreement governing our ABL Facility limit, and debt that we may incur in the future may limit or prohibit, the payments of dividends. For more information, see "Dividend Policy."

Q: Will I have appraisal rights in connection with the spin-off?

        A: As a holder of KLX common stock, you will not have any appraisal rights in connection with the spin-off.

Q: Who will be the transfer agent for KLX Energy Services common stock after the spin-off?

        A: After the distribution, we expect that the transfer agent for KLX Energy Services common stock will be Computershare.

Q: Who is the distribution agent for the spin-off?

        A: We expect that the distribution agent in connection with the spin-off will be Computershare.

Q: Where can I get more information?

        A: If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:

    Computershare Investor Services
    P.O. Box 505000
    Louisville, Kentucky 40233-5000
    Phone: 1 (800) 733-5001

        Before the spin-off, if you have any questions relating to the spin-off, you should contact KLX at:

    KLX Inc.
    1300 Corporate Center Way
    Wellington, Florida 33414
    Attention: Investor Relations
    Phone: (561) 383-5100
    www.klx.com

        After the spin-off, if you have any questions relating to KLX Energy Services, you should contact KLX Energy Services at:

    KLX Energy Services Holdings, Inc.
    1300 Corporate Center Way
    Wellington, Florida 33414
    Attention: Investor Relations
    Phone: (561) 383-5100
    www.klxenergy.com

Summary of the Spin-Off

Distributing Company	KLX Inc., a Delaware corporation. After the distribution, KLX will not own any shares of KLX Energy Services common stock, subject to the Tax Liability Adjustment.
Distributed Company

KLX Energy Services Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned direct subsidiary of KLX. After the spin-off, KLX Energy Services will be an independent, publicly-traded company.

Distributed Securities	All of the shares of KLX Energy Services common stock owned by KLX, which will be 100% of KLX Energy Services common stock issued and outstanding immediately prior to the distribution.
Record Date	The record date for the distribution is the close of business, Eastern time, on September 3, 2018.
Distribution Date	The distribution date is September 14, 2018.
Distribution Ratio

Each holder of KLX common stock will receive 0.4 shares of KLX Energy Services common stock for every 1.0 share of KLX common stock held on the record date. The distribution will be made to all KLX stockholders of record on a pro rata basis.

The Distribution

On the distribution date, KLX will release the shares of KLX Energy Services common stock to the distribution agent to distribute to KLX stockholders. The shares will be distributed in book-entry form, which means that no physical share certificates will be issued. We expect that it will take the distribution agent up to one week to electronically issue shares of KLX Energy Services common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Any delay in the electronic issuance of KLX Energy Services shares by the distribution agent will not affect trading in KLX Energy Services common stock. Following the spin-off, stockholders who hold their shares in book-entry form may request that their shares be transferred to a brokerage or other account at any time. You will not be required to make any payment, surrender or exchange your shares of KLX common stock or take any other action to receive your shares of KLX Energy Services common stock.

Fractional Shares

The distribution agent will not distribute any fractional shares of KLX Energy Services common stock to KLX stockholders, but will instead aggregate all fractional shares of KLX Energy Services common stock to which KLX stockholders of record would otherwise be entitled and sell them in the public market. The distribution agent will then aggregate the net cash proceeds of the sales and distribute those proceeds ratably to those stockholders who would otherwise have received fractional shares. Stockholders' receipt of cash in lieu of fractional shares from these sales generally will result in a taxable gain or loss to those stockholders for U.S. federal income tax purposes, as described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution."

Conditions to the Spin-Off	Completion of the spin-off is subject to the satisfaction or waiver by KLX of the following conditions:

•

the board of directors of KLX, in its sole and absolute discretion, shall have authorized and approved the spin-off and not withdrawn such authorization and approval, shall be satisfied that the distribution will be made out of surplus in accordance with Section 170 of the General Corporation Law of the State of Delaware (the "DGCL") and shall have declared the dividend of KLX Energy Services common stock to the holders of issued and outstanding shares of KLX common stock as of the record date;

•

the Form 10 shall have been declared effective by the Securities and Exchange Commission (the "SEC") and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the issuance and trading of shares of KLX Energy Services common stock shall have been obtained and be in effect, such shares of KLX Energy Services common stock shall have been approved for listing on Nasdaq and the period of time specified by applicable law for the mailing of an information statement shall have expired (assuming the information statement is mailed immediately after the KLX Energy Services registration statement is declared effective by the SEC, whether or not the information statement has in fact been mailed);

• any approvals of non-U.S. governmental authorities required in connection with the spin-off or the distribution shall have been obtained;

•

no governmental authority having jurisdiction over KLX or KLX Energy Services shall have issued or entered any order after the date of the Distribution Agreement, and no applicable law shall have been enacted or promulgated after the date of the Distribution Agreement, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the distribution or the other transactions contemplated hereby; and

• the merger agreement shall not have been terminated pursuant to its terms.

We are not aware of any material, federal or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than the Required Notifications (as defined in the merger agreement) and compliance with SEC rules and regulations, approval for listing on Nasdaq and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the distribution. Unless the merger agreement has been terminated in accordance with its terms, KLX does not have the right to unilaterally decide to cancel the distribution of the KLX Energy Services common stock. However, if the merger agreement is terminated, under certain specified circumstances, KLX may be required to pay Boeing a termination fee of up to $175 million. The spin-off and the merger cannot be completed until the applicable conditions to each are satisfied or waived. For more information, see "The Spin-Off—Conditions to the Spin-Off."

Trading Market and Symbol

KLX Energy Services common stock has been approved for listing subject to official notice of issuance on Nasdaq under the ticker symbol "KLXE." We anticipate that, beginning on or shortly before the record date, trading of shares of KLX Energy Services common stock will begin on a "when-issued" basis and will continue up to and including the distribution date, and we expect "regular-way" trading of KLX Energy Services common stock will begin the first trading day after the distribution date. We also anticipate that, beginning on or shortly before the record date, there will be two markets in KLX common stock: a regular-way market on which shares of KLX common stock will trade with an entitlement to shares of KLX Energy Services common stock to be distributed in the distribution, and an "ex-distribution" market on which shares of KLX common stock will trade without an entitlement to shares of KLX Energy Services common stock. For more information, see "The Spin-Off—Trading Market for Our Common Stock."

Material U.S. Federal Income Tax Consequences

The receipt of KLX Energy Services common stock in the spin-off should be treated for U.S. federal income tax purposes as a distribution equal to the fair market value of the KLX Energy Services common stock received. In determining the fair market value of the KLX Energy Services common stock received, we believe that one reasonable approach would be to use the average of the high and low trading prices on the day of receipt. The distribution of KLX Energy Services common stock should be treated as taxable ordinary dividend income to the extent considered paid out of KLX's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of both current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder's basis in its KLX common stock and thereafter as capital gain. The amount of those earnings and profits is not determinable at this time, because it will depend on KLX's income for the entire tax year in which the distribution occurs, with such taxable year ending on the earlier of the date of the merger or on January 31. However, based on current projections, we expect that most, and possibly all, of the distribution of KLX Energy Services common stock will be treated as a return of capital, which reduces basis, rather than a dividend. For more information regarding the potential U.S. federal income tax consequences to you of the distribution, see the sections entitled "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution" and "Risk Factors—Risks Relating to the Spin-Off and the Merger—The distribution of our common stock will not qualify for tax-free treatment."

To the extent, if any, that KLX Energy Services' market value at the time of the distribution is greater than KLX's tax basis in KLX Energy Services, KLX Energy Services will indemnify KLX for tax on gain taken into account as a result of the distribution of KLX Energy Services common stock, determined as if no net operating losses or other tax attributes were available to shelter that gain and computed at an assumed tax rate of 24% (the "Tax Liability Adjustment"). KLX Energy Services may settle any such indemnity obligation at its option either in cash or by issuing additional shares of KLX Energy Services common stock to KLX (then expected to be owned by Boeing) at a value equal to the amount of such tax liability. If KLX recognizes gain on the distribution, so that KLX Energy Services has an indemnity obligation, KLX and KLX Energy Services expect to make an election for U.S. federal income tax purposes that would enable KLX Energy Services to increase the basis of its assets to KLX Energy Services' market value at the time of the distribution, thereby increasing the amount of amortization or depreciation deductions allowable to KLX Energy Services after the distribution of KLX Energy Services common stock. To the extent, however, that KLX Energy Services' market value at the time of the distribution is less than KLX's tax basis in KLX Energy Services, KLX will not recognize any loss, but KLX and KLX Energy Services expect to make an election that should prevent a reduction to fair market value of KLX Energy Services' tax basis in its assets in order to preserve KLX Energy Services' ability to claim the amortization or depreciation deductions that would have been available if the separation had not occurred. For a more detailed discussion, see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution" and "Risk Factors—Risks Relating to the Spin-Off and the Merger—The distribution of our common stock will not qualify for tax-free treatment."

Relationship with KLX after the Spin-Off

We entered into a Distribution Agreement and other agreements with KLX related to the spin-off. These agreements will govern our relationship with KLX after completion of the spin-off and provide for the distribution of KLX's energy services business (and the assets and liabilities associated therewith) to its stockholders and the releases of claims and indemnification by us and KLX in connection with our respective businesses. In addition, we entered into a Transition Services Agreement with KLX under which KLX will provide us with certain services on an interim basis following the distribution. We also entered into an Employee Matters Agreement that sets forth our agreements with KLX concerning certain employee compensation and benefit matters and an IP Matters Agreement that sets forth our agreements with KLX concerning certain intellectual property matters. We describe these arrangements in greater detail under "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off" and describe some of the risks of these arrangements under "Risk Factors—Risks Relating to the Spin-Off and the Merger." Following the spin-off, but before the merger is closed, the Chairman and Chief Executive Officer and the President and Chief Operating Officer of KLX will also hold positions at KLX Energy Services, and the directors of KLX Energy Services will be the same as the directors of KLX.

Dividend Policy

KLX Energy Services does not currently intend to pay dividends. Our Board will establish our dividend policy based on our financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the Board considers relevant. In addition, the terms of the agreement governing our ABL Facility limit, and any debt that we may incur in the future may limit or prohibit, the payments of dividends. For more information, see "Dividend Policy."

Financing

We have entered into a $100 million ABL Facility, which will become available for borrowing upon the completion of the spin-off, for working capital and other general corporate purposes, none of which is expected to be outstanding on the distribution date. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

The Pre-Spin-Off Contribution

Prior to the completion of the spin-off, KLX will contribute $50 million to KLX Energy Services. KLX Energy Services will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date.

Distribution Agent	Computershare.
Risk Factors

We face both general and specific risks and uncertainties relating to our business, our relationship with KLX, our common stock and our being an independent, publicly-traded company. We also are subject to risks relating to this spin-off. You should carefully read the factors set forth in the section entitled "Risk Factors" in this information statement.

Summary Financial Information

        The following table presents summary financial data for the periods indicated below. We derived the summary historical statements of earnings data for the three months ended April 30, 2018 and 2017 and the balance sheet data as of April 30, 2018 from our unaudited condensed financial statements included elsewhere in this information statement. We derived the summary historical balance sheet data as of April 30, 2017 from our unaudited condensed balance sheet that is not included in this information statement. We derived the summary historical financial data as of January 31, 2018 and 2017, and for each of the fiscal years in the three-year period ended January 31, 2018, from our audited financial statements included elsewhere in this information statement. We derived the summary historical financial data as of January 31, 2016 from KLX's accounting records. In our management's opinion, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. The summary historical financial data as of and for the three months ended April 30, 2018 and 2017 are not necessarily indicative of the results that may be obtained for a full year.

        The historical statements of earnings (loss) reflect allocations of general corporate expenses from KLX, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management and other shared services. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenues generated, costs incurred, headcount or other measures. Our management and the management of KLX consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, KLX Energy Services. The allocations may not, however, reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The financial statements included in this information statement may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

        In presenting the financial data in conformity with accounting principles generally accepted in the United States ("GAAP"), we are required to make estimates and assumptions that affect the amounts reported. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" included elsewhere in this information statement for detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

	Year Ended January 31,			Three Months Ended April 30,
	2018	2017	2016	2018	2017
	(in millions)			(in millions)
				(unaudited)
Statements of Earnings Data
Revenues	$320.5	$152.2	$251.2	$110.3	$63.5
Net (loss) earnings	(24.1)	(89.6)	(750.4)	5.8	(10.4)
Balance Sheet Data (end of period)
Parent company equity	$224.6	$178.0	$192.1	$246.9	$190.4
Other Financial Data
Adjusted gross profit (loss)	$51.7	$(29.1)	$(8.5)	$28.3	$7.6
Adjusted gross profit margin	16.1%	(19.1)%	(3.4)%	25.7%	12.0%
Adjusted operating (loss) earnings	$(20.4)	$(89.5)	$(71.6)	$9.6	$(10.4)
Adjusted operating margin	(6.4)%	(58.8)%	(28.5)%	8.7%	(16.4)%
Adjusted EBITDA	$25.6	$(44.3)	$(20.7)	$21.0	$0.8
Adjusted EBITDA margin	8.0%	(29.1)%	(8.2)%	19.0%	1.3%

        The following table presents a reconciliation of the GAAP financial measures of net (loss) earnings to the non-GAAP financial measures of Adjusted operating (loss) earnings, Adjusted EBITDA and Adjusted gross profit:

	Year Ended January 31,			Three Months Ended April 30,
	2018	2017	2016	2018	2017
	(in millions) (unaudited)			(in millions) (unaudited)
Adjusted operating (loss) earnings and Adjusted EBITDA reconciliation
Net (loss) earnings	$(24.1)	$(89.6)	$(750.4)	$5.8	$(10.4)
Income taxes	0.1	0.1	0.1	—	—

Operating (loss) earnings	(24.0)	(89.5)	(750.3)	5.8	(10.4)
Goodwill and long-lived asset impairment charges	—	—	640.2	—	—
One-time costs(1)	3.6	—	38.5	3.8	—

Adjusted operating (loss) earnings	(20.4)	(89.5)	(71.6)	9.6	(10.4)
Depreciation and amortization	33.5	36.2	46.6	8.8	8.4
Non-cash compensation	12.5	9.0	4.3	2.6	2.8

Adjusted EBITDA	$25.6	$(44.3)	$(20.7)	$21.0	$0.8

Adjusted gross profit reconciliation
Net (loss) earnings	$(24.1)	$(89.6)	$(750.4)	$5.8	$(10.4)
Income taxes	0.1	0.1	0.1	—	—

Operating (loss) earnings	(24.0)	(89.5)	(750.3)	5.8	(10.4)
Selling, general and administrative and R&D expenses	75.4	60.4	78.5	22.5	18.0
Goodwill and long-lived asset impairment charges	—	—	640.2	—	—

Gross profit	51.4	(29.1)	(31.6)	28.3	7.6
One-time costs(1)	0.3	—	23.1	—	—

Adjusted gross profit	$51.7	$(29.1)	$(8.5)	$28.3	$7.6

(1)
We incurred one-time costs for the year ended January 31, 2018 of $3.6 million, of which $3.3 million and $0.3 million were included in selling, general and administrative expense and cost of sales, respectively, primarily associated with KLX's strategic alternatives review and also a restructuring of the Eagle Ford Shale region, which was our only unprofitable region. One-time costs for the three months ended April 30, 2018 included $3.8 million of selling, general and administrative expense associated with KLX's strategic alternatives review. One-time costs for the year ended January 31, 2016 were $38.5 million, of which $15.4 million and $23.1 million were included in selling, general and administrative expense and cost of sales, respectively, primarily associated with business separation and start-up costs such as spin-off related costs, expansion initiatives, branding and IT implementation costs.

        We use the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of particular segments of the business. We believe the financial measures below are relevant and useful for investors because they allow investors to have a better understanding of our actual operating performance unaffected by the impact of the one-time costs. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, net earnings or net cash flows provided by operating activities (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of our operating performance.

RISK FACTORS

        You should carefully consider each of the following risks and uncertainties, which we believe are the principal risks that we face and of which we are currently aware, and all of the other information in this information statement. Some of the risks and uncertainties described below relate to our business, while others relate to the spin-off. Other risks relate principally to the securities markets and ownership of our common stock. If any of the following events actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties that we do not presently know about or currently believe are not material may also adversely affect our business, financial condition and results of operations.

Risks Relating to Our Business

We serve customers who are involved in drilling for and production of oil and natural gas. Demand for services in the oil and natural gas industry is cyclical and experienced a significant downturn commencing in late 2014 that continued through 2015 and 2016, which significantly affected the performance of our business. Additional adverse developments affecting this industry could have a material adverse effect on our business, financial condition and results of operations.

        Our revenues are primarily generated from customers who are engaged in drilling for and production of oil and natural gas. Demand for services in the oil and natural gas industry is cyclical, and we depend on our customers' willingness to make capital and operating expenditures to explore for, develop and produce oil and natural gas in the United States. Additionally, developments that adversely affect oil and natural gas drilling and production services could reduce our customers' willingness to make such expenditures and materially reduce our customers' demand for our services and associated product offerings, resulting in a material adverse effect on our business, financial condition and results of operations.

        The predominant factor that would reduce demand for our services and associated product offerings would be a reduction in land-based drilling activity in the continental United States. The oil and gas industry experienced a significant downturn commencing in late 2014 that continued through 2015 and 2016. At the trough, our customers significantly cut back their capital expenditures resulting in both volume and pricing declines for oilfield services, and the number of domestic land drilling rigs decreased by over 75%. Commodity prices, and market expectations of potential changes in these prices, significantly affected activity levels in 2015 and 2016 as well as the volume and prices paid for our services. Worldwide political, economic and military events, as well as natural disasters and other factors beyond our control, contribute to oil and natural gas price levels and volatility and are likely to continue to do so in the future. Current levels in the price of natural gas, oil or natural gas liquids, as well as ongoing volatility, have had an adverse impact on the level of drilling, exploration and production activity, which could materially and adversely affect the demand for our services and the rates we are able to charge for our services. We negotiate the rates payable under our contracts based on prevailing market rates, and the rates we are able to charge will fluctuate with market conditions. Higher commodity prices may not necessarily translate into increased drilling activity because our customers' expectations of future prices also influence their activity. Lower demand for oilfield services could resume, which would adversely affect the rates that we are able to charge and the demand for our services. Additionally, we may incur costs and have downtime any time our customers' activities are refocused towards different drilling regions.

        The domestic E&P industry in the United States underwent a substantial downturn in 2015 and much of 2016 with the beginning of a potential recovery commencing late in the third calendar quarter of 2016, placing unprecedented pressure on both our customers and competitors. We have reduced costs within our business without compromising the business platform we have built. This included a significant reduction in capital expenditures in 2016, as well as other workforce rightsizing and ongoing cost initiatives.

        Another factor that would reduce the level of drilling and production activity is increased government regulation of that activity. Our customers' drilling and production operations are subject to extensive federal, state, local and foreign laws and government regulations concerning: emissions of pollutants and greenhouse gases; hydraulic fracturing; the handling of oil and natural gas and byproducts thereof and other materials and substances used in connection with oil and natural gas operations, including drilling fluids and wastewater; well spacing; production limitations; plugging and abandonment of wells; unitization and pooling of properties; and taxation. More stringent legislation or regulation (including public pressure on governmental bodies and regulatory agencies to regulate the oil and natural gas industry), a moratorium on drilling or hydraulic fracturing, or increased taxation of oil and natural gas drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services and associated product offerings.

        Spending by E&P companies can also be impacted by conditions in the capital markets. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause E&P companies to make additional reductions to capital budgets in the future. Cuts in capital spending would likely curtail drilling and completion programs as well as discretionary spending on well construction services, which may result in a reduction in the demand for our services, the rates we can charge and the utilization of our services. Moreover, reduced discovery rates of new oil and natural gas reserves, or a decrease in the development rate of reserves in our market areas, whether due to increased governmental regulation, including with respect to environmental matters, limitations on exploration and drilling activity or other factors, could also have an impact on our business, even in a stronger oil and natural gas price environment. An adverse development in any of these areas could have an adverse impact on our customers' operations or financial condition, which could in turn result in reduced demand for our services and associated product offerings.

We depend on our customers' willingness to undertake drilling and completion spending.

        Other factors over which we have no control that could affect our customers' willingness to undertake drilling and completion spending activities include:

  •
  the level of prices, and expectations about prices, for oil and natural gas;

  •
  domestic and foreign supply of and demand for oil and natural gas;

  •
  the level of domestic and global oil and natural gas production;

  •
  the availability, pricing and perceived safety of pipeline, trucking, train storage and other transportation capacity;

  •
  the supply of and demand for oilfield services and equipment;

  •
  lead times associated with acquiring equipment and availability of qualified personnel;

  •
  the cost of exploring for, developing, producing and delivering oil and natural gas;

  •
  the expected rates of decline in production from existing and prospective wells;

  •
  the discovery rates of new oil and natural gas reserves;

  •
  federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as E&P activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry;

  •
  adverse weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area;

  •
  oil refining capacity;

  •
  merger and divestiture activity among oil and gas producers;

  •
  the availability of water resources and suitable proppants in sufficient quantities and on acceptable terms for use in hydraulic fracturing operations;

  •
  the availability, capacity and cost of disposal and recycling services for used hydraulic fracturing fluids;

  •
  the political environment in oil and natural gas producing regions, including uncertainty or instability resulting from civil disorder, terrorism or war;

  •
  worldwide political, military and economic conditions;

  •
  actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil and natural gas price and production levels, including announcements of potential changes to such levels;

  •
  advances in exploration, development and production technologies or in technologies affecting energy consumption;

  •
  activities by non-governmental organizations to restrict the exploration, development and production of oil and natural gas; and

  •
  the price and availability of alternative fuels and energy sources.

Conservation measures and technological advances could reduce demand for oil and natural gas.

        Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. We cannot predict the impact of the changing demand for oil and natural gas services, and any major changes may have a material adverse effect on our business, financial condition and results of operations.

Our business involves many hazards and operational risks.

        Conditions inherent in the oil and natural gas industry can cause personal injury or loss of life, disruption or suspension in operations, damage to geological formations, damage to facilities, substantial revenue loss, business interruption and damage to, or destruction of, property, equipment and the environment. Our operations are subject to many hazards and risks, including the following:

  •
  equipment defects;

  •
  accidents resulting in serious bodily injury and the loss of life or property;

  •
  damaged or lost equipment;

  •
  liabilities from accidents or damage by our operators or equipment;

  •
  pollution and other damage to the environment;

  •
  well blow-outs and the uncontrolled flow of natural gas, oil or other well fluids into or through the environment, including onto or into the ground or into the atmosphere, groundwater, surface water or an underground formation;

  •
  fires, explosions and cratering;

  •
  mechanical or technological failures;

  •
  loss of well control;

  •
  spillage handling and disposing of materials;

  •
  collapse of the boreholes;

  •
  adverse weather conditions; and

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  failure of our employees to comply with our internal environmental, health and safety guidelines.

        If any of these hazards materialize, they could result in the suspension of operations, termination of contracts without compensation, damage to or destruction of our equipment and the property of others, or injury or death to our personnel or third-parties and could expose us to substantial liability or losses. Although we customarily include a waiver of consequential damages in our customer contracts, defects or other performance problems in the services that we offer or products we offer could result in our customers seeking to invalidate such waiver and seek damages from us for losses associated with these defects or other performance problems. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. Our customers may elect not to purchase our services if they view our safety record as unacceptable or otherwise experience material defects in our products or performance problems, which could cause us to lose customers and substantial revenue, and any litigation or claims, even if fully indemnified or insured, could negatively affect our reputation with our customers and the public and make it more difficult for us to compete effectively or obtain adequate insurance in the future. In addition, these risks may be greater for us upon the acquisition of another company that has not allocated significant resources and management focus to safety and has a poor safety record.

        We maintain what we believe is customary and reasonable insurance to protect our business against most potential losses, but such insurance may not be adequate to cover our liabilities, especially as the inherent risks in our operations increase with increasing well complexity, and we are not fully insured against all risks inherent in our business. For example, although we are insured for environmental pollution resulting from certain environmental accidents that occur on a sudden and accidental basis, we may not be insured against all environmental accidents or events that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which we are not adequately insured, it could adversely affect our financial condition and results of operations. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage.

        Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. The current trend in the insurance industry is towards larger deductibles and self-insured retentions. In addition, insurance may not be available in the future at rates that we consider reasonable and commercially justifiable, compelling us to have larger deductibles or self-insured retentions to effectively manage expenses. As a result, we could become subject to material uninsured liabilities or situations where we have high deductibles or self-insured retentions that expose us to liabilities that could have a material adverse effect on our business, financial condition and results of operations.

        In recent years, oilfield services companies have been the subject of a significant volume of wage and hour-related litigation, including claims brought under the Federal Labor Standards Act, in which employee pay practices have been challenged. We have been named as defendants in these lawsuits, and we do not maintain insurance for alleged wage and hour-related litigation. Some of these cases remain outstanding and are in various states of negotiation and/or litigation. The frequency and significance of wage- or other employment-related claims may affect expenses, costs and relationships with employees and regulators. Additionally, we could become subject to material uninsured liabilities that could have a material adverse effect on our business, financial condition and results of operations.

We have operated at a loss in the past, and there is no assurance of our profitability in the future.

        Historically, we have experienced periods of low demand for our services and have incurred operating losses. In the future, we may not be able to reduce our costs or increase our revenues sufficiently to achieve or maintain profitability and generate positive operating income. Under such circumstances, we may incur further operating losses and experience negative operating cash flow.

Our business may be adversely affected by a deterioration in general economic conditions or a weakening of the broader energy industry.

        The oil and gas industry has historically been both cyclical and seasonal. Activity levels are driven primarily by E&P company capital spending, well completions and workover activity, the geological characteristics of the producing wells and their effect on the services required to commence and maintain production levels, and our customers' capital and operating budgets. All of these indicators are driven by commodity prices, which are affected by both domestic and global supply and demand factors. In particular, while U.S. oil and natural gas prices are correlated with global oil price movements, they are also affected by local market weather and consumption patterns. A prolonged economic slowdown, a recession in the United States, adverse events relating to the energy industry and local, regional and national economic conditions and factors, particularly a slowdown in the E&P industry, could negatively impact our operations and therefore adversely affect our results. The risks associated with our business are more acute during periods of economic slowdown or recession because such periods may be accompanied by decreased spending by our customers.

We may need to obtain additional capital or financing to fund expansion of our asset base, which could increase our financial leverage, or we may not be able to finance our capital needs.

        Prior to the spin-off, we were reliant on KLX as a segment of its business to fund our capital expenditures. After the spin-off, in order to expand our asset base, we may need to make significant capital expenditures. If we do not make sufficient or effective capital expenditures, we will be unable to organically expand our business operations.

        We intend to fund our future capital expenditures primarily with cash flows from operating activities and existing cash balances. To the extent our cash and cash flows from operating activities are not sufficient, we could borrow under the ABL Facility. If our cash, cash flows from operating activities and borrowings under the ABL Facility are not sufficient to fund our capital expenditures, we would be required to fund these expenditures through the incurrence of additional debt or the issuance of debt or equity securities or pursue alternative financing plans, such as refinancing or restructuring future debt, selling assets or reducing or delaying acquisitions or capital investments, such as planned upgrades or acquisitions of equipment and refurbishments of equipment, even if previously publicly announced.

        The terms of any future debt and equity instruments may restrict us from adopting some of these alternatives. If debt and equity capital or alternative financing plans are not available on favorable terms or at all, we would be required to curtail our capital spending, and our ability to sustain or improve our profits may be adversely affected. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at such time, among other things. Any refinancing of our debt could be at higher interest rates and may require us to comply with onerous covenants, which could further restrict our business operations. In addition, incurring debt would result in interest expense and financial leverage, and issuing common stock may result in significant dilution to our current stockholders.

Shortages or increases in the costs of the equipment we use in our operations could adversely affect our operations in the future.

        We generally do not have specialized tools, trucks or long-term contracts in place that provide for the delivery of equipment, including, but not limited to, replacement parts and other equipment. We could experience delays in the delivery of the equipment that we have ordered and its placement into service due to factors that are beyond our control. Demand by other oilfield services companies and numerous other factors beyond our control could adversely affect our ability to procure equipment that we have not yet ordered or cause the prices of such equipment to increase. Price increases, delays in delivery and interruptions in supply may require us to increase capital and repair expenditures and incur higher operating costs. Each of these could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a small number of suppliers for key goods and services that we use in our operations.

        We do not have long-term contracts with third-party suppliers of many of the goods and services used in large volumes in our operations, including manufacturers of technical services equipment and fishing tools, chargers and other tools and equipment used in our operations. Especially during periods in which oilfield services are in high demand, the availability of certain goods and services used in our industry decreases and the price of such goods and services increases. We are dependent on a small number of suppliers for key goods and services. During the twelve months ended January 31, 2018, based on total purchase cost, our ten largest suppliers of goods and services represented approximately 24% of all such purchases. Our reliance on such suppliers could increase the difficulty of obtaining such goods and services in the event of a shortage in our industry or cause us to pay higher prices. Price increases, delays in delivery and interruptions in supply may require us to incur higher operating costs. Each of these could have a material adverse effect on our business, financial condition and results of operations.

If suppliers are unable to supply us with the products in our operations in a timely manner, in adequate quantities and/or at a reasonable cost, we may be unable to meet the demands of our customers, which could have a material adverse effect on our business, financial condition and results of operations.

        We depend on third-party companies to support our operations through the timely supply of products. Our suppliers may experience capacity constraints that may result in their inability to supply us with products in a timely fashion, with adequate quantities or at a desired price. Factors affecting suppliers can include labor disputes, general economic issues, and changes in raw material and energy costs. Natural disasters such as earthquakes or hurricanes, as well as political instability and terrorist activities, may negatively impact the production or delivery capabilities of our suppliers as well. These factors could lead to increased prices and/or the unfavorable allocation of products by our suppliers, which could reduce our revenues and profit margins and harm our customer relations. Significant disruptions in our supply chain could negatively impact our business, financial condition and results of operations.

Our inability to develop, obtain or implement new technology may cause us to become less competitive.

        The energy services industry is subject to the introduction of new drilling, completion and well intervention techniques using new technologies, some of which may be subject to patent protection or costly to obtain. As competitors and others use or develop new technologies in the future, we may be placed at a competitive disadvantage if we fail to keep pace with technological advancements within our industry. Furthermore, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors may have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technologies on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition and results of operations.

Oilfield anti-indemnity provisions enacted by many states may restrict or prohibit a party's indemnification of us.

        We typically enter into agreements with our customers governing the provision of our services, which usually include certain indemnification provisions for losses resulting from operations. These agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party; however, many states place limitations on contractual indemnity provisions, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas and Wyoming, have enacted statutes generally referred to as "oilfield anti-indemnity acts" expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such oilfield anti-indemnity acts may restrict or void a party's indemnification of us, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in trucking regulations may increase our transportation costs and negatively impact our business, financial condition and results of operations.

        For the transportation and relocation of our oilfield services equipment, we operate trucks and other heavy equipment. Therefore, we are subject to regulation as a motor carrier by the U.S. Department of Transportation and by various state agencies, whose regulations include certain permit requirements of highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations, such as changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters.

        In addition, regulations issued by environmental regulators can have an adverse impact on our trucking costs, and therefore, on our results of operations. Environmental Protection Agency (the "EPA") regulations limiting exhaust emissions became more restrictive in 2010. In 2010, an executive memorandum was signed directing the National Highway Traffic Safety Administration (the "NHTSA") and the EPA to develop new, stricter fuel efficiency standards for heavy trucks. In 2011, the NHTSA and the EPA adopted final rules that established fuel economy and greenhouse gas standards for medium- and heavy-duty vehicles. These standards apply to model years 2014 to 2018, which are required to achieve an approximate 20 percent reduction in fuel consumption by model year 2018. In October 2016, the NHTSA and the EPA published new, stricter standards that would apply to trailers beginning with model year 2018 and tractors beginning with model year 2021. As a result of these regulations, we may experience an increase in costs related to truck purchases or rentals and maintenance, an impairment of equipment productivity, a decrease in the residual value of these vehicles and an increase in operating expenses. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted and to what extent any such legislation or regulations could increase our costs or otherwise adversely affect our business, financial condition and results of operations.

Changes in laws or government regulations regarding hydraulic fracturing could increase our customers' costs of doing business, limit the areas in which our customers can operate and reduce oil and natural gas production by our customers, which could adversely impact our business, financial condition and results of operations.

        The adoption of any future federal, state or local laws or implementation of regulations imposing reporting obligations on, or limiting or banning, the hydraulic fracturing process could make it more difficult for our customers to complete natural gas and oil wells. Any such regulations limiting or prohibiting hydraulic fracturing could reduce oil and natural gas exploration and production activities by our customers and, therefore, adversely affect our business, financial condition and results of operations. Such laws or regulations could also materially increase our costs of compliance and doing business by more strictly regulating how hydraulic fracturing wastes are handled or disposed. In addition, regulatory schemes implemented by quasi-governmental entities could be interpreted to prevent us from providing our services in certain jurisdictions, which could adversely affect our business, financial condition and results of operations.

        Although hydraulic fracturing currently is generally exempt from regulation under the U.S. Safe Drinking Water Act's Underground Injection Control program and is typically regulated by state oil and natural gas commissions or similar agencies, several federal agencies have asserted regulatory authority over certain aspects of the hydraulic fracturing process. These include, among others, a number of regulations issued and other steps taken by the EPA over the last five years, including its New Source Performance Standards issued in 2012, its June 2016 rule prohibiting the discharge of wastewater from onshore unconventional oil and natural gas extraction facilities to publicly-owned wastewater treatment plants; and the federal Bureau of Land Management ("BLM") rule in March 2015 that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands (which was the subject of litigation and which the BLM rescinded in December 2017). While the newly appointed EPA administrator and the Trump Administration more generally have indicated their interest in scaling back or rescinding regulations that inhibit the development of the U.S. oil and gas industry, it is difficult to predict the extent to which such policies will be implemented or the outcome of any litigation challenging such implementation, such as the suit the State of California's attorney general filed in January 2018 challenging the BLM's rescission of its March 2015 rule referred to above.

        Moreover, some states and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent requirements on hydraulic fracturing operations. For example, Texas, Colorado and North Dakota among others have adopted regulations that impose new or more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. States could also elect to prohibit high volume hydraulic fracturing altogether, following the approach taken by the State of New York in 2015. Local land use restrictions, such as city ordinances, may restrict drilling in general and hydraulic fracturing in particular. Some state and federal regulatory agencies have also recently focused on a connection between the operation of injection wells used for oil and natural gas waste disposal and seismic activity. Similar concerns have been raised that hydraulic fracturing may also contribute to seismic activity. In March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. In light of these concerns, some state regulatory agencies have modified their regulations or issued orders to address induced seismicity. For example, in December 2016, the Oklahoma Corporation Commission's Oil and Gas Conservation Division (the "OCC Division") and the Oklahoma Geologic Survey released well completion seismicity guidance, which requires operators to take certain prescriptive actions, including mitigation, following anomalous seismic activity within 1.25 miles of hydraulic fracturing operations, and in February 2017, the OCC Division issued an order limiting future increases in the volume of oil and natural gas wastewater injected into the ground in an effort to reduce seismic activity in the state. Ongoing lawsuits have also alleged that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. Increased regulation and attention given to induced seismicity could lead to greater opposition to, and litigation concerning, oil and natural gas activities utilizing hydraulic fracturing or injection wells for waste disposal. The adoption of more stringent regulations regarding hydraulic fracturing and the outcome of litigation over hydraulic fracturing could adversely affect some of our customers and their demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

We and our customers are subject to federal, state and local laws and regulations regarding issues of health, safety, climate change and the protection of the environment, under which we or our customers may become liable for penalties, damages or costs of remediation or other corrective measures. Changes in such laws or regulations could increase our or our customers' costs of doing business and adversely impact our business, financial condition and results of operations.

        Our operations and our customers' operations are subject to federal, state and local laws and regulations, including those relating to, among other things, protection of natural resources, wetlands, endangered species, the environment, health and safety, waste management, waste disposal and the transportation of waste and other materials. Many of the facilities that are used for our operations are leased, and such leases include varying levels of indemnity obligations to the respective landlords for environmental matters related to our use and occupation of such facilities. Our ongoing operations and our customers' operations may pose risks of environmental liability, including leakage from operations to surface or subsurface soils, surface water or groundwater. Some environmental laws and regulations may impose strict liability, joint and several liability, or both. Additionally, an increase in regulatory requirements affecting oil and gas exploration and completion activities could significantly delay or interrupt our customers' operations. Increased costs of regulatory compliance, claims for liability or sanctions for noncompliance and related costs could cause us or our customers to incur substantial costs or losses. Clean-up costs and other damages resulting from any contamination-related liabilities and costs associated with changes in and compliance with environmental laws and regulations could result in the reduction or discontinuation of our or our customers' operations and in a material adverse effect on our business, financial condition and results of operations.

        The U.S. Congress has, from time to time, considered adopting legislation to reduce emissions of greenhouse gases, or GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs. The EPA has finalized a series of GHG monitoring, reporting and emissions control rules for certain large sources of GHGs. While the Trump Administration has announced that the United States will withdraw from international commitments to reduce GHG emissions, it is not clear how this goal will be accomplished, and many state and local officials have announced their commitment to upholding such commitments. Although it is not possible at this time to estimate how potential future laws or regulations addressing GHG emissions could impact our business, any future federal, state or local laws or regulations that may be adopted to address GHG emissions in areas where our customers operate could require our customers to incur increased compliance and operating costs. Regulation of GHGs could also result in a reduction in demand for and production of oil and natural gas, which would result in a decrease in demand for our services. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil and natural gas.

        Laws protecting the environment generally have become more stringent over time and could continue to do so, which could lead to material increases in our and our customers' costs for future environmental compliance and remediation.

We may be required to assume responsibility for environmental and other liabilities of companies we have acquired or will acquire.

        We may incur liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior or future operations or those of predecessor companies whose liabilities we may have assumed or acquired. We also could be subject to third-party and governmental claims with respect to environmental matters, including claims under the Comprehensive Environmental Response, Compensation and Liability Act in instances where we are identified as a potentially responsible party. We believe that indemnities provided to us in certain of our pre-existing acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, we may be subject to liability with respect to the environmental matters that those indemnification provisions address.

Delays by us or our customers in obtaining permits or the inability by us or our customers to obtain or renew permits could impair our business.

        We and our customers are required to obtain permits from one or more governmental agencies in order to perform certain activities. Such permits are typically required by state agencies but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the type of operations, including the location where our customers' drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit. Certain regulatory authorities have delayed or suspended the issuance of permits while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated. Permitting delays, an inability to obtain or renew permits or revocation of our or our customers' current permits could cause a loss of revenue and could materially and adversely affect our business, financial condition and results of operations.

Increased labor costs or the unavailability of skilled workers could hurt our business, financial condition and results of operations.

        We are dependent upon a pool of available skilled employees to operate and maintain our business. We compete with other oilfield services businesses and other similar employers to attract and retain qualified personnel with the technical skills and experience required to provide the highest quality service. The demand for skilled workers is high and the supply is limited, and a shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages thereby increasing our operating costs.

        Although our employees are not covered by a collective bargaining agreement, union organizational efforts could occur and, if successful, could increase our labor costs. A significant increase in the wages paid by competing employers or the unionization of groups of our employees could result in increases in the wage rates that we must pay. Likewise, laws and regulations to which we are subject, such as the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, can increase our labor costs or subject us to liabilities to our employees. Our operations are also exposed to risks of claims for alleged employment-related liabilities, including risks of claims related to alleged wrongful termination or discrimination, wage payment practices, retaliation claims and other human resource related matters. We cannot assure you that labor costs will not increase. Increases in our labor costs or unavailability of skilled workers could impair our capacity, diminish our profitability and have a material adverse effect on our business, financial condition and results of operations.

We may be unable to retain personnel who are key to our operations.

        Our success, among other things, is dependent on our ability to attract, develop and retain highly qualified senior management and other key personnel. Competition for key personnel is intense, and our ability to attract and retain key personnel is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. The inability to hire, develop and retain these key employees may adversely affect our business, financial condition and results of operations.

We may be unable to implement price increases or maintain existing prices on our services.

        We periodically seek to increase the prices on our services to offset rising costs and to generate higher returns for our stockholders. However, we operate in a very competitive industry and as a result, we are not always successful in raising, or maintaining, our existing prices. Additionally, during periods of increased market demand, a significant amount of new service capacity, including new well service rigs, wireline units and coiled tubing units, may enter the market, which also puts pressure on the pricing of our services and limits our ability to increase prices.

        Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset our rising costs. In periods of high demand for oilfield services, a tighter labor market may result in higher labor costs. During such periods, our labor costs could increase at a greater rate than our ability to raise prices for our services. Also, we may not be able to successfully increase prices without adversely affecting our activity levels. The inability to maintain our pricing and to increase our pricing as costs increase could have a material adverse effect on our business, financial condition and results of operations.

We operate in highly competitive markets and our failure to compete effectively may negatively impact our business, financial condition and results of operations.

        The markets in which we operate are highly competitive. Price competition, equipment availability, location and suitability, experience of the workforce, safety records, reputation, operating integrity and the condition of equipment are all factors used by customers in awarding contracts. Our competitors are numerous and may have greater financial and technological resources than we do. Contracts are traditionally awarded on the basis of competitive bids or direct negotiations with customers. The competitive environment has intensified as recent mergers among E&P companies have reduced the number of available customers. The fact that certain oilfield services equipment is mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry. In addition, any increase in the supply of hydraulic fracturing fleets could have a material adverse impact on market prices. This increased supply could also require higher capital investment to keep our services competitive.

        Some of our competitors may have greater financial, technical, marketing and personnel resources than we do. The larger size of many of our competitors provides them with cost advantages as a result of their economies of scale and their ability to obtain volume discounts and purchase raw materials at lower prices. As a result, such competitors may have stronger bargaining power with their suppliers and have an advantage over us in pricing as well as securing a sufficient supply of raw materials during times of shortage. Many of our competitors also have better brand name recognition, stronger presence in certain geographic markets, more established distribution networks, larger customer bases, more in-depth knowledge of the target markets, and the ability to provide a much broader array of services. Some of our competitors may also be able to devote greater resources to the research and development, promotion and sale of their services and products and better withstand the evolving industry standards and changes in market conditions as compared to us. Our operations may be adversely affected if our competitors introduce new products or services with better features, performance, prices or other characteristics than our products and services or expand into service areas where we operate. Our operations may also be adversely affected if our competitors are able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Our future success and profitability will partly depend upon our ability to keep pace with our customers' demands for awarding contracts.

        Competitive pressures could reduce our market share or require us to reduce the price of our services and products, particularly during industry downturns, either of which could harm our business, financial condition and results of operations. Significant increases in overall market capacity have also caused active price competition and led to lower pricing and utilization levels for our services and products. The competitive environment has intensified since the recent industry downturn that began in late 2014, which caused an oversupply of, and reduced demand for, oilfield services, and we have seen substantial reductions in the prices we can charge for our services. Any significant future increase in overall market capacity for completion, intervention and production services may adversely affect our business, financial condition and results of operations.

If we lose significant customers, significant customers materially reduce their purchase orders or significant programs on which we rely are delayed, scaled back or eliminated, our business, financial condition and results of operations may be adversely affected.

        Our significant customers change from year to year, depending on the level of E&P activity and the use of our services. During the years ended January 31, 2018, 2017 and 2016, no single customer accounted for more than 10% of our revenues. Our top five customers for the year ended January 31, 2018 together accounted for approximately 20% of our revenues. A reduction in purchases of our products and services by or the loss of one of our larger customers for any reason, such as changes in drilling practices, loss of a customer as a result of the acquisition of such customer by a purchaser who uses a competitor, in-sourcing by customers, a transfer of business to a competitor, an economic downturn, insolvency of a customer, failure to adequately service our clients, decreased production or a strike, could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to effectively and efficiently manage our equipment fleet as we expand our business, which could have an adverse effect on our business, financial condition and results of operations.

        We have substantially expanded the size, scope and nature of our business, resulting in an increase in the breadth of our product offerings and an expansion of our business geographically. Business expansion places increasing demands on us to increase the inventories that we carry and/or our equipment fleet. We must anticipate demand well out into the future in order to service our extensive customer base. The inability to effectively and efficiently manage our assets to meet current and future needs of our customers, which may vary widely from what is originally forecast due to a number of factors beyond our control, could have an adverse effect on our business, financial condition and results of operations.

Increased leverage could adversely impact our business, financial condition and results of operations.

        We may incur debt under our ABL Facility or otherwise to finance our operations or for future growth, including funding acquisitions. A high degree of leverage could have important consequences to us. For example, it could:

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  increase our vulnerability to adverse economic and industry conditions;

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  require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

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  limit our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or acquisitions;

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  place us at a disadvantage compared to our competitors that are less leveraged; and

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  limit our flexibility in planning for, or reacting to, changes in our business and in our industry.

        While we expect our ABL Facility to be undrawn for at least the next 12 months, we may in the future incur debt pursuant to our ABL Facility or other debt facilities we enter into. Our ability to borrow under the ABL Facility will depend upon availability thereunder, which is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Our ability to make payments on and refinance any future debt that we may incur will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that we cannot control. If we cannot service our future debt or repay or refinance our future debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (1) reducing financing in the future for working capital, capital expenditures and other general corporate purposes or (2) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, if we incur significant future indebtedness, our ability to withstand competitive pressures and to react to changes in the oilfield services industries could be impaired. The lenders or other investors who hold future debt that we fail to service or on which we otherwise default could also accelerate amounts due, which could in such an instance potentially trigger a default or acceleration of other debt we may incur.

The ABL Facility has significant financial and operating restrictions that may have an adverse effect on our business, financial condition and results of operations.

        The ABL Facility contains financial, operating and/or negative covenants that limit our ability to incur indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing our future indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in any such agreement governing our indebtedness could result in an event of default under such agreement, which could permit acceleration of the related debt, enforcement against any liens securing the related debt and acceleration of debt under other instruments that may contain cross acceleration or cross default provisions. We may not have, or may not be able to obtain, sufficient funds to make any required accelerated payments.

Our success may be affected by our ability to use and protect our proprietary technology as well as our ability to enter into license agreements.

        Our success may be affected by our development and implementation of new product designs and improvements and by our ability to protect, obtain and maintain intellectual property assets related to these developments. We rely on a combination of patents and trade secret laws to establish and protect proprietary technology. We have received patents and have filed patent applications with respect to certain aspects of our technology, and we generally rely on patent protection with respect to our proprietary technology, as well as a combination of trade secrets, employee and third-party non-disclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot assure you that competitors will not infringe upon, misappropriate, violate or challenge our intellectual property rights in the future. If we are not able to adequately protect or enforce our intellectual property rights, such intellectual property rights may not provide significant value to our business, financial condition and results of operations.

        Moreover, our rights in our confidential information, trade secrets and confidential know-how will not prevent third-parties from independently developing similar technologies or duplicating such technologies. Publicly available information (e.g., information in issued patents, published patent applications and scientific literature) can be used by third-parties to independently develop technology, and we cannot provide assurance that this independently developed technology will not be equivalent or superior to our proprietary technology. In addition, while we have patented some of our key technologies, we do not patent all of our proprietary technology, even when regarded as patentable. The process of seeking patent protection can be long and expensive. There can be no assurance that patents will be issued from currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Further, with respect to exclusive third-party arrangements, these arrangements could be terminated, which would result in our inability to provide the services and/or products covered by such arrangements.

We may be adversely affected by disputes regarding intellectual property rights and the value of our intellectual property rights is uncertain.

        We may become involved in dispute resolution proceedings from time to time to protect and enforce our intellectual property rights. In these dispute resolution proceedings, a defendant may assert that our intellectual property rights are invalid or unenforceable. Third-parties from time to time may also initiate dispute resolution proceedings against us by asserting that our business infringes, impairs, misappropriates, dilutes or otherwise violates another party's intellectual property rights. We may not prevail in any such dispute resolution proceedings, and our intellectual property rights may be found invalid or unenforceable or our products and services may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. The results or costs of any such dispute resolution proceedings may have an adverse effect on our business, financial condition and results of operations. Any dispute resolution proceeding concerning intellectual property could be protracted and costly, is inherently unpredictable and could have an adverse effect on our business, financial condition and results of operations, regardless of its outcome.

Any future acquisitions may not be successful in delivering expected performance post-acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

        Our business was created largely through a series of acquisitions. We regularly evaluate acquisition opportunities, frequently engage in acquisition discussions and conduct due diligence activities and, where appropriate, engage in acquisition negotiations, some of which could be material to us. Our ability to continue to achieve our goals may depend upon our ability to effectively identify attractive businesses, access financing sources on acceptable terms, negotiate favorable transaction terms and successfully integrate any businesses we acquire, achieve cost efficiencies and manage these businesses as part of our company.

        Our acquisition activities may involve unanticipated delays, costs and other problems. If we encounter unanticipated problems with one of our acquisitions, our senior management may be required to divert attention away from other aspects of our business. We may lose key employees and customers of the acquired business, and we may be unable to commercially develop acquired technologies. We also risk entering markets in which we have limited prior experience. Additionally, we may fail to consummate proposed acquisitions or divestitures, after incurring expenses and devoting substantial resources, including management time, to such transactions. Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities that we assume or incur in connection with acquisitions we complete. Additionally, depending upon the acquisition opportunities available, we also may need to raise additional funds through the capital markets or arrange for additional bank financing in order to consummate such acquisitions or to fund capital expenditures necessary to integrate the acquired business. We also may not be able to raise the substantial capital required for acquisitions and integrations on satisfactory terms, if at all. In addition, if we elect to utilize shares of common stock or other equity securities as consideration for one or more acquisitions or business combinations, or if we issue common stock or other equity securities in order to finance one or more acquisitions, existing stockholders of our company could experience dilution in the value of their securities, which could be material.

        The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties and may require a disproportionate amount of management attention and financial and other resources. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our business, financial condition and results of operations. Furthermore, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

Our operations rely on an extensive network of information technology resources and a failure to maintain, upgrade and protect such systems could adversely impact our business, financial condition and results of operations. Our operations are subject to cyber security risks that could have a material adverse effect on our business, financial condition and results of operations.

        Information technology plays a crucial role in all of our operations. To remain competitive, our hardware, software and related services must interact with our suppliers and customers efficiently, record and process our financial transactions accurately, and obtain the data and information to enable the analysis of trends and plans and the execution of our strategies. Our information technology systems are subject to possible breaches and other threats that could cause us harm. If our systems for protecting against cyber security risks prove not to be sufficient, we could be adversely affected by, among other things, loss or damage of intellectual property, proprietary information, or customer data; interruption of business operations; or additional costs to prevent, respond to, or mitigate cyber security attacks. These risks could have a material adverse effect on our business, financial condition and results of operations.

We have been expanding our available products and services, and our business may continue to grow at a rapid pace. Our inability to properly manage or support this growth may have a material adverse effect on our business, financial condition and results of operations.

        We have been expanding our available products and services in recent periods and intend to continue to grow our business through the internal expansion of products and services and potential acquisitions. Our growth could place significant demands on our management team and our operational, administrative and financial resources. We may not be able to grow effectively or manage our growth successfully, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our assets require capital for maintenance, upgrades and refurbishment, and we may require capital expenditures for new equipment.

        Our equipment requires periodic capital investment in maintenance, upgrades and refurbishment to maintain its competitiveness. Our equipment typically does not generate revenue while it is undergoing maintenance, refurbishment or upgrades. Any maintenance, upgrade or refurbishment project for our assets could increase our indebtedness or reduce cash available for other opportunities. Further, such projects may require proportionally greater capital investments as a percentage of total asset value, which may make such projects difficult to finance on acceptable terms. To the extent we are unable to fund such projects, we may have less equipment available for service or our equipment may not be attractive to potential or current customers. Moreover, periods of low demand for our services or during challenging business conditions in the energy sector generally, we may be unable to make capital investments. Additionally, competition or advances in technology within our industry may require us to update our products and services. Such demands on our capital or reductions in demand and the increase in cost to maintain labor necessary for such maintenance and improvement, in each case, could have a material adverse effect on our business, financial condition and results of operations.

Competition among oilfield service and equipment providers is affected by each provider's reputation for safety and quality.

        Our activities are subject to a wide range of national, state and local occupational health and safety laws and regulations. In addition, customers maintain their own compliance and reporting requirements. Failure to comply with these health and safety laws and regulations, or failure to comply with our customers' compliance or reporting requirements, could tarnish our reputation for safety and quality and have a material adverse effect on our competitive position.

Seasonal and adverse weather conditions adversely affect demand for services and operations.

        Weather can have a significant impact on demand as consumption of energy is seasonal, and any variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand. Adverse weather conditions, such as hurricanes, tropical storms and severe cold weather, may interrupt or curtail operations, our customers' operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Specifically, we typically have experienced a pause by our customers around the holiday season in the fourth quarter, which may be compounded as our customers exhaust their annual capital spending budgets towards year end. Additionally, our operations are directly affected by weather conditions. During the winter months (first and fourth quarters) and periods of heavy snow, ice or rain, particularly in the northeastern U.S., Colorado, North Dakota and Wyoming, our customers may delay operations or we may not be able to operate or move our equipment between locations. Also, during the spring thaw, which normally starts in late March and continues through June, some areas impose transportation restrictions to prevent damage caused by the spring thaw. In addition, throughout the year heavy rains adversely affect activity levels, as well locations and dirt access roads can become impassible in wet conditions.

We may be subject to claims for personal injury and property damage or other litigation, which could materially adversely affect our business, financial condition and results of operations.

        Our services are subject to inherent risks that can cause personal injury or loss of life, damage to or destruction of property, equipment or the environment or the suspension of our operations. As the wells we service continue to become more complex, our exposure to such inherent risks becomes greater as downhole risks increase exponentially with an increase in complexity and lateral length. Litigation arising from operations where our facilities are located, or our services are provided, may cause us to be named as a defendant in lawsuits asserting potentially large claims including claims for exemplary damages. For example, transportation of heavy equipment creates the potential for our trucks to become involved in roadway accidents, which in turn could result in personal injury or property damages lawsuits being filed against us.

Risks Relating to the Spin-Off and the Merger

The distribution of our common stock will not qualify for tax-free treatment.

        The spin-off could qualify as tax-free to holders only if, among other requirements, a "continuity of interest" requirement is met. The planned acquisition of KLX by Boeing will prevent satisfaction of that requirement. Accordingly, and assuming that this acquisition occurs as planned, the spin-off will not qualify for tax-free treatment under Section 355 of the Code, and the receipt of the KLX Energy Services common stock should be treated as a distribution of property to KLX stockholders that does not qualify for tax-free treatment. The amount of that distribution will be the fair market value of the KLX Energy Services common stock received. In determining the fair market value of the KLX Energy Services common stock received, one reasonable method would be to use the average of the high and low trading prices on the day of receipt. The distribution of KLX Energy Services common stock should be treated as taxable ordinary dividend income to the extent considered paid out of KLX's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of both current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder's basis in its KLX common stock and thereafter as capital gain. The amount of those earnings and profits is not determinable at this time, because it will depend on KLX's income for the entire tax year in which the distribution occurs, with such taxable year ending on the earlier of the date of the merger or on January 31. However, based on current projections, we expect that most, and possibly all, of the distribution of KLX Energy Services common stock will be treated as a return of capital, which reduces basis, rather than a dividend. For more information regarding the potential U.S. federal income tax consequences to you of the distribution, see the section entitled "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution."

        To the extent, if any, that KLX Energy Services' market value at the time of the distribution is greater than KLX's tax basis in KLX Energy Services, KLX Energy Services will indemnify KLX for tax on gain taken into account as a result of the distribution of KLX Energy Services common stock, determined as if no net operating losses or other tax attributes were available to shelter that gain and computed at an assumed tax rate of 24%. KLX Energy Services may settle any such indemnity obligation at its option either in cash or by issuing additional shares of KLX Energy Services common stock to KLX (then expected to be owned by Boeing) at a value equal to the amount of such tax liability. If KLX recognizes gain on the distribution, so that KLX Energy Services has an indemnity obligation, KLX and KLX Energy Services expect to make an election for U.S. federal income tax purposes that would enable KLX Energy Services to increase the basis of its assets to KLX Energy Services' market value at the time of the distribution, thereby increasing the amount of amortization or depreciation deductions allowable to KLX Energy Services after the distribution of KLX Energy Services common stock. To the extent, however, that KLX Energy Services' market value at the time of the distribution is less than KLX's tax basis in KLX Energy Services, KLX will not recognize any loss, but KLX and KLX Energy Services expect to make an election that should prevent a reduction to fair market value of KLX Energy Services' tax basis in its assets in order to preserve KLX Energy Services' ability to claim the amortization or depreciation deductions that would have been available if the separation had not occurred. For a more detailed discussion, see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution."

We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely affect our business.

        As discussed under "The Spin-Off—Background," we believe that the separation of KLX Energy Services from KLX and operating KLX Energy Services as an independent, publicly-traded company will enhance our long-term value. However, by separating from KLX, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of KLX.

Our performance may not meet our expectations for a variety of reasons. There also can be no assurance that the spin-off will not adversely affect our business.

We may incur greater costs as an independent company than we did when we were a part of KLX, which could decrease our profitability.

        As a segment of KLX, we have historically been able to take advantage of KLX's size and purchasing power in procuring certain goods and services such as insurance, professional fees, healthcare benefits and technology such as computer software licenses. After the spin-off, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the spin-off. We also rely on KLX to provide various financial, administrative and other corporate services. KLX will continue to provide certain of these services on a short-term transitional basis after the spin-off. However, we will be required to establish the necessary infrastructure and systems to supply these services on an ongoing basis. We may not be able to replace the services provided by KLX in a timely manner or on terms and conditions as favorable as those we receive from KLX. If functions previously performed by KLX cost us more than the amounts reflected in our historical financial statements, our profitability could decrease.

Our ability to meet our capital needs may be harmed by the loss of financial support from KLX.

        The loss of financial support from KLX could harm our ability to meet our capital needs. KLX can currently provide certain capital that may be needed in excess of the amounts generated by our operating activities, including specifically for capital expenditures. After the spin-off, if we needed any funds in excess of the amounts generated by our operating activities, we would expect to obtain such funds through accessing the capital markets or by borrowing under our ABL Facility, and not from KLX. As an independent company, the cost of our financing may also depend on factors such as our performance, the costs of financing for participants in our industry generally and financial market conditions generally. Further, we cannot guarantee you that we will be able to obtain capital market financing or other credit on favorable terms, or at all, in the future. We cannot assure you that our ability to meet our capital needs will not be harmed by the loss of financial support from KLX.

We do not have an operating history as an independent company and our historical and pro forma financial information may not be a reliable indicator of our future results.

        The historical financial information we have included in this information statement has been derived from KLX's consolidated financial statements and accounting records and does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. KLX did not account for us, and we were not operated, as a single stand-alone company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. In addition, the historical information may not be indicative of what our results of operations, financial position and cash flows will be in the future. For example, following the spin-off, changes will occur in our cost structure, debt financing and interest expense, funding and operations, including changes in our tax structure and increased costs associated with becoming a public, stand-alone company.

        Additionally, in preparing our unaudited pro forma condensed financial information, we based the pro forma adjustments on available information and assumptions that we believe are reasonable and factually supportable; however, our assumptions may prove not to be accurate. Also, our unaudited pro forma condensed financial information does not give effect to various ongoing additional costs we may incur in connection with being a public, stand-alone company. Accordingly, our unaudited pro forma condensed financial information does not reflect what our financial condition, results of operations or cash flows would have been as a public, stand-alone company and is not necessarily indicative of our future financial condition or future results of operations. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Financial Statements" and our historical financial statements and the notes to those statements included elsewhere in this information statement.

The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

        The spin-off is subject to review under various state and federal fraudulent conveyance laws. Fraudulent conveyance laws generally provide that an entity engages in a constructive fraudulent conveyance when (1) the entity transfers assets and does not receive fair consideration or reasonably equivalent value in return and (2) the entity (a) is insolvent at the time of the transfer or is rendered insolvent by the transfer, (b) has unreasonably small capital with which to carry on its business or (c) intends to incur or believes it will incur debts beyond its ability to repay its debts as they mature. An unpaid creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or KLX or any of our respective subsidiaries) may bring a lawsuit alleging that the spin-off or any of the related transactions constituted a constructive fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding our claims against KLX, requiring our stockholders to return to KLX some or all of the shares of our common stock issued in the spin-off, or providing KLX with a claim for money damages against us in an amount equal to the difference between the consideration received by KLX and the fair market value of our company at the time of the spin-off.

        The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, an entity would be considered insolvent if: (1) the present fair saleable value of its assets is less than the amount of its liabilities (including contingent liabilities); (2) the present fair saleable value of its assets is less than its probable liabilities on its debts as such debts become absolute and matured; (3) it cannot pay its debts and other liabilities (including contingent liabilities and other commitments) as they mature; or (4) it has unreasonably small capital for the business in which it is engaged. We cannot assure you what standard a court would apply to determine insolvency or that a court would determine that we, KLX or any of our respective subsidiaries were solvent at the time of or after giving effect to the spin-off.

        The distribution of our common stock is also subject to review under state corporate distribution statutes. Under the DGCL, a corporation may only pay dividends to its stockholders either (1) out of its surplus (net assets minus capital) or (2) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although KLX intends to make the distribution of our common stock entirely from surplus, we cannot assure you that a court will not later determine that some or all of the distribution to KLX stockholders was unlawful.

        The board of directors of KLX expects that KLX and KLX Energy Services each will be solvent at the time of the spin-off (including immediately after the distribution of shares of KLX Energy Services common stock), will be able to repay its debts as they mature following the spin-off and will have sufficient capital to carry on its businesses and the spin-off, and the distribution will be made entirely out of surplus in accordance with Section 170 of the DGCL. The expectations of the board of directors of KLX in this regard are based on a number of assumptions, including its expectations as to the post-spin-off operating performance and cash flow of each of KLX and KLX Energy Services and its analysis of the post-spin-off assets and liabilities of each company. We cannot assure you, however, that a court would reach the same conclusions as the board of directors of KLX in determining whether KLX or we were insolvent at the time of, or after giving effect to, the spin-off or whether lawful funds were available for the separation and the distribution to KLX's stockholders.

A court could require that we assume responsibility for obligations allocated to KLX under the Distribution Agreement.

        Under the Distribution Agreement, from and after the spin-off, each of KLX and we will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the spin-off. Although we do not expect to be liable for any obligations that are not allocated to us under the Distribution Agreement, a court could disregard the allocation agreed to between the parties and require that we assume responsibility for obligations allocated to KLX (including, for example, environmental liabilities), particularly if KLX were to refuse or were unable to pay or perform the allocated obligations. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off—Distribution Agreement."

We might have been able to receive better terms from unaffiliated third-parties than the terms we receive in our agreements with KLX.

        Our agreements with KLX related to the spin-off, including the Distribution Agreement, the Employee Matters Agreement, Transition Services Agreement, the IP Matters Agreement and any other agreements, were negotiated with KLX and Boeing in the context of our anticipated separation from KLX and the subsequent merger of KLX with Boeing. Although these agreements are intended to be on an arm's-length basis, they may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third-parties. The terms of the agreements being negotiated in the context of our separation concern, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among KLX and us. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off" for more detail.

After the spin-off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their current or former positions in KLX or their ownership of KLX equity.

        Certain of the persons we expect will be our executive officers and directors will be former directors, officers or employees of KLX and thus have professional relationships with KLX's executive officers and directors prior to the closing of the merger. In addition, we expect that some of our executive officers will continue to serve as officers of KLX following the spin-off and prior to the consummation of the merger. In particular, after the spin-off but before the merger closes, our Chairman and Chief Executive Officer and Senior Vice President and Chief Financial Officer will also be officers of KLX and thus will not be able to focus all of their attention to the management of our business during this period. Furthermore, after the spin-off but before the merger closes, all of our directors will also be directors of KLX. In addition, several of our executive officers and directors have a financial interest in KLX as a result of their ownership of KLX stock and restricted stock. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers face decisions that could have different implications for KLX than for us. These conflicts will be more pronounced during any period of time following the spin-off until the merger is consummated.

After the spin-off, KLX's insurers may deny coverage to us for losses associated with occurrences prior to the spin-off.

        In connection with the separation, we will enter into agreements with KLX to address several matters associated with the spin-off, including insurance coverage. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off." After the spin-off, KLX's insurers may deny coverage to us for losses associated with occurrences prior to the spin-off. Accordingly, we may be required to temporarily or permanently bear the costs of such lost coverage.

The spin-off and/or the merger may not be completed on the terms or timeline currently contemplated, if at all, and may have a material adverse effect on us whether or not the spin-off or the merger is completed.

        KLX is actively engaged in planning for the spin-off and the merger. We currently anticipate that KLX will effect the spin-off as early as the third quarter of 2018 and the merger as soon as practicable thereafter, but we cannot be certain when or if the respective conditions for the spin-off and the merger will be satisfied or waived. The spin-off and the merger cannot be completed until the applicable conditions to each are satisfied or waived.

        Unanticipated developments could delay or negatively impact the distribution, including those related to the filing and effectiveness of appropriate filings with the SEC, the listing of our common stock on a trading market and receiving any required regulatory approvals. We cannot assure you that the spin-off and/or the merger will be completed. See "The Spin-Off—Conditions to the Spin-Off." Effectuating the spin-off is one of the conditions to the merger.

        Whether or not KLX completes the spin-off and/or the merger, our ongoing businesses may be adversely affected and we may be subject to certain risks and consequences as a result of KLX pursuing the spin-off and the merger, including, among others, the following:

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  execution of the spin-off and the merger will require significant time and attention from KLX's management, which may distract them from the operation of our business and the execution of other initiatives that may have been beneficial to us;

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  our employees may be distracted due to uncertainty about their future roles pending the completion of the spin-off and the merger;

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  parties with which we have business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third-parties or alter their present business relationships with us;

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  KLX and we will be required to pay significant costs and expenses relating to the spin-off and the merger, such as legal, accounting and other professional fees, whether or not the merger is completed; KLX is required to pay all of its own expenses related to the merger and up to $10 million of its and our expenses related to the spin-off and, subject to the consummation of the merger, we will reimburse KLX for certain expenses (such as legal, accounting and other professional fees) in excess of $10 million incurred by KLX and us in connection with the spin-off; we do not expect the costs and expenses relating to the spin-off to exceed $10 million; and

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  we may experience negative reactions from the financial markets.

        Any delays in the anticipated completion of the distribution may increase these risks. In addition, the merger agreement contains certain termination rights for both Boeing and KLX, including in the event the required stockholder approval is not obtained at a duly convened meeting of KLX stockholders or in the event the merger is not consummated on or before 5:00 p.m. (New York time) on April 30, 2019 (subject to extension on or before 5:00 p.m. (New York time) on July 30, 2019 in the event that all closing conditions are satisfied or waived, other than required notifications and approvals under certain antitrust laws).

        Completion of the distribution of KLX Energy Services common stock is one of a number of conditions that must be satisfied or waived prior to the completion of the merger. Unless the merger agreement has been terminated, Boeing's consent is required to terminate the Distribution Agreement. If the merger agreement is terminated prior to the consummation of the distribution, KLX will have the right to terminate the Distribution Agreement and not to complete the distribution if, at any time following such termination and prior to the distribution, the board of directors of KLX determines, in its sole discretion, that the spin-off is no longer in the best interests of KLX or its stockholders or that it is not advisable for KLX Energy Services to separate from KLX.

Risks Relating to Our Common Stock

There is no existing market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the spin-off. If the price of our common stock fluctuates significantly following the spin-off, stockholders could incur substantial losses of any investment in our common stock.

        There currently is no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop as a result of the spin-off or be sustained in the future. The lack of an active market may make it more difficult for you to sell our common stock and could lead to the price of our common stock being depressed or more volatile. We cannot predict the prices at which our common stock may trade after the spin-off. The price of our common stock could fluctuate widely in response to:

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  our quarterly and annual operating results;

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  changes in earnings estimates by securities analysts;

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  our ability to achieve results consistent with any publicly-issued earnings, estimates and targets that we share with the market;

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  changes in our business;

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  changes in the market's perception of our business;

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  changes in the businesses, earnings estimates or market perceptions of our competitors or customers;

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  changes in oil and gas prices or the E&P industry;

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  changes in our key personnel;

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  changes in general market or economic conditions; and

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  changes in the legislative or regulatory environment.

        In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price.

Substantial sales of our common stock may occur in connection with the spin-off, which could cause the price of our common stock to decline.

        The shares of our common stock that KLX distributes to its stockholders are free to be sold immediately in the public market. KLX stockholders could sell our common stock received in the distribution if we do not fit their investment objectives or, in the case of index funds, if we are not part of the index in which they invest. Sales of significant amounts of our common stock or a perception in the market that such sales will occur may reduce the market price of our common stock.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        We may sell shares of common stock in the future. We may also issue additional shares of common stock, including as consideration in one or more acquisitions or other business combination transactions. After the completion of the spin-off, we will have outstanding approximately 22.3 million shares of our common stock, including approximately 2 million shares of restricted stock, aggregating approximately 9% of our shares outstanding, to be granted to certain members of our management under our LTIP on the distribution date. The shares of restricted stock granted on the distribution date will vest ratably over four years from the distribution date, with one quarter of the shares vesting on each anniversary of the distribution date, subject to accelerated vesting under certain circumstances. See "Executive Compensation—Compensation Going Forward" for further information with respect to these restricted stock awards.

        In connection with the spin-off, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under our equity plans. Subject to the satisfaction of vesting conditions and the requirements of Rule 144, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. With respect to shares of restricted stock granted to certain members of our management, we may file one or more resale prospectuses in order to allow such members of our management to freely resell their restricted stock once it has vested. In addition, certain members of our management will be entitled to registration rights with respect to their shares of restricted stock.

        We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. Sales of or other transactions relating to shares of our common stock by our directors, officers or employees could cause a perception in the market place that adverse events or trends have occurred or may be occurring at our company or that it is otherwise an advantageous time to sell shares of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Current Financial Condition."

We cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

        We do not currently intend to pay dividends. Our dividend policy will be established by our Board based on our financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that our Board considers relevant. In addition, the terms of the agreements governing the debt facilities that we incur in connection with the spin-off or in the future may limit or prohibit the payments of dividends. For more information, see "Dividend Policy." We cannot assure you that we will pay dividends in the future or continue to pay any dividends if we do commence the payment of dividends.

        Additionally, our future indebtedness could have important consequences for holders of our common stock. If we cannot generate sufficient cash flow from operations to meet our future debt-payment obligations, then our Board's ability to declare dividends on our common stock will be impaired and we may be required to attempt to restructure or refinance such debt, raise additional capital or take other actions such as selling assets, reducing or delaying capital expenditures or reducing any proposed dividends. We cannot assure you that we will be able to effect any such actions or do so on satisfactory terms, if at all, or that such actions would be permitted by the terms of our debt or our other credit and contractual arrangements.

Certain provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, and certain provisions of Delaware law, may prevent or delay an acquisition of our company or other strategic transactions, which could decrease the trading price of our common stock.

        Prior to the distribution date, our Board and KLX, as our sole stockholder, will approve and adopt amended and restated versions of our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our Board rather than to attempt a hostile takeover.

        In addition, because we have not chosen to be exempt from Section 203 of the DGCL, this provision could also delay or effectively prevent a change of control that some stockholders may favor. In general, Section 203 provides that, subject to limited exceptions, persons that, together with their affiliates and associates, acquire ownership of 15 percent or more of the outstanding voting stock of a Delaware corporation shall not engage in any "business combination" with that corporation or its subsidiaries, including any merger or various other transactions, for a three-year period following the date on which that person became the owner of 15 percent or more of the corporation's outstanding voting stock.

        We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or effectively prevent an acquisition that our Board determines is not in the best interests of our company and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See "Description of Capital Stock" for a more detailed description of these provisions.

Our amended and restated bylaws designate courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a different judicial forum for intra-corporate disputes with us or our directors, officers, employees or agents.

        Our amended and restated bylaws provide that, unless we otherwise consent in writing to selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of KLX Energy Services, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of KLX Energy Services to KLX Energy Services or KLX Energy Services' stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, KLX Energy Services' certificate of incorporation or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. This provision may limit a stockholder's ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for intra-corporate disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

Utilizing the reduced disclosure requirements applicable to "emerging growth companies" may make our common stock less attractive to investors.

        We qualify as an "emerging growth company" and are therefore eligible to utilize certain reduced reporting and other requirements that are otherwise applicable generally to public companies. Pursuant to these reduced disclosure requirements, emerging growth companies are not required to, among other things, provide certain disclosures regarding executive compensation, hold stockholder advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved. In addition, emerging growth companies have longer phase-in periods for the adoption of new or revised financial accounting. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

        We intend to utilize the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable.

        We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our common stock price may be more volatile.

If securities or industry analysts do not publish research reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

        The trading market for our common stock depends in part on the research reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume to decline.

 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We make forward-looking statements throughout this information statement, including in, among others, the sections entitled "Summary," "Risk Factors," "The Spin-Off," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements reflect our current expectations and projections about our future results, performance and prospects and include all statements that are not historical in nature or are not current facts. We have tried to identify these forward-looking statements by using forward-looking words including "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could," "will" or the negative of these terms or similar expressions.

        These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance and prospects to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, assumptions and other factors discussed under "Risk Factors," including the following factors:

  •
  regulation of and dependence upon the energy industry;

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  the cyclical nature of the energy industry;

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  market prices for fuel, oil and natural gas;

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  competitive conditions;

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  legislative or regulatory changes and potential liability under federal and state laws and regulations;

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  decreases in the rate at which oil or natural gas reserves are discovered or developed;

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  the impact of technological advances on the demand for our products and services;

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  delays of customers obtaining permits for their operations;

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  hazards and operational risks that may not be fully covered by insurance;

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  the write-off of a significant portion of intangible assets;

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  the need to obtain additional capital or financing, and the availability and/or cost of obtaining such capital or financing;

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  limitations that our organizational documents, debt instruments and U.S. federal income tax requirements may have on our financial flexibility, our ability to engage in strategic transactions or our ability to declare and pay cash dividends on our common stock;

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  our credit profile;

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  changes in supply and demand of equipment;

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  oilfield anti-indemnity provisions;

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  severe weather;

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  reliance on information technology resources and the inability to implement new technology;

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  increased labor costs or the unavailability of skilled workers;

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  the inability to successfully consummate acquisitions or inability to manage potential growth; and

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  the inability to achieve some or all of the benefits of the spin-off.

        In light of these risks and uncertainties, you are cautioned not to put undue reliance on any forward-looking statements in this information statement. These statements should be considered only after carefully reading this entire information statement. Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this information statement not to occur.

 MARKET AND INDUSTRY DATA

        This information statement includes market and certain other industry data, including market share and market size data, that we obtained from internal research and surveys, publicly available information and industry publications and surveys. Some data is also based on our good faith estimates. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third-party verification of market share data. Data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise and is subject to risks as described elsewhere herein under "Risk Factors."

THE SPIN-OFF

Background

        On December 22, 2017, KLX announced that its board of directors had initiated a formal process to explore strategic alternatives for KLX focused on maximizing stockholder value. After completing a comprehensive review of potential alternatives, the board of directors of KLX determined (1) that the merger transaction with Boeing was advisable, fair to and in the best interests of KLX stockholders, (2) that they would recommend that KLX stockholders approve the merger agreement and (3) that the separation of KLX's energy services business from KLX and operating KLX Energy Services, a wholly-owned subsidiary of KLX that holds KLX's energy services business, as an independent, publicly-traded company presented the best available alternative for maximizing stockholder value with respect to KLX's energy services business.

        In the course of its review of strategic alternatives, the board of directors of KLX engaged in extensive discussions with respect to how best to maximize the value of KLX's assets, including exploring a potential sale of its energy services business. In light of the disappointing bids received for the energy services business relative to public market valuations for comparable companies, especially in the context of the positive outlook for the energy services business, the board of directors of KLX determined that an alternative to the sale of the energy services business in the form of the spin-off could potentially deliver more value to KLX stockholders. The board of directors of KLX considered several drawbacks to the timing of potentially selling the energy services business, given rapidly improving market conditions in the energy industry, the public market valuations of comparable companies based upon forecasted 2018 and 2019 financial performance and the positive outlook of the energy services business. These factors were considered by the board of directors of KLX and weighed against the bids received to purchase the energy services business that, in each case, KLX management did not believe captured the current going concern value of the energy services business or its prospects. This juxtaposition further informed the board of directors of KLX's conclusion that the spin-off provided greater value to stockholders when compared with a sale of the energy services business at that time.

        On August 24, 2018, the board of directors of KLX approved the spin-off of KLX Energy Services from KLX. In connection with the spin-off, KLX Energy Services will become an independent, publicly-traded company. On July 13, 2018, we entered into a number of agreements with KLX, including the Distribution Agreement, the Employee Matters Agreement, the Transition Services Agreement and the IP Matters Agreement. These agreements will govern the relationship between us and KLX after completion of the spin-off and provide for, among other things, the distribution of KLX's energy services business (including, without limitation, all real and personal property, inventory, accounts receivable, intangible property, employees, intellectual property and related assets used in the business, along with the liabilities associated therewith) to its stockholders, releases of claims and indemnification by us and KLX in connection with our respective businesses, assignment of KLX Energy Services employees to us, treatment of outstanding KLX equity awards, certain transition services to be provided to us by KLX for a term beginning on the distribution date and ending not later than six months following the closing of the merger and the transfer of certain KLX trademarks from KLX to us. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off." In addition, prior to the completion of the spin-off, KLX will contribute $50 million to KLX Energy Services. KLX Energy Services will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. In addition, we have entered into a $100 million ABL Facility, which will become available for borrowing upon the completion of the spin-off, for working capital and other general corporate purposes, none of which is expected to be outstanding on the distribution date.

Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

        Our agreements with KLX related to the spin-off were negotiated with KLX and Boeing in the context of our separation from KLX and the subsequent merger of KLX with Boeing. Among our considerations in negotiating these agreements were the needs to ensure that our business was well capitalized at the time of the spin-off and that the retention of tax attributes by our business would be of significant value to us going forward. In negotiations, the parties agreed that we would be capitalized with $50 million of cash prior to completing the spin-off and that any built-in tax losses existing at the time of the spin-off would be retained by us, provided that if a tax gain was generated in connection with the spin-off, we would indemnify KLX for any taxes paid on such gain payable in stock and/or cash, at our option. Although these agreements are intended to be on an arm's-length basis, they may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third-parties. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off" for more detail.

        The spin-off is being conducted in connection with the proposed merger of KLX with a wholly-owned subsidiary of Boeing that was previously announced on May 1, 2018. Completion of the merger is not a condition to completion of the distribution, and the distribution is expected to occur prior to the effective time of the merger. Completion of the distribution is contingent upon a number of conditions described herein having been satisfied or waived (see "—Conditions to the Spin-Off"). Completion of the distribution of KLX Energy Services common stock is one of a number of conditions that must be satisfied or waived prior to completion of the merger. If the merger agreement is terminated prior to the consummation of the distribution, KLX will have the right not to complete the distribution, if, at any time following such termination and prior to the distribution, the board of directors of KLX determines, in its sole discretion, that the spin-off is no longer in the best interests of KLX or its stockholders or that it is not advisable for KLX Energy Services to separate from KLX.

        No vote of KLX stockholders is required or is being sought in connection with the spin-off, and KLX stockholders will not have any appraisal rights in connection with the spin-off. Each holder of KLX common stock will continue to hold his, her or its shares in KLX prior to and after the spin-off. However, if the merger is consummated as expected, each share of KLX common stock will be converted into the right to receive $63.00 in cash per share, without interest.

        Pursuant to the Distribution Agreement, we will indemnify KLX to the extent that KLX determines that it has recognized any gain on the distribution, as calculated in the manner described in the Distribution Agreement. We will pay any such indemnity to KLX either, at our option, in cash, by issuing shares of our common stock to KLX, or with a combination of cash and shares of our common stock.

Manner of Effecting the Spin-Off

        The general terms and conditions relating to the spin-off are as set forth in the Distribution Agreement between us and KLX.

Distribution of Shares of Our Common Stock

        The distribution will be effective as of 11:59 p.m., Eastern time, on September 14, 2018, the distribution date. As a result of the spin-off, on the distribution date, each holder of KLX common stock will receive 0.4 shares of our common stock for every 1.0 share of KLX common stock that the stockholder owns as of the record date. In order to receive shares of our common stock in the spin-off, a KLX stockholder must be a stockholder at the close of business on September 3, 2018, the record date.

        On the distribution date, KLX will release the shares of KLX Energy Services common stock to our distribution agent to distribute to KLX stockholders as of the record date. Our distribution agent will establish book-entry accounts for record holders of KLX common stock and credit to such accounts the shares of our common stock distributed to such holders. Our distribution agent will send these stockholders, including any registered holder of shares of KLX common stock represented by physical share certificates on the record date, a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records that does not use physical stock certificates. For stockholders who own KLX common stock through a broker or other nominee, their broker or nominee will credit their shares of our common stock to their accounts. We expect that it will take the distribution agent up to one week to electronically issue shares of our common stock to KLX stockholders or their bank or brokerage firm by way of direct registration in book-entry form. Any delay in the electronic issuance of KLX Energy Services shares by the distribution agent will not affect trading in KLX Energy Services common stock. As further discussed below, we will not issue fractional shares of our common stock in the distribution. Following the spin-off, stockholders who hold shares in book-entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time.

        KLX stockholders will not be required to make any payment or surrender or exchange their shares of KLX common stock or take any other action to receive their shares of our common stock.

Treatment of Fractional Shares

        The distribution agent will not distribute any fractional shares of our common stock to KLX stockholders. Instead, as soon as practicable on or after the distribution date, the distribution agent will aggregate fractional shares of our common stock held by holders of record into whole shares, sell them in the open market at the prevailing market prices and then distribute the aggregate sale proceeds ratably to KLX stockholders who would otherwise have received fractional shares of our common stock. The amount of this payment will depend on the prices at which the distribution agent sells the aggregated fractional shares of our common stock in the open market shortly after the distribution date. The distribution agent will, in its sole discretion, without any influence by KLX or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either KLX or us. We will be responsible for payment of any brokerage fees, which we do not expect will be material to us. Your receipt of cash in lieu of fractional shares of our common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes, as described in more detail under "—Material U.S. Federal Income Tax Consequences of the Distribution."

Material U.S. Federal Income Tax Consequences of the Distribution

        The following is a summary of the material U.S. federal income tax consequences of the spin-off to "U.S. holders" and "Non-U.S. holders" (in each case, as defined below). It addresses U.S. holders or Non-U.S. holders that will receive KLX Energy Services common stock in the distribution. This summary deals only with U.S. holders or Non-U.S. holders that use the U.S. dollar as their functional currency and hold their KLX common stock as a capital asset. This summary does not address tax considerations applicable to investors subject to special rules, such as persons owning (either actually or constructively) 10% or more of KLX or KLX Energy Services stock, certain financial institutions, dealers or traders, insurance companies, tax exempt entities, persons holding their shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction. It also does not address any U.S. state and local tax or non-U.S. tax considerations.

        As used here, "U.S. holder" means a beneficial owner of KLX or KLX Energy Services common stock (as applicable) that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of a U.S. person and the primary supervision of a U.S. court or (iv) an estate the income of which is subject to U.S. federal income tax without regard to its source. For purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of KLX or KLX Energy Services common stock (as applicable) that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. holder.

        The tax consequences to a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) receiving KLX Energy Services common stock in the spin-off generally will depend on the status of the partnership and the activities of its partners. Partnerships holding KLX common stock should consult their own tax advisors about the U.S. federal income tax consequences to their partners from receiving KLX Energy Services common stock in the spin-off.

        This discussion assumes that neither KLX nor KLX Energy Services is considered a United States real property holding company. This discussion also assumes that the merger will be completed as planned.

Tax Classification of the Spin-off in General

        The spin-off could qualify as tax-free to holders only if, among other requirements, a "continuity of interest" requirement is met. The planned acquisition of KLX by Boeing will prevent satisfaction of that requirement. Accordingly, and assuming that the acquisition occurs, the spin-off will not qualify for tax-free treatment under Section 355 of the Code, and KLX stockholders will be treated as having received a distribution of property that does not qualify for tax-free treatment. The amount of that distribution will be equal to the fair market value of the KLX Energy Services common stock received. In determining the fair market value of the KLX Energy Services common stock received, one reasonable method would be to use the average of the high and low trading prices on the day of receipt.

        To the extent, if any, that KLX Energy Services' market value at the time of the distribution is greater than KLX's tax basis in KLX Energy Services, KLX Energy Services will indemnify KLX for tax on gain taken into account as a result of the distribution of KLX Energy Services common stock, determined as if no net operating losses or other tax attributes were available to shelter that gain and computed at an assumed tax rate of 24%. KLX Energy Services may settle any such indemnity obligation at its option either in cash or by issuing additional shares of KLX Energy Services common stock to KLX (then expected to be owned by Boeing) at a value equal to the amount of such tax liability. If KLX recognizes gain on the distribution, so that KLX Energy Services has an indemnity obligation, KLX and KLX Energy Services expect to make an election for U.S. federal income tax purposes that would enable KLX Energy Services to increase the basis of its assets to KLX Energy Services' market value at the time of the distribution, thereby increasing the amount of amortization or depreciation deductions allowable to KLX Energy Services after the distribution of KLX Energy Services common stock. To the extent, however, that KLX Energy Services' market value at the time of the distribution is less than KLX's tax basis in KLX Energy Services, KLX will not recognize any loss, but KLX and KLX Energy Services expect to make an election that should prevent a reduction to fair market value of KLX Energy Services' tax basis in its assets in order to preserve KLX Energy Services' ability to claim the amortization or depreciation deductions that would have been available if the separation had not occurred.

U.S. Holders

        The distribution of KLX Energy Services common stock should be treated as ordinary dividend income to the extent considered paid out of KLX's current year or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of both current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder's basis in KLX common stock and thereafter as capital gain. To the extent that any such amount is treated as a dividend, corporate U.S. holders should generally be eligible for the dividends received deduction and non-corporate U.S. holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. holders will take a tax basis in their KLX Energy Services common stock equal to its fair market value on the date of receipt.

        KLX will not be able to determine the amount of the distribution (if any) that will be treated as a dividend until after the close of the taxable year of the spin-off, because its current year earnings and profits will be calculated based on its income for the entire taxable year in which the distribution occurs, ending on the earlier of the date of the merger or January 31. In addition to KLX's operating results for that year, which will not include the earnings and expenses of the business conducted by KLX Energy Services after the separation, other factors that are not knowable at this time will affect KLX's earnings and profits for the taxable year of the spin-off. Those factors include the extent, if any, to which the value of KLX Energy Services at the time of the spin-off exceeds KLX's tax basis in KLX Energy Services, resulting in recognition of a gain that will increase KLX's earnings and profits. Those factors also include whether the merger occurs in the same taxable year as the spin-off or in the subsequent tax year, since at the time of the merger certain transaction-related expenses will become deductible, thereby substantially reducing or eliminating KLX's earnings and profits for the taxable year of the spin-off. Based on current projections, KLX expects that its earnings and profits for that taxable year will be substantially less than the value of KLX Energy Services and that they may be negative. Thus, based on current projections, KLX expects that only a relatively small portion, and possibly none, of the distribution will be treated as a dividend. KLX currently intends to cause stockholders to be provided with a determination of the portion of the distribution constituting a taxable dividend as soon as practicable after its earnings and profits for the taxable year in which the distribution occurs are calculated. This information may not be available until after U.S. holders file their income tax returns for that taxable year, and such U.S. holders may need to file amended tax returns to reflect the amount of the taxable dividend as finally determined.

        To the extent that the distribution of the KLX Energy Services common stock constitutes an "extraordinary dividend" with respect to a particular U.S. holder, special rules may apply. In general, a dividend constitutes an "extraordinary dividend" if the amount of the dividend exceeds 10% of that U.S. holder's tax basis in its stock. For purposes of this calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend to a corporate U.S. holder that both (i) claimed a dividends-received deduction with respect to the distribution and (ii) held its KLX common stock for two years or less, such U.S. holder will reduce its tax basis in its KLX common stock (but not below zero) by an amount determined by reference to the dividends received deduction claimed. If any corporate U.S. holder's basis would be reduced below zero as a result of these rules, any excess would be treated as capital gain. In addition, if the portion (if any) of the distribution treated as a dividend qualifies as an extraordinary dividend to a non-corporate U.S. holder who had claimed a reduced rate for qualified dividend income on the distribution, such non-corporate U.S. holder may be required to treat a portion of any loss on a subsequent sale of its KLX common stock as long-term capital loss, regardless of its actual holding period.

        U.S. holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the KLX common stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend. Such election will generally be available if the fair market value of the KLX common stock as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.

        U.S. holders receiving cash in lieu of a fractional share of KLX Energy Services common stock will recognize gain or loss between their adjusted tax basis in such share (as described above) and the amount of cash received in respect of such fractional share, as if such fractional share had actually been received and subsequently sold. Such gain or loss will be capital gain or loss and generally will be treated as short-term capital gain or loss.

        Dividends and capital gains earned by non-corporate U.S. holders may be subject to the 3.8% Medicare tax on net investment income.

Non-U.S. Holders

        For Non-U.S. holders, the characterization of the distribution for U.S. federal income tax purposes as a dividend, a return of capital or a capital gain will be determined in the manner described above under "U.S. holders."

        In the case of a Non-U.S. holder, the portion (if any) of the distribution treated as a dividend for U.S. federal income tax purposes will generally be subject to U.S. federal gross-basis income tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. This tax is generally collected by way of withholding. Because the amount of the distribution (if any) constituting a dividend for U.S. federal income tax purposes will not be known at the time of the distribution, for purposes of determining required withholding, KLX or its withholding agent is generally required by IRS regulations to treat the entire amount of the distribution as a dividend, and withhold tax from that amount, unless it elects instead to withhold based on a reasonable estimate of KLX's earnings and profits. Thus, KLX or another withholding agent will withhold some portion of the KLX Energy Services common stock otherwise distributable to a Non-U.S. holder to satisfy its obligation to withhold tax, except to the extent it estimates that the amount of the distribution will exceed its earnings and profits. To the extent it is required to withhold tax, KLX or its withholding agent may sell the portion of KLX Energy Services common stock otherwise distributable to Non-U.S. holders needed to pay that tax, together with associated expenses. Non-U.S. holders would generally be eligible to obtain a refund of any excess amounts withheld (which would be the entire amount withheld to pay tax if KLX determines, after the end of the taxable year of the spin-off that it had no earnings and profits) by filing an appropriate claim for refund with the U.S. Internal Revenue Service ("IRS"). To receive the benefit of a reduced treaty rate, a Non-U.S. holder must furnish to KLX or its paying agent a valid IRS Form W-8BEN, W-8BEN-E or other applicable form certifying such holder's qualification for the reduced rate. This certification must be provided to KLX or its paying agent prior to the distribution of KLX Energy Services common stock.

        Dividends that are treated as "effectively connected" with a U.S. trade or business conducted by a Non-U.S. holder (and, if an applicable income tax treaty so provides, are also attributable to a U.S. permanent establishment of such Non-U.S. holder) are not subject to the withholding tax, provided the Non-U.S. holder satisfies certain certification and disclosure requirements. Instead, such dividends, net of specified deductions and credits, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any such effectively connected dividends received by a Non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

        In addition, any capital gains recognized (including capital gains arising from the amount of the distribution exceeding current and accumulated earnings and profits as well as basis in such Non-U.S. holder's KLX common stock) may be subject to U.S. net income tax (and in respect of corporate non-U.S. holders, branch profits tax) if the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the Non-U.S. holder within the United States). Additionally, a Non-U.S. holder that is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements will be subject to a flat 30% tax on the amount of capital gains together with certain other U.S. source capital gains realized during such year, to the extent that they exceed certain U.S. source capital losses realized during such year.

        Non-U.S. holders receiving cash in lieu of a fractional share of KLX Energy Services common stock will recognize gain or loss between their adjusted tax basis in such share (as described above) and the amount of cash received in respect of such fractional share, as if such fractional share had actually been received and subsequently sold. Such gain or loss will be capital gain or loss and generally will be treated as short-term capital gain or loss.

Tax Considerations to U.S. Holders in Respect of Ownership and Disposition of KLX Energy Services Common Stock

Dividends

        Distributions paid by KLX Energy Services out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income. Corporate U.S. holders should generally be eligible for the dividends received deduction and non-corporate U.S. holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder's basis in KLX Energy Services common stock and thereafter as capital gain. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from KLX Energy Services. Dividends received by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Sales or other dispositions of KLX Energy Services common stock

        A U.S. holder will recognize capital gain or loss on the sale or other disposition of KLX Energy Services common stock in an amount equal to the difference between the U.S. holder's adjusted tax basis in its KLX Energy Services common stock and the amount realized from the disposition. Any gain or loss on a sale or other disposition of KLX Energy Services common stock generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the holder has held our common stock for more than one year. Deductions for capital losses are subject to limitations. Any gain recognized by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Tax Considerations to Non-U.S. Holders in Respect of Ownership and Disposition of KLX Energy Services Common Stock

Dividends

        Distributions on KLX Energy Services common stock that are characterized as dividends paid to a Non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must furnish to KLX Energy Services or its paying agent a valid IRS Form W-8 (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to KLX Energy Services or its paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. holder who qualifies for a reduced treaty rate but does not timely provide KLX Energy Services or the payment agent with the required certification, such Non-U.S. holder may be entitled to a credit against their U.S. federal income tax liability or a refund of the tax withheld, which the Non-U.S. holder may claim by filing the appropriate claim for refund with the IRS.

        Dividends that are treated as "effectively connected" with a trade or business conducted by a Non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a U.S. permanent establishment of such Non-U.S. holder) are not subject to the withholding tax, provided the Non-U.S. holder satisfies certain certification and disclosure requirements. Instead, such dividends, net of specified deductions and credits, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. To the extent a dividend is effectively connected with a U.S. trade or business, non-corporate Non-U.S. holders may be eligible for taxation at reduced U.S. federal tax rates applicable to qualified dividend income. Any such effectively connected dividends received by a Non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Sales or Other Dispositions of KLX Energy Services Common Stock

        Subject to the discussions under "—Information Reporting and Backup Withholding" and "—FATCA," a Non-U.S. holder will generally not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder's sale or other disposition of KLX Energy Services common stock. Gain on sale of KLX Energy Services common stock may be subject to U.S. net income tax (and in respect of corporate non-U.S. holders, branch profits tax) if the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the Non-U.S. holder within the United States). Additionally, a Non-U.S. holder that is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements will be subject to a flat 30% tax on the amount of gain derived from the sale that, together with certain other U.S. source capital gains realized during such year, to the extent that they exceed certain U.S. source capital losses realized during such year.

FATCA

        Sections 1471-1474 of the Code (commonly known as "FATCA") impose a 30% withholding tax on certain types of payments (including dividends by KLX and KLX Energy Services) made to "foreign financial institutions" and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If any payee, whether or not it is a beneficial owner or an intermediary with respect to a payment, is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting or other requirements. Withholding under this legislation on withholdable payments to foreign financial institutions and certain non-financial foreign entities will also apply after December 31, 2018 with respect to the gross proceeds of a disposition of our common stock (which will include sales, redemptions and returns on capital). Failure by a Non-U.S. holder (or any non-U.S. intermediary through which it will hold its stock) that is subject to FATCA to comply with its certification and reporting requirements, or properly document its status as a person not subject to FATCA withholding, could result in withholding at a rate of 30% on withholdable payments made to the Non-U.S. holder. Non-U.S. holders or U.S. holders owning KLX or KLX Energy Services common stock through a non-U.S. intermediary should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to dividends, sales proceeds or other amounts paid to U.S. holders and Non-U.S. holders, unless an exemption applies. Backup withholding tax may apply to amounts subject to reporting if the holder fails to provide an accurate taxpayer identification number or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. A U.S. holder or Non-U.S. holder can claim a credit against its U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. holders and Non-U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

        THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE SPIN-OFF IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

Results of the Spin-Off

        After the spin-off, we will be an independent, publicly-traded company. Immediately following the spin-off, we expect to have approximately 1,405 record holders of shares of our common stock and approximately 20.3 million shares of our common stock outstanding based on the number of stockholders of record and outstanding shares of KLX common stock on July 24, 2018. The figures exclude any shares of KLX common stock held directly or indirectly by KLX. The actual number of shares to be distributed will be determined on the record date.

        We entered into several agreements with KLX to effect the spin-off and provide a framework for our relationship with KLX after the spin-off. These agreements will govern the relationship between us and KLX after completion of the spin-off and provide for the distribution of KLX's energy services business (and the assets and liabilities associated therewith) to its stockholders and the releases of claims and indemnification by us and KLX in connection with our respective businesses. For a more detailed description of these agreements, see "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off."

Trading Market for Our Common Stock

        There is no public market for our common stock, and an active trading market may not develop or may not be sustained. We anticipate that trading of our common stock will commence on a "when-issued" basis beginning on or shortly before the record date and continuing through the distribution date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. When-issued trades generally settle within four trading days after the distribution date. If you own shares of KLX common stock at the close of business on the record date, you will be entitled to receive shares of our common stock distributed in the spin-off. You may trade this entitlement to receive shares of our common stock, without the shares of KLX common stock you own, on the when-issued market. On the first trading day following the distribution date, any when-issued trading of our common stock will end and "regular-way" trading will begin. KLX

Energy Services common stock has been approved for listing subject to official notice of issuance on Nasdaq under the ticker symbol "KLXE." A condition to the distribution and the merger is the listing of our common stock on Nasdaq. We will announce our when-issued trading symbol when and if it becomes available.

        We also anticipate that, beginning on or shortly before the record date and continuing up to and including the distribution date, there will be two markets in KLX common stock: a "regular-way" market and an "ex-distribution" market. Shares of KLX common stock that trade on the regular-way market will trade with an entitlement to shares of our common stock distributed in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed in the distribution. Therefore, if you sell shares of KLX common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution. However, if you own shares of KLX common stock at the close of business on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will not be selling the right to receive shares of our common stock in connection with the spin-off, and you will still receive such shares of our common stock.

        We cannot predict the prices at which our common stock may trade before the spin-off on a "when-issued" basis or after the spin-off. Those prices will be determined by the marketplace. Prices at which trading in our common stock occurs may fluctuate significantly. Trading prices for our common stock may be influenced by many factors, including anticipated or actual fluctuations in our operating results or those of other companies in our industry, investor perception of our company and the energy services industry, market fluctuations and general economic conditions. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the performance of many stocks and that have often been unrelated or disproportionate to the operating performance of these companies. These are just some of the factors that may adversely affect the market price of our common stock. See "Risk Factors—Risks Relating to Our Common Stock" for further discussion of risks relating to the trading prices of our common stock.

Treatment of Equity Awards

        KLX has outstanding equity awards relating to its common stock in the form of restricted stock units and restricted stock granted under the KLX LTIP. In addition, KLX officers and directors hold deferred share units under the KLX Inc. 2014 Deferred Compensation Plan ("DCP") and the KLX Non-Employee Directors Stock and Deferred Compensation Plan ("NEDDSP"). At the time of the spin-off, then outstanding unvested KLX equity-based awards granted prior to the date of the spin-off will be equitably adjusted to reflect the dilutive impact of the spin-off but will otherwise not participate in the spin-off. Following the spin-off, all unvested KLX equity-based awards held by KLX employees and KLX Energy Services employees will continue to vest in accordance with their terms based on their respective holders' continued service with KLX or KLX Energy Services, as applicable. Pursuant to the Employee Matters Agreement between us and KLX, on and after the distribution date, we will establish a separate KLX Energy Services LTIP, KLX Energy Services DCP and KLX Energy Services NEDDSP with substantially similar terms as the applicable KLX plans. See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off—Employee Matters Agreement" for more information. For a description of the KLX Energy Services LTIP, see "Executive Compensation—Description of the Long-Term Incentive Plan."

ABL Facility

        KLX Energy Services has entered into the ABL Facility, which will become available for borrowing upon the completion of the spin-off.

Conditions to the Spin-Off

        We expect that the spin-off will be effective as of 11:59 p.m., Eastern time, on September 14, 2018, the distribution date, provided that the following conditions shall have been either satisfied or waived by KLX:

  •
  the board of directors of KLX, in its sole and absolute discretion, shall have authorized and approved the spin-off and not withdrawn such authorization and approval, shall be satisfied that the distribution will be made out of surplus in accordance with Section 170 of the DGCL and shall have declared the dividend of KLX Energy Services common stock to the holders of issued and outstanding shares of KLX common stock;

  •
  the Form 10 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of KLX Energy Services common stock shall have been obtained and be in effect, such shares of KLX Energy Services common stock shall have been approved for listing on Nasdaq and the period of time specified by applicable law for the mailing of an information statement shall have expired (assuming the information statement is mailed immediately after the Form 10 is declared effective by the SEC, whether or not the information statement has in fact been mailed);

  •
  any approvals of non-U.S. governmental authorities required in connection with the spin-off or the distribution shall have been obtained;

  •
  no governmental authority having jurisdiction over KLX or KLX Energy Services shall have issued or entered any order after the date of the Distribution Agreement, and no applicable law shall have been enacted or promulgated after the date of the Distribution Agreement, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the distribution or the other transactions contemplated in connection with the spin-off; and

  •
  the merger agreement shall not have been terminated pursuant to its terms.

        We are not aware of any material federal, foreign or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than the Required Notifications (as defined in the merger agreement) and compliance with SEC rules and regulations, approval for listing on Nasdaq and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the distribution. Unless the merger agreement has been terminated in accordance with its terms, KLX does not have the right to unilaterally decide to cancel the distribution of the KLX Energy Services common stock. However, if the merger agreement is terminated, under certain specified circumstances, KLX may be required to pay Boeing a termination fee of up to $175 million. The spin-off and the merger cannot be completed until the applicable conditions to each are satisfied or waived, and we cannot be certain when or if the conditions for the spin-off and the merger will be satisfied or waived. For more information, see "Risk Factors—Risks Relating to the Spin-Off and the Merger—The spin-off and/or the merger may not be completed on the terms or timeline currently contemplated, if at all, and may have a material adverse effect on us whether or not the merger is completed."

Reason for Furnishing this Information Statement

        We are furnishing this information statement to you, as a KLX stockholder entitled to receive shares of our common stock in the spin-off, for the sole purpose of providing you with information about us. This information statement is not, and you should not consider it, an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither KLX nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

        We do not currently intend to pay dividends. Our Board will establish our dividend policy based on our financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that our Board considers relevant. We anticipate that the terms of the debt agreements that we expect to enter into in connection with the spin-off will contain restrictions on our ability to pay dividends. The terms of agreements governing debt that we may incur in the future may also limit or prohibit dividend payments. Accordingly, we cannot assure you that we will either pay dividends in the future or continue to pay any dividend that we may commence in the future.

 CAPITALIZATION

        The following table presents our cash and cash equivalents and capitalization as of April 30, 2018 on a historical basis and on a pro forma basis as of that date reflecting the spin-off and the related transactions and events described in this information statement as if the spin-off and the related transactions and events had occurred on April 30, 2018.

        We are providing the capitalization table below for informational purposes only. You should not construe it as indicative of our capitalization or financial condition had the spin-off and the related transactions and events been completed on the date assumed. The capitalization table below also may not reflect the capitalization or financial condition that would have resulted had we been operated as a separate, independent entity at that date or our future capitalization or financial condition.

        You should read the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

	As of April 30, 2018
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$—	$50.0

Total indebtedness	$—	$—
Equity:
Parent company investment	$246.9	$—
Common stock	—
Additional paid-in capital	—	296.9

Total equity	$246.9	$296.9

Total capitalization	$246.9	$296.9

        KLX Energy Services has not yet finalized its post-spin-off capitalization. The above pro forma financial information reflects our estimated post-spin-off capitalization. We currently expect that, in connection with the spin-off, we will receive a $50 million capital contribution from KLX. We will make a payment to KLX for the amount, if any, of negative free cash flows, as defined in the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. We also have entered into the ABL Facility for working capital and other general corporate purposes, which we expect to be undrawn on the distribution date. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

        We anticipate accessing the capital markets at an appropriate time following the consummation of the spin-off to further strengthen our balance sheet to allow for future growth and expect to do so based on market conditions and our anticipated near and medium-term expectations for cash deployment.

 SELECTED HISTORICAL FINANCIAL DATA

        The following table presents selected historical financial data for the periods indicated below. We derived the selected historical condensed statements of earnings data for the three months ended April 30, 2018 and 2017 and the balance sheet data as of April 30, 2018 from our unaudited condensed financial statements included elsewhere in this information statement. We derived the selected historical condensed balance sheet data as of April 30, 2017 from our unaudited condensed balance sheet that is not included in this information statement. We derived the selected historical financial data as of January 31, 2018 and 2017, and for each of the fiscal years in the three-year period ended January 31, 2018, from our audited financial statements included elsewhere in this information statement. We derived the selected historical financial data as of January 31, 2016 from KLX's accounting records. In our management's opinion, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. The selected historical condensed financial data as of and for the three months ended April 30, 2018 and 2017 are not necessarily indicative of the results that may be obtained for a full year.

        The historical statements of earnings (loss) reflect allocations of general corporate expenses from KLX, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management and other shared services. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenues generated, costs incurred, headcount or other measures. Our management and the management of KLX consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, KLX Energy Services. The allocations may not, however, reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The financial statements included in this information statement may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

        In presenting the financial data in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" included elsewhere in this information statement for detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

        The following selected historical financial and other data should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related

Party Transactions" and our audited and unaudited financial statements and related notes included elsewhere in this information statement.

	Year Ended January 31,			Three Months Ended April 30,
	2018	2017	2016	2018	2017
	(in millions)			(in millions)
				(unaudited)
Statements of Earnings (Loss) Data
Revenues	$320.5	$152.2	$251.2	$110.3	$63.5
Cost of sales	269.1	181.3	282.8	82.0	55.9
Selling, general and administrative expenses	73.4	60.1	78.5	21.8	17.6
Research and development costs	2.0	0.3	—	0.7	0.4
Goodwill and long-lived asset impairment charges	—	—	640.2	—	—

Operating (loss) earnings	(24.0)	(89.5)	(750.3)	5.8	(10.4)
Income tax expense	0.1	0.1	0.1	—	—

Net (loss) earnings	$(24.1)	$(89.6)	$(750.4)	$5.8	$(10.4)

Balance Sheet Data (end of period)
Working capital	$38.1	$14.8	$9.0	$51.8	$24.5
Intangible and other assets, net	8.2	3.6	6.1	9.5	4.6
Total assets	273.8	205.0	234.8	298.3	224.9
Parent company equity	224.6	178.0	192.1	246.9	190.4
Other Data
Depreciation and amortization	$33.5	$36.2	$46.6	$8.8	$8.4
Non-cash compensation expense	12.5	9.0	4.3	2.6	2.8

 UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed financial statements (together with the related notes) should be read in conjunction with the sections entitled "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," our historical annual and interim financial statements and the accompanying notes included elsewhere within this information statement.

        The unaudited pro forma condensed financial statements set forth below are based on and have been derived from our historical annual and interim financial statements, including the unaudited condensed balance sheet as of April 30, 2018, the unaudited condensed statements of earnings (loss) for the three months ended April 30, 2018, the audited balance sheet as of January 31, 2018 and the audited statements of earnings (loss) for the fiscal year ended January 31, 2018, which are included elsewhere within this information statement. Our historical financial statements include allocations of certain expenses from KLX, including expenses for costs related to functions such as treasury, tax, accounting, legal, internal audit, human resources, public and investor relations, general management, shared information technology systems, corporate governance activities and centrally managed employee benefit arrangements. These costs may not be representative of the future costs we will incur as an independent, publicly-traded company and do not include certain additional costs we may incur as an independent, publicly-traded company.

        The unaudited pro forma condensed statements of earnings for the three months ended April 30, 2018 and the fiscal year ended January 31, 2018 give effect to the spin-off as if it had occurred on February 1, 2017. The unaudited pro forma condensed balance sheet gives effect to the spin-off as if it had occurred on April 30, 2018. In management's opinion, the unaudited pro forma condensed financial statements reflect adjustments that are both necessary to present fairly the unaudited pro forma condensed statements of earnings and the unaudited pro forma financial position of our business as of and for the periods indicated, and the pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from KLX and, for purposes of the statements of earnings, are expected to have a continuing impact on us.

        The unaudited pro forma condensed financial statements are for illustrative and informational purposes only and are not intended to represent what our results from operations or financial position would have been had the spin-off occurred on the dates indicated. The unaudited pro forma condensed financial statements also should not be considered indicative of our future results of operations or financial position as an independent, publicly-traded company.

        The following unaudited pro forma condensed statements of earnings and unaudited pro forma condensed balance sheet give pro forma effect to the following:

  •
  the contribution by KLX of its energy services business to us, as a result of which we will own, directly or indirectly, the operations comprising and the entities that comprise KLX Energy Services, including all liabilities of such business at the distribution date;

  •
  the distribution of our common stock to KLX stockholders (assuming a 0.4 to 1.0 distribution ratio); and

  •
  a $50 million capital contribution by KLX to KLX Energy Services.

        As a stand-alone public company, we expect to incur additional recurring costs. Our preliminary estimates of the recurring costs expected to be incurred annually are approximately $5.0 million to $7.0 million higher than the expenses historically allocated to us from KLX, reflecting 100% allocation of dedicated corporate resources and the expected higher revenues.

        The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

  •
  costs to perform financial reporting, tax, regulatory compliance, corporate governance, audit, Sarbanes-Oxley Act compliance, treasury, legal, internal audit and investor relations activities;

  •
  compensation and benefits reflecting 100% allocation of dedicated corporate level executive positions such as CEO, CFO and the Board of Directors;

  •
  potential inefficiencies associated with obtaining insurance coverage for smaller businesses;

  •
  costs under a Transition Services Agreement with KLX; and

  •
  the type and level of other costs expected to be incurred.

        No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable.

        The Company will recognize a charge equal to the unrecognized compensation cost of the restricted stock grants resulting from the acceleration of the shares under KLX's LTIP upon the closing of the sale of KLX to Boeing.

        We currently estimate non-recurring expenses that we will incur during our transition to being a stand-alone public company to be less than $10 million. We have not adjusted the accompanying unaudited pro forma condensed statements of earnings for these estimated expenses as they are not expected to have an ongoing impact on our operating results. We anticipate that substantially all of these expenses will be incurred within 6 to 12 months of the distribution. These expenses primarily relate to the following:

  •
  accounting, tax and other professional costs pertaining to our separation and establishment as a stand-alone public company; and

  •
  costs to establish separate information systems.

        Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially, and the timing of incurrence could change.

KLX ENERGY SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED APRIL 30, 2018
(In millions, except per share data)

	Historical	Pro Forma Adjustments	Note	Pro Forma
Service revenues	$110.3	$—		$110.3
Cost of sales	82.0	—		82.0
Selling, general and administrative	21.8	(3.2)	(1)	18.6
Research and development costs	0.7	—		0.7

Operating earnings	5.8	3.2		9.0

Income before income taxes	5.8	3.2		9.0
Income tax expense	—	—		—

Net earnings	$5.8	$3.2		$9.0

Pro forma net earnings per common share:
Basic				$0.45
Diluted				$0.44
Weighted average common shares:
Basic				20.0
Diluted				20.4

See accompanying notes to unaudited pro forma condensed financial statements.

KLX ENERGY SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
FOR THE YEAR ENDED JANUARY 31, 2018
(In millions, except per share data)

	Historical	Pro Forma Adjustments	Note	Pro Forma
Service revenues	$320.5	$—		$320.5
Cost of sales	269.1	—		269.1
Selling, general and administrative	73.4	(0.4)	(1)	73.0
Research and development costs	2.0	—		2.0

Operating loss	(24.0)	0.4		(23.6)

Loss before income taxes	(24.0)	0.4		(23.6)
Income tax expense	0.1	—		0.1

Net loss	$(24.1)	$0.4		$(23.7)

Pro forma net loss per common share:
Basic				$(1.17)
Diluted				$(1.16)
Weighted average common shares:
Basic				20.2
Diluted				20.5

See accompanying notes to unaudited pro forma condensed financial statements.

KLX ENERGY SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
AS OF APRIL 30, 2018
(In millions)

	Historical	Financing & Other Pro Forma Adjustments	Note	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$—	$50.0	(2)	$50.0
Accounts receivable	87.7	—		87.7
Inventories	11.1	—		11.1
Other current assets	3.3	—		3.3

Total current assets	102.1	50.0		152.1

Property and equipment	186.7	—		186.7
Identifiable intangible assets	2.8	—		2.8
Other assets	6.7	—		6.7

	$298.3	$50.0		$348.3

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable	$35.6	$—		$35.6
Accrued liabilities	14.7	—		14.7

Total current liabilities	50.3	—		50.3

Other non-current liabilities	1.1	—		1.1
Equity:
Common stock	—	0.2	(3)	0.2
Additional paid-in capital	—	296.7	(3)	296.7
Parent company investment	246.9	(246.9)	(3)	—

Total equity	246.9	50.0		296.9

	$298.3	$50.0		$348.3

See accompanying notes to unaudited pro forma condensed financial statements.

KLX ENERGY SERVICES HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

        (1)   Reflects the elimination of non-recurring separation costs related to the review of strategic alternatives and the spin-off of KLX Energy Services to KLX stockholders that were incurred during the historical periods ended January 31, 2018 and April 30, 2018. These costs were primarily for legal, tax and accounting fees and other related expenses.

        (2)   Reflects the capital contribution from KLX of $50 million.

        (3)   The adjustment to common stock, additional-paid-in capital and parent company investment represents: (a) the elimination of approximately $247 million of parent company investment; (b) the $50 million capital contribution from KLX; and (c) the establishment of our capital structure. For purposes of these unaudited pro forma condensed financial statements, we assumed approximately 20.4 million shares of KLX Energy Services common stock were issued at a par value of $0.01 per share determined using the 0.4 to 1.0 distribution ratio to KLX's 51 million common shares outstanding at April 30, 2018.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our results of operations and financial condition together with our audited and unaudited historical financial statements and accompanying notes that we have included elsewhere in this information statement as well as the discussion in the section of this information statement entitled "Business." This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those we discuss in the sections of this information statement entitled "Risk Factors" and "Special Note About Forward-Looking Statements."

        Our financial statements, which we discuss below, reflect our historical financial condition, results of operations and cash flows. The financial information discussed below and included in this information statement, however, may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been operated as a separate, independent entity during the periods presented or what our financial condition, results of operations and cash flows may be in the future. In this section, dollar amounts are shown in millions, except for per share amounts or as otherwise specified.

Company Overview

        We are a leading provider of completion, intervention and production services and products to the major onshore oil and gas producing regions of the United States. We offer a range of differentiated, complementary technical services and related tools and equipment in challenging environments that provide "mission critical" solutions for our customers throughout the life cycle of the well.

        We serve many of the leading companies engaged in the exploration and development of North American onshore conventional and unconventional oil and natural gas reserves. Our customers include independent and major oil and gas companies and project management firms. We actively support these customer operations from 36 service facilities located in the key major shale basins. We manage our business in these basins on a geographic basis, including the Southwest Region (the Permian Basin and Eagle Ford Shale), the Rocky Mountains Region (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast Region (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville). Our revenues, operating profits and identifiable assets are primarily attributable to these three reportable geographic segments. However, while we manage our business based upon these regional groupings, our assets and our technical personnel are deployed on a dynamic basis across all of our service facilities, to optimize utilization and profitability.

        We work with well operators to provide engineered solutions across the entire lifecycle of the well, by streamlining operations, reducing non-productive time and developing cost effective and often customized solutions and customized tools for our customers' most challenging service needs, which include technical, complex unconventional wells requiring extended reach horizontal laterals and greater completion intensity per well. We believe our growing reputation for delivering differential service outcomes has resulted in the number of our customer agreements growing by over 140%, from over 400 as of January 31, 2016 to over 1,000 as of January 31, 2018. These agreements enable us to work for many of the major and independent E&P companies in North America.

        We offer a variety of targeted services that are differentiated by the technical competence and experience of our field service engineers and their deployment of a broad portfolio of specialized tools and equipment. Our innovative and adaptive approach to proprietary tool design has been employed by our in-house R&D organization and, in selected instances, by our technology partners to develop tools covered by 10 patents and 21 U.S. and foreign pending patent applications as well as 21 additional proprietary tools. Our technology partners include manufacturing and engineering companies that produce tools, which we design and utilize in our service offerings.

        We utilize outside, dedicated manufacturers to produce our products, which, in many cases, our engineers have developed from the input and requests from our customers and customer-facing managers, thereby maintaining the integrity of our intellectual property while avoiding manufacturing startup and maintenance costs. We have found that doing so leverages our technical strengths as well as those of our technology partners. These services and related products, or PSLs, are modest in cost to the customer relative to its other well construction expenditures but have a high cost of failure and are, therefore, "mission critical" to our customers' outcomes. We believe our customers have come to depend on our decades of combined field experience to execute on some of the most challenging problems they face. We believe we are well positioned as a company for continued growth, as the oil and gas industry continues to drill and complete thousands of increasingly complex wells each year and as thousands of older legacy wells require remediation.

        KLX Energy Services was formed from the combination and integration of seven private oilfield service companies acquired over the 2013 through 2014 time period. Each of the acquired businesses was regional in nature and brought one or two specific service capabilities to KLX Energy Services. Once the acquisitions were completed, we undertook a comprehensive integration of these businesses, to align our services, our people and our assets across all the geographic regions where we maintain a presence. We established a matrix management organizational structure, where each regional manager has the resources to provide a complete suite of services, supported by technical experts in our primary service categories. We have endeavored to create a "next generation" oilfield services company in terms of management controls, processes and operating metrics and have driven these processes down through the operating management structure in every region, which we believe differentiates us from many of our competitors. This allows us to offer our customers in all of our geographic regions discrete, comprehensive and differentiated services that leverage both the technical expertise of our skilled engineers and our in-house R&D team.

        We invest in innovative technology and equipment designed for modern production techniques that increase efficiencies and production for our customers. North American unconventional onshore wells are increasingly characterized by extended lateral lengths, tighter spacing between hydraulic fracturing stages, increased cluster density and heightened proppant loads. Drilling and completion activities for wells in unconventional resource plays are extremely complex, and downhole challenges and operating costs increase as the complexity and lateral length of these wells increase. For these reasons, E&P companies with complex wells increasingly prefer service providers with the scale and resources to deliver best-in-class solutions that evolve in real time with the technology used for extraction. We believe we offer best-in-class service execution at the wellsite and innovative downhole technologies, positioning us to benefit from our ability to service the most technical, complex wells where the potential for increased operating leverage is high due to the large number of stages per well in addition to customer focus on execution rather than price. We have been awarded 10 U.S. patents, have 21 U.S. and foreign pending patent applications and utilize 21 additional proprietary tools, some of which have been developed in conjunction with our technology partners, which we believe differentiates us from our regional competition and also allows us to deliver more focused service and better outcomes in our specialized services than larger national competitors who do not discretely dedicate their resources to the services we provide.

        We are focused on generating attractive returns on capital for our stockholders through the superior margins achieved by our differentiated services and the prudent application of our cash flow to targeted growth opportunities, which is intended to deliver high returns and short payback periods. Our services require less expensive equipment, which is also less expensive to maintain, and fewer people than many other oilfield service activities. In addition to the superior margins our differentiated services generate, we believe the rising level of completion intensity in our core operating areas contributes to improved margins and returns. This provides us significant operational leverage, and we believe positions us well to continue to generate attractive returns on capital as industry activity increases and the market for oilfield services improves. As part of our returns-focused approach to capital spending, we are focused on maintaining a capital efficient program with respect to the development of new products. We support our existing asset base with targeted investments in R&D, which we believe allows us to maintain a technical advantage over our competitors providing similar services using standard equipment.

        We operate in three segments determined on a geographic basis: the Southwest Region (the Permian Basin and the Eagle Ford Shale), the Rocky Mountains Region (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast Region (the Marcellus and Utica Shale as well as the Mid-Continent STACK and SCOOP and Haynesville). As noted above, our revenues, operating profits and identifiable assets are primarily attributable to these three reportable geographic segments. However, while we manage our business based upon these regional groupings, our assets and our technical personnel are deployed on a dynamic basis across all of our service facilities, to optimize utilization and profitability.

        Demand for services in the oil and natural gas industry is cyclical. For example, the domestic E&P industry in the United States underwent a substantial downturn in 2015 and much of 2016, placing unprecedented pressure on both our customers and competitors. However, we believe our company is well positioned to operate successfully as a standalone company as a result of the numerous initiatives we undertook during the integration of the seven businesses acquired while we were part of KLX Inc. We believe our operating cost structure is now materially lower than during the historical financial reporting periods and that there is greater flexibility to respond to changing industry conditions. We improved our cost structure by centralizing a number of common functions, as evidenced by our reduced use of cash from operations on lower revenues. The implementation of integrated, company-wide management information systems and processes provide more transparency to current operating performance and trends within each market where we compete and help us more acutely scale our cost structure and pricing strategies on a market-by-market basis. Profitability levels are dependent more directly on pricing for our services rather than utilization rates; as such, our ability to differentiate ourselves on the basis of quality contributes to revenue growth and profitability even in a stable or declining market environment through market share gains and growing business with existing customers.

        On the distribution date, we expect our company to be capitalized with $50 of cash and over $50 of availability under our undrawn ABL Facility. We believe we have strong management systems in place, which will allow us to manage our operating resources and associated expenses relative to market conditions. We believe our services often generate superior margins to our competitors based upon the differential quality of our performance, and that these margins also support strong free cash flow generation. The required investment in our business includes both working capital (principally for account receivables growth tied to increasing revenues) and capital expenditures for both maintenance of existing assets and growth. Our required maintenance capital expenditures are relatively modest compared to other oilfield service providers due to the asset-lite nature of our services, the average age of our assets of less than three years and our ability to charge back a portion of asset maintenance to customers for a number of our assets. In addition to these internal expenditures, we may also pursue selected acquisition opportunities. We believe industry conditions are likely to continue to support existing activity levels of oilfield service providers, but that the pace of industry consolidation will pick up, as weakened private company competitors look to take advantage of the market activity to exit.

The Spin-Off

        On August 24, 2018, the board of directors of KLX approved the spin-off of KLX Energy Services from KLX. In connection with the spin-off, KLX Energy Services will become an independent, publicly-

traded company. KLX Energy Services has entered into a number of agreements with KLX, including the Distribution Agreement, the Employee Matters Agreement, the Transition Services Agreement and the IP Matters Agreement. These agreements govern the relationship between us and KLX after completion of the spin-off and provide for the allocation between us and KLX of various assets, liabilities and obligations (including employee benefits, information technology and insurance). See "Certain Relationships and Related Party Transactions—Agreements with KLX Related to the Spin-Off." In addition, prior to the completion of the spin-off, KLX will contribute $50 to KLX Energy Services. KLX Energy Services will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. In addition, we have entered into a $100 ABL Facility, which will become available for borrowing upon the completion of the spin-off, for working capital and other general corporate purposes, none of which is expected to be outstanding on the distribution date. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

        The spin-off is being conducted in connection with the proposed merger of KLX with a wholly-owned subsidiary of Boeing that was previously announced on May 1, 2018. Completion of the merger is not a condition to completion of the distribution, and the distribution is expected to occur prior to the effective time of the merger. Completion of the distribution is contingent upon a number of conditions described herein having been satisfied or waived (see "The Spin-Off—Conditions to the Spin-Off"). Completion of the distribution of KLX Energy Services common stock is one of a number of conditions that must be satisfied or waived prior to completion of the merger. If the merger agreement is terminated prior to the consummation of the distribution, KLX will have the right not to complete the distribution if, at any time following such termination and prior to the distribution, the board of directors of KLX determines, in its sole discretion, that the spin-off is no longer in the best interests of KLX or its stockholders or that it is not advisable for KLX Energy Services to separate from KLX.

        Pursuant to the Distribution Agreement, we will indemnify KLX to the extent that KLX determines that it has recognized any gain on the distribution, as calculated in the manner described in the Distribution Agreement. We will pay any such indemnity to KLX either, at our option, in cash, by issuing shares of our common stock to KLX or with a combination of cash and shares of our common stock.

Factors Affecting the Comparability of our Future Results of Operations to our Historical Results of Operations

        Our future results of operations may not be comparable to our historical results of operations for the periods presented, primarily for the reasons described below:

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  Initial Expenses to Become a Stand-Alone Public Company:  We currently estimate non-recurring expenses that we will incur during our transition to being a stand-alone public company to be less than $10. We anticipate that substantially all of these expenses will be incurred within 6 months of the distribution. These expenses primarily relate to accounting, tax and professional costs, duplicative costs under the Transition Services Agreement between ourselves and our former parent and costs related to information technology and systems.

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  SG&A Allocation:  Selling, general and administrative ("SG&A") expense includes allocations of general corporate expenses from KLX. The historical statements of earnings (loss) reflect allocations of general corporate expenses from KLX, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement and other shared services. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenues generated, costs incurred, headcount or other measures. Our management and the management of KLX considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, KLX Energy Services. The allocations may not, however, reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Please see Note 1 to our audited financial statements, "Description of Business and Summary of Significant Accounting Policies—Basis of Presentation," for a description of the costs allocated, the methods of allocation, the reasons for the allocations and how future actual costs may differ from the amounts allocated under the ownership of KLX.

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  Ongoing Stand-Alone Public Company Expenses:  We expect to incur direct, incremental expenses as a result of being a publicly-traded company, including, but not limited to, costs associated with hiring a dedicated corporate management team, annual and quarterly reports to stockholders, quarterly tax provision preparation, independent auditor fees, expenses relating to compliance with the rules and regulations of the SEC, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These direct, incremental expenses are not included in our historical results of operations. Our preliminary estimates of the recurring costs expected to be incurred annually are approximately $5.0 to $7.0 higher than the expenses historically allocated to us from KLX, reflecting 100% allocation of dedicated corporate resources and the expected higher revenues.

Key Financial Performance Indicators

        We recognize the highly cyclical nature of our business and the need for metrics to (1) best measure the trends in our operations and (2) provide baselines and targets to assess the performance of our managers, which is intended to help us grow stockholder value.

        The metrics we regularly monitor within each of our geographic reporting regions include:

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  Variable cost by service;

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  Asset utilization by service; and

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  Revenue growth by service.

        The measures we believe most effective to monitor and consider when rewarding management performance include:

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  Revenue growth rate;

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  Operating earnings growth rate;

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  Operating margin;

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  Cash flow generation after investments in the business; and

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  Effectiveness of our health, safety and environmental practices.

        Our experience has shown us that measuring our performance is most meaningful when compared against our peers on a relative basis. Our Board will form a compensation committee and engage its own compensation consultant to recommend performance metrics and targets for our employees.

Three Months ended April 30, 2018 as compared to the Three Months ended April 30, 2017

        The following is a summary of revenues by segment:

	Revenues
Segment	April 30, 2018	April 30, 2017	% Change
Southwest	$39.8	$21.1	88.6%
Rocky Mountains	40.2	25.8	55.8%
Northeast	30.3	16.6	82.5%

Total	$110.3	$63.5	73.7%

        For the period ended April 30, 2018, revenues of $110.3 increased $46.8, or 73.7%, as compared with the prior year period. Our revenue growth was driven by an 88.6%, or $18.7, increase in Southwest revenues, a 55.8%, or $14.4, increase in Rocky Mountains revenues and an 82.5%, or $13.7, increase in Northeast revenues, reflecting the higher level of activity by our customers throughout the regions we serve. Year-over-year revenue growth by PSLs was approximately 105.7% for completion, 35.6% for intervention and 69.7% for production, for the reasons set forth above.

        Cost of sales for the period ended April 30, 2018 was $82.0, or 74.3% of sales, as compared to $55.9, or 88.0% of sales, for the period ended April 30, 2017. Cost of sales as a percentage of revenues improved by approximately 1,370 basis points, due to substantially improved results at all three segments of our business resulting from improved market conditions, operating leverage and increased profitability from superior service quality and technical expertise resulting in a reduction of customers' non-productive time.

        SG&A expense during the first quarter of 2018 was $21.8, or 19.8% of revenues, as compared with $17.6, or 27.7% of revenues, in the prior year period. SG&A, as a percentage of revenues, improved by approximately 790 basis points in first quarter of 2018 as compared with the prior year period primarily due to increased operating leverage as the 73.7% increase in revenues significantly outpaced the 23.9% increase in SG&A. Research and development costs for the period ended April 30, 2018 were $0.7 as compared to $0.4 for the period ended April 30, 2017, reflecting our increased focus on in-house research and development to deploy new specialized and proprietary tools and equipment.

        Operating earnings of $5.8 improved by $16.2, reflecting continued strong year-over-year improvement driven by a higher level of activity by our customers throughout our geographic regions. The continued recovery in the major oil and gas producing basins of the onshore U.S. market has resulted in increased demand for our products and services. Additionally, we believe incremental growth has been driven by differentiation in products and services due to successful R&D initiatives, the quality and depth of personnel and resulting incremental operating leverage.

        We did not incur income tax expense for the periods ended April 30, 2018 and 2017. The effective income tax rate varies from the federal statutory rate of 21% in 2018 (35% in 2017) primarily due to the utilization of deferred tax assets. The 2018 federal statutory rate is lower than the prior year as a result of recently enacted tax legislation.

        Net earnings for the three months ended April 30, 2018 was $5.8 as compared to a net loss of $(10.4) in the prior year period. Net earnings was favorably impacted in the first quarter of 2018 by the improvements in pricing and activity driven by the overall improvement in the oil and gas sector.

Segment Results

        The following is a summary of operating earnings (loss) by segment:

	Operating Earnings (Loss)
Segment	April 30, 2018	April 30, 2017	% Change
Southwest	$2.1	$(5.4)	NMF
Rocky Mountains	1.2	(1.1)	NMF
Northeast	2.5	(3.9)	NMF

Total	$5.8	$(10.4)	NMF

        For the three months ended April 30, 2018, Southwest revenues of $39.8 increased by $18.7, or 88.6%, as compared to the same period in the prior year. The increase in revenues in the Southwest region was driven by increases in completion, intervention and production of 100.0%, 67.7% and 90.6%, respectively. Southwest operating earnings of $2.1 improved by $7.5 reflecting the increased demand for our products and services and operating leverage inherent in our cost and operating structure.

        For the three months ended April 30, 2018, Rocky Mountains revenues of $40.2 increased by $14.4, or 55.4%, as compared to the same period in the prior year. The increase in revenues in the Rocky Mountains region was driven by increases in completion, intervention and production of 106.5%, 8.7% and 59.0%, respectively. Rocky Mountains operating earnings of $1.2 improved by $2.3 reflecting the increased demand for our products and services and operating leverage inherent in our cost and operating structure.

        For the three months ended April 30, 2018, Northeast revenues of $30.3 increased by $13.7, or 82.5%, as compared to the same period in the prior year. The increase in revenues in the Northeast region was driven by increases in completion, intervention and production of 113.5%, 49.1% and 69.2%, respectively. Northeast operating earnings of $2.5 improved by $6.4 reflecting the increased demand for our products and services and operating leverage inherent in our cost and operating structure.

Year Ended January 31, 2018, as Compared to Year Ended January 31, 2017

        The following is a summary of revenues by segment:

	Revenues
Segment	January 31, 2018	January 31, 2017	% Change
Southwest	$109.5	$56.5	93.8%
Rocky Mountains	127.0	55.8	127.6%
Northeast	84.0	39.9	110.5%

Total	$320.5	$152.2	110.6%

        Fiscal 2017 revenues of $320.5 increased $168.3, or 110.6%, as compared with the prior year due to strong revenue growth in each of our segments. Year-over-year revenue growth by PSLs was approximately 108.9%, 173.1% and 62.7% for completion, intervention and production activities, respectively.

        Cost of sales for Fiscal 2017 was $269.1, or 84.0% of sales, as compared to $181.3, or 119.1% of sales, for the year ended January 31, 2017 ("Fiscal 2016"). Cost of sales as a percentage of revenues improved by approximately 3,510 basis points, due to substantially improved results at all three segments of our business due to the improving market conditions, operating leverage of fixed costs, improved pricing and benefits from our investments in people, process and organizational systems.

        SG&A expense during Fiscal 2017 was $73.4, or 22.9% of revenues, as compared with $60.1, or 39.5% of revenues, in the prior year period. SG&A, as a percentage of revenues, improved by approximately 1,660 basis points in Fiscal 2017 as compared with the prior year primarily due to increased operating leverage as the 110.6% increase in revenues significantly outpaced the 22.1% increase in SG&A. Research and development costs during Fiscal 2017 were $2.0 as compared with $0.3 in the prior year period, reflecting our increased focus on in-house research and development to deploy new specialized and proprietary tools and equipment.

        Operating loss of $24.0 improved by $65.5 reflecting continued strong year-over-year improvement principally due to higher levels of activity by our customers and operating leverage of fixed costs related thereto.

        Income tax expense for the twelve months ended January 31, 2018 and 2017 was $0.1 reflecting KLX Energy Services' state and local tax expenses.

        Net loss for the year ended January 31, 2018 was ($24.1) as compared to ($89.6) in Fiscal 2016. Net earnings was favorably impacted in Fiscal 2017 by the improvements in pricing and greater demand for completion, intervention and production services as a result of the overall improvement in the oil and gas sector.

Segment Results

        The following is a summary of operating earnings (loss) by segment:

	Operating (Loss)
Segment	January 31, 2018	January 31, 2017	% Change
Southwest	$(12.8)	$(37.1)	65.5%
Rocky Mountains	(0.8)	(24.1)	96.7%
Northeast	(10.4)	(28.3)	63.3%

Total	$(24.0)	$(89.5)	73.2%

        For the year ended January 31, 2018, Southwest revenues of $109.5 increased by $53.0, or 93.8%, as compared to the same period in the prior year. The increase in revenues in the Southwest region was driven by increases in completion, intervention and production activities of 85.3%, 209.0% and 25.4%, respectively. Southwest operating loss of $12.8 improved by 65.5% principally due to higher levels of activity by our customers and operating leverage of fixed costs related thereto.

        For the year ended January 31, 2018, Rocky Mountains revenues of $127.0 increased by $71.2, or 127.6%, as compared to the same period in the prior year. The increase in revenues in the Rocky Mountains region was driven by increases in completion, intervention and production activities of 162.3%, 174.5% and 59.2%, respectively. Rocky Mountains operating loss of $0.8 improved by 96.7% principally due to higher levels of activity by our customers and operating leverage of fixed costs related thereto.

        For the year ended January 31, 2018, Northeast revenues of $84.0 increased by $44.1, or 110.5%, as compared to the same period in the prior year. The increase in revenues in the Northeast region was driven by increases in completion, intervention and production activities of 96.0%, 134.0% and 117.0%, respectively. Northeast operating loss of $10.4 improved by 63.3% principally due to higher levels of activity by our customers and operating leverage of fixed costs related thereto.

Year Ended January 31, 2017 Compared to the Year Ended January 31, 2016

        Fiscal 2016 revenues of $152.2 decreased $99.0, or 39.4%, as compared with the prior year due to the significant downturn in the oil and gas industry resulting in reductions in spending by all of our customers and reductions in both personnel and operating capacity. Year-over-year revenue decline by PSLs was approximately 44.9%, 23.1% and 39.4% for completion, intervention and production activities, respectively.

        Cost of sales for Fiscal 2016 was $181.3, or 119.1% of sales, as compared to $282.8, or 112.6% of sales, for the year ended January 31, 2016 ("Fiscal 2015"). Cost of sales as a percentage of revenues increased by approximately 650 basis points, due to the significant downturn in the oil and gas industry and reduced operating leverage.

        SG&A expense during Fiscal 2016 was $60.1, or 39.5% of revenues, as compared with $78.5, or 31.3% of revenues, in the prior year period. SG&A, as a percentage of revenues, increased by approximately 820 basis points in Fiscal 2016 as compared with the prior year primarily due to reduced operating leverage resulting from the downturn in the oil and gas industry as the 39.4% decrease in revenues outpaced the 23.4% decrease in SG&A in Fiscal 2016 as compared to the prior year. Research and development costs were $0.3 during Fiscal 2016 as compared with none in the prior year period.

        During Fiscal 2015, we recorded a $640.2 goodwill and long-lived asset impairment charge. The continued downturn in the oil and gas industry, including the nearly 75% decrease in the number of onshore drilling rigs and the resulting significant cutback in capital expenditures by our customers, represented a significant adverse change in the business climate, which indicated that our goodwill was impaired and our long-lived assets might not be recoverable. As a result, during the third quarter ended October 31, 2015, we performed an interim goodwill impairment test and a long-lived asset recoverability test. As a result, we determined that our goodwill was fully impaired and recorded a pre-tax impairment charge of $310.4. Further, we utilized a combination of cost and market approaches to determine the fair value of our long-lived assets, resulting in an impairment charge of $177.8 related to identified intangibles and $152.0 related to property and equipment.

        Operating loss of $89.5 improved by $660.8 due to the goodwill and long-lived asset impairment charge in Fiscal 2015.

        Income tax expense for the twelve months ended January 31, 2017 and 2016 was $0.1 reflecting KLX Energy Services' state and local tax expenses.

        Net loss for the year ended January 31, 2017 was ($89.6) as compared to ($750.4) in Fiscal 2015. Net earnings was favorably impacted in Fiscal 2016 by a goodwill and long-lived asset impairment charge in Fiscal 2015 that did not repeat in Fiscal 2016.

Liquidity and Capital Resources

Current Financial Condition

        Our liquidity requirements consist of working capital needs and ongoing capital expenditure requirements. Our primary requirements for working capital are directly related to the level of our operations. Our sources of liquidity have historically been from advances from KLX and cash flow from operations. KLX has historically used a centralized approach to cash management and financing of its operations. Transactions between KLX Energy Services and KLX are considered to be effectively settled for cash at the time the transaction is recorded. At April 30, 2018 and January 31, 2018, we did not have any cash on our balance sheet. Prior to the completion of the spin-off, KLX will contribute $50 to us. We will make a payment to KLX for the amount, if any, of negative free cash flows, as calculated pursuant to the Distribution Agreement, from the date of the merger agreement to the distribution date. Subject to any payments pursuant to the immediately preceding sentence, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the distribution date. In addition, we have entered into a $100 ABL Facility, which will become available for borrowing upon the completion of the spin-off, which will be undrawn upon separation. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions. As a result of the $50 capital contribution, the trend in improved market conditions and cash from operating activities and our financial plans for 2018, as well as the availability of our $100 undrawn ABL Facility (whose availability will depend in part on a borrowing base tied to the aggregate amount of our accounts receivable and inventory satisfying specified criteria), we expect to separate from KLX with a solid balance sheet and ample operating liquidity (including at least $50 of availability under the ABL Facility upon separation).

        We anticipate accessing the capital markets at an appropriate time following the consummation of the spin-off to further strengthen our balance sheet to allow for future growth and expect to do so based on market conditions and our anticipated near and medium-term expectations for cash deployment.

        Working capital as of April 30, 2018 was $51.8, an increase of $13.7 as compared with working capital at January 31, 2018. As of April 30, 2018, total current assets increased by $16.0 and total current liabilities increased by $2.3. The increase in current assets was primarily related to an increase in accounts receivable of $13.8. The increase in total current liabilities was due to an increase in accounts payable of $3.8 offset by a decrease in accrued liabilities of $1.5.

        Working capital as of January 31, 2018 was $38.1, an increase of $23.3 as compared with working capital at January 31, 2017. As of January 31, 2018, total current assets increased by $45.7 and total current liabilities increased by $22.4. The increase in current assets was primarily related to an increase in accounts receivable of $43.4. The increase in total current liabilities was primarily due to an increase in accounts payable of $16.4 and accrued liabilities of $6.0.

        Working capital as of January 31, 2017 was $14.8, an increase of $5.8 as compared with working capital at January 31, 2016. As of January 31, 2017, total current assets decreased by $9.7 and total current liabilities decreased by $15.5. The decrease in current assets was primarily related to decreases in accounts receivable and inventory of $7.3 and $2.0, respectively. The decrease in total current liabilities was primarily due to decreases in accounts payable and accrued liabilities of $8.3 and $7.2, respectively.

Cash Flows

        Net cash flows used in operating activities improved by $15.8 to $5.2 for the three months ended April 30, 2018 as compared to a $10.6 use of cash in the prior year primarily reflecting a $16.2 improvement in net earnings as compared with the prior year.

        Cash used in investing activities consists of capital expenditures of $19.1 and $9.5 for the three months ended April 30, 2018 and 2017, respectively, and reflect the higher demand levels for our services and equipment.

        Cash flows from financing activities of $13.9 and $20.1, respectively, for the three months ended April 30, 2018 and 2017 consist of net transfers from KLX.

        Net cash flows used in operating activities improved by $28.1 to $9.4 for the year ended January 31, 2018 as compared to $37.5 in the prior year primarily reflecting a significantly improved net loss of $24.1 as compared with $89.6 in the prior year.

        Cash used in investing activities consists of capital expenditures of $48.8 and $29.0 for the years ended January 31, 2018 and 2017, respectively.

        Cash flows from financing activities of $58.2 and $66.5, respectively, for the years ended January 31, 2018 and 2017 consist of net transfers from KLX.

        Net cash flows from operating activities decreased by $47.3 to cash used by operating activities of $37.5 for the year ended January 31, 2017 as compared to cash provided by operating activities of $9.8 in the prior year primarily reflecting a decrease in cash provided by accounts receivable of $50.3, an increase in cash used by accounts payable of $10.0 and an increase in the provision for doubtful accounts resulting in a cash use of $5.4 partially offset by an increase in non-cash compensation of $4.7 and other current and non-current assets of $6.5.

        Cash used in investing activities consists of capital expenditures of $29.0 and $98.9 for the years ended January 31, 2017 and 2016, respectively, and an acquisition of $5.3 for the year ended January 31, 2016.

        Cash flows from financing activities of $66.5 and $94.4, respectively, for the years ended January 31, 2017 and 2016 consist of transfers from KLX.

Capital Spending

        Our capital expenditures were $19.1 and $9.5 during the three months ended April 30, 2018 and 2017, respectively. Our capital expenditures were $48.8 and $29.0 during the years ended January 31, 2018 and 2017, respectively. We expect to incur approximately $80.0 in capital expenditures for the year ending January 31, 2019, principally related to our growth and maintenance capital expenditures. The nature of our capital expenditures is comprised of a base level of investment required to support our current operations and amounts related to growth and company initiatives. Capital expenditures for growth and company initiatives are discretionary. We continually evaluate our capital expenditures, and the amount we ultimately spend will depend on a number of factors, including expected industry activity levels and company initiatives. We expect to fund future capital expenditures from cash on hand, and cash flow from operations. Following the separation, we will have funds available from our ABL Facility (whose availability will depend in part on a borrowing base tied to the aggregate amount of our accounts receivable and inventory satisfying specified criteria), which we expect to remain undrawn for at least the next 12 months.

        Although we do not budget for acquisitions, pursuing growth through acquisitions is a significant part of our business strategy. Our ability to make significant additional acquisitions for cash will require us to obtain additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all. All of our acquisitions over the past five years were financed with funds made available by our parent company.

        Our ability to satisfy our liquidity requirements depends on our future operating performance, which is affected by prevailing economic conditions, the level of drilling, completion, intervention and production activity for North American onshore oil and natural gas resources, and financial and business and other factors, many of which are beyond our control. We believe that our cash flows, together with cash on hand, will provide us with the ability to fund our operations and make planned capital expenditures for at least the next 12 months. Following the separation, we will also have funds available under our ABL Facility (whose availability will depend in part on a borrowing base tied to the aggregate amount of our accounts receivable and inventory satisfying specified criteria), which we expect to remain undrawn for at least the next 12 months.

Contractual Obligations

        The following chart reflects our contractual obligations and commercial commitments as of January 31, 2018. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires performance by us or our subsidiaries pursuant to a funding commitment.

	As of January 31,
Contractual Obligations	2018	2019	2020	2021	2022	Thereafter	Total
Other non-current liabilities	$—	$0.1	$0.1	$0.2	$0.1	$0.7	$1.2
Operating leases	10.7	9.2	4.4	3.2	2.5	4.2	34.2

Total	$10.7	$9.3	$4.5	$3.4	$2.6	$4.9	$35.4

Off-Balance Sheet Arrangements

Lease Arrangements

        We finance our use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on our balance sheets. At January 31, 2018, future minimum lease payments under these arrangements approximated $34.2, of which $23.0 is related to long-term real estate leases.

        Rent expense for the years ended January 31, 2018, 2017 and 2016 was $19.7, $12.9, and $22.8, respectively.

Indemnities, Commitments and Guarantees

        In the normal course of our business, we make certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These indemnities include indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. Many of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments we could be obligated to make. However, we are unable to estimate the maximum amount of liability related to our indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events that are not reasonably determinable. Our management believes that any liability for these indemnities, commitments and guarantees would not be material to our financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

        We have employment agreements with certain key members of management expiring on various dates. Our employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance and related benefits under certain circumstances in the event of a change of control.

Seasonality

        Our operations are subject to seasonal factors and our overall financial results reflect seasonal variations. Specifically, we typically have experienced a pause by our customers around the holiday season in the fourth quarter, which may be compounded as our customers exhaust their annual capital spending budgets towards year end. Additionally, our operations are directly affected by weather conditions. During the winter months (first and fourth quarters) and periods of heavy snow, ice or rain, particularly in our Rocky Mountains and Northeast segments, our customers may delay operations or we may not be able to operate or move our equipment between locations. Also, during the spring thaw, which normally starts in late March and continues through June, some areas may impose transportation restrictions to prevent damage caused by the spring thaw. Lastly, throughout the year, heavy rains adversely affect activity levels, as well locations and dirt access roads can become impassible in wet conditions. Weather conditions also affect the demand for, and prices of, oil and natural gas and, as a result, demand for our services. Demand for oil and natural gas is typically higher in the fourth and first quarters, resulting in higher prices in these quarters.

Backlog

        We operate under master service agreements ("MSAs") with our E&P customers, which set forth the terms and conditions for the provision of services and related tools and equipment. Completion services are typically based on a day rate with rates based on the type of equipment and competitive conditions. As a result, we do not record backlog.

Effect of Inflation

        Inflation has not had and is not expected to have a significant effect on our operations.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe that most of these accounting policies reflect our more significant estimates and assumptions used in preparation of our financial statements.

Emerging Growth Company Status

        We are an "emerging growth company" and are entitled to take advantage of certain relaxed disclosure requirements. We intend to operate under the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable.

Revenue Recognition

        Sales of products and services are recorded when the earnings process is complete. Service revenues from oilfield technical services and related tools and equipment are recorded when services are performed and/or equipment is rented pursuant to a completed purchase order or MSA that sets forth firm pricing and payment terms.

Accounts Receivable

        We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. The allowance for doubtful accounts at April 30, 2018, January 31, 2018 and 2017 was $2.6, $2.3 and $2.7, respectively.

Long-Lived Assets

        Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are tested for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. For the three months ended April 30, 2018 and the years ended January 31, 2018 and 2017, there were no impairments of long-lived assets.

Recent Accounting Pronouncements

        See Note 1 "Description of Business and Summary of Significant Accounting Policies—Recent Accounting Pronouncements" to our audited financial statements for a discussion of recently issued accounting pronouncements. As an "emerging growth company" under the JOBS Act, we are offered an opportunity to use an extended transition period for the adoption of new or revised financial accounting standards. We intend to operate under the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Quantitative and Qualitative Disclosures About Market Risk

        At April 30, 2018 and January 31, 2018 and 2017, we held no significant derivative instruments that materially increased our exposure to market risks for interest rates, foreign currency rates, commodity prices or other market price risks.

Interest Rate Risk

        We expect that upon the ABL Facility becoming available for borrowing we will have interest rate exposure arising from variable interest as any borrowings would be impacted by changes in short-term interest rates.

Commodity Price Risk

        Our fuel purchases expose us to commodity price risk. Our fuel costs consist primarily of diesel fuel used by our various trucks and other motorized equipment. The prices for fuel are volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages. Recently we have been able to pass along price increases to our customers, but we may be unable to do so in the future. We generally do not engage in commodity price hedging activities.

BUSINESS

Company Overview

        We are a leading provider of completion, intervention and production services and products to the major onshore oil and gas producing regions of the United States. We offer a range of differentiated, complementary technical services and related tools and equipment in challenging environments that provide "mission critical" solutions for our customers throughout the life cycle of the well.

        The genesis of the ESG business was the acquisition of seven regional businesses, none of which had either the needed breadth of services or the multi-region coverage of our current integrated business. The collapse of the energy markets in 2015 proved timely in the sense that it provided the opportunity to accelerate our rationalization of our seven acquired businesses to make them more efficient and to implement best practices and comprehensive capability across all of our regions and our entire customer base as well as providing us with the opportunity to hire more than 100 outstanding technical personnel.

        At the time of acquisition of the seven businesses, each of the acquired companies was a regional business with one or two service offerings. Soon after the acquisitions were completed, management aligned the service offerings, personnel and assets across all of our geographic regions of operation. We also established a matrix management organizational structure where each regional manager provides their customers with a complete suite of services supported by product line experts and where we could drive asset utilization and best practices across each of our services while offering our customers discrete, comprehensive and differentiated services at the highest industry standards.

        We also rebranded the seven businesses into a single brand, KLX Energy Services, and solicited new customers across our geographic footprint. We believe our superior value proposition to prospective new customers resulted in an increase in customer agreements from over 400 as of January 2016 to over 1,000 as of January 2018.

        We serve many of the leading companies engaged in the exploration and development of North American onshore conventional and unconventional oil and natural gas reserves. Our customers include independent and major oil and gas companies and project management firms. We actively support these customer operations from 36 service facilities located in the key major shale basins. We manage our business in these basins on a geographic basis, including the Southwest Region (the Permian Basin and Eagle Ford Shale), the Rocky Mountains Region (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast Region (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville). Our revenues, operating profits and identifiable assets are primarily attributable to these three reportable geographic segments. However, while we manage our business based upon these regional groupings, our assets and our technical personnel are deployed on a dynamic basis across all of our service facilities, to optimize utilization and profitability.

        The map below illustrates the location of our facilities and their proximity to each of the major oil and gas shale basins along with the respective regions the locations fall within. The chart illustrates the revenue by region:

        We work with well operators to provide engineered solutions across the entire lifecycle of the well, by streamlining operations, reducing non-productive time and developing cost effective and often customized solutions and customized tools for our customers' most challenging service needs, which include technical, complex unconventional wells requiring extended reach horizontal laterals and greater completion intensity per well. We believe our growing reputation for delivering differential service outcomes has resulted in the number of our customer agreements growing by over 140%, from over 400 as of January 31, 2016 to over 1,000 as of January 31, 2018. These agreements enable us to work for many of the major and independent E&P companies in North America.

        We offer a variety of targeted services that are differentiated by the technical competence and experience of our field service engineers and their deployment of a broad portfolio of specialized tools and equipment. Our innovative and adaptive approach to proprietary tool design has been employed by our in-house R&D organization and, in selected instances, by our technology partners to develop tools covered by 10 patents and 21 U.S. and foreign pending patent applications as well as 21 additional proprietary tools. Our technology partners include manufacturing and engineering companies that produce tools, which we design and utilize in our service offerings.

        We utilize outside, dedicated manufacturers to produce our products, which, in many cases, our engineers have developed from the input and requests from our customers and customer-facing managers, thereby maintaining the integrity of our intellectual property while avoiding manufacturing startup and maintenance costs. We have found that doing so leverages our technical strengths as well as those of our technology partners. These services and related products, or PSLs, are modest in cost to the customer relative to its other well construction expenditures but have a high cost of failure and are, therefore, "mission critical" to our customers' outcomes. We believe our customers have come to depend on our decades of combined field experience to execute on some of the most challenging problems they face. We believe we are well positioned as a company for continued growth, as the oil and gas industry continues to drill and complete thousands of increasingly complex wells each year and as thousands of older legacy wells require remediation.

        KLX Energy Services was formed from the combination and integration of seven private oilfield service companies acquired over the 2013 through 2014 time period. Each of the acquired businesses was regional in nature and brought one or two specific service capabilities to KLX Energy Services. Once the acquisitions were completed, we undertook a comprehensive integration of these businesses, to align our services, our people and our assets across all the geographic regions where we maintain a presence. We established a matrix management organizational structure, where each regional manager has the resources to provide a complete suite of services, supported by technical experts in our primary service categories. We have endeavored to create a "next generation" oilfield services company in terms of management controls, processes and operating metrics and have driven these processes down through the operating management structure in every region, which we believe differentiates us from many of our competitors. This allows us to offer our customers in all of our geographic regions discrete, comprehensive and differentiated services that leverage both the technical expertise of our skilled engineers and our in-house R&D team.

Our Services and Products

        Our E&P customers require numerous technical services and products on an "as needed" basis. We are often faced with just-in-time support requirements for our E&P customers that may be experiencing critical operating issues such as servicing an operating well under high pressures, or removing blockages during well drilling or production. As a result, our industry specialists (many with over 40 years of experience) are on-call (on a rotational basis) 24 hours a day, 7 days a week to meet our customers' needs. Providing this level of customer support, together with a well-rounded product and service offering, has been well received in this rapidly growing market segment.

        Our key service and product offerings include:

        We offer high value-added services and related tools and equipment supporting the completion, intervention and production activities of our customers in each of our geographic reporting segments. The principal services we offer to support our customers throughout the lifecycle of the well include completions, well intervention and production services and products. The following charts set forth the

PSLs in graphical form expressed as a percentage of total revenues for the years ended January 31, 2018, 2017 and 2016 as well as for the three months ended April 30, 2018 and 2017:

        Completions:    Our completions activities are focused on services that help our customers drill, complete and stimulate extended reach horizontal laterals and more technical wellbores. We are highly experienced in safely servicing deep, high-pressure, high-temperature wells in some of the most active onshore basins in the United States and provide premium perforating services for both wireline and tubing-conveyed applications. We believe we offer best-in-class service execution at the wellsite and innovative downhole technologies, positioning us to benefit from our ability to service the most technical, complex wells where the potential for increased operating leverage is high due to the large number of stages per well in addition to customer focus on execution rather than price. We provide plug-and-perf wireline operations, wireline logging services, frac stack services and equipment, high pressure blow out prevention equipment and downhole completions tools.

        Our completions activities include a wide range of services:

  •
  certified blow out preventers;

  •
  frac valve and flowback services;

  •
  wireline services;

  •
  well testing and nipple-up services;

  •
  downhole completion tools, including:

  •
  floatation collars;

  •
  toe sleeves;

  •
  liner hangers;

  •
  wet shoe subs;

  •
  composite plugs;

    •
    dissolvable plugs; and

  •
  downhole extended-reach technology.

        A portion of our completion services is delivered by our fleet of wireline trucks and associated tools. We currently operate 75 wireline trucks, approximately 60% of which are configured to run pump down or plug-and-perf operations. Our R&D organization also enables our operations to support our customers with cutting edge pump down operations that include greaseless wireline, addressable gun systems and addressable release tools, to provide our customers with the highest quality pump down services. We also maintain a full line of radial cement bond tools, compensated neutron porosity tools and casing evaluation tools to provide well evaluation services to our clients. We also utilize greaseless line and quiet truck wireline technology to meet the environmental concerns of our customers in markets that require this technology.

        While our company does not provide hydraulic fracturing services, we do provide equipment and services to support our customers' hydraulic fracturing operations, including a number of proprietary tools that deliver both increased efficiency and safety. We offer a full line of valves and corresponding services to assist clients with their pressure control needs during fracturing operations. These valves are assembled in predetermined configurations based on customer preference and installed on the wellhead to control flow and pressure during fracturing operations. We currently have over 120 frac trees and 20 manifolds deployed and serving clients in all of our geographic regions. We own a large, young fleet of valves serving the North American onshore oil and gas market. We have enhanced our frac valve fleet line through the internal development of next generation technology, including our proprietary, patent pending frac relief valve. Introduced in 2016, the FRV was built and designed to replace older "pop-off" systems. When tied into a frac core (pumps), the FRV gives customers a safer and more reliable method for relieving surface pressure in the event of an unforeseen overpressure event. By doing this, we believe we minimize operational risk, as well as greatly reduce health, safety and environmental concerns that are associated with fracturing operations.

        Additional technologies that we currently deploy on behalf of our customers include our (i) patent pending floatation collar, which assists customers in getting completion (casing) to the bottom of extended reach wells when friction prevents getting casing to depth, (ii) proprietary IPA toe sleeve, which allows customers a consistent and reliable frac initiation sleeve at the toe of the completion, (iii) composite frac plug, a flow control device that is set in the wellbore at given intervals to divert fluid into the formation, and (iv) dissolvable plug.

        Wellbore Interventions:    Our intervention services consist of best-in-class technicians and equipment that are focused on providing customers engineered solutions to downhole complications. Intervention involves the application of specialized tools and procedures to retrieve lost equipment and remove other obstructions that either interfere with the completion of the well or are causing diminished production. The principal services we provide to remediate these complications include fishing, thru-tubing and pipe recovery. Given the unique geology and operating characteristics of each well, no two complications are the same, yet each complication our customers experience results in substantial disruption to their well operation and economics. As a result, resolution is "mission critical" to our customers and supports premium pricing for superior outcomes. Those outcomes rely principally on the skill and experience of the technicians dedicated to resolving the issues and the availability of exactly the right tools for every eventuality. We believe we have one of the leading teams of intervention specialists in the industry, supported by a comprehensive portfolio of intervention tools and equipment. Each of our geographic regions is fully staffed with top technicians and fully equipped with a comprehensive range and quantity of equipment given the wellbore profiles for the region.

        We support our intervention group with a portfolio of tools consisting of both patented and proprietary technologies. Recent innovations currently deployed in the field include our: (i) HAVOK Extended Reach Tool; (ii) DXD Venturi Tool; (iii) HAVOK PDC Bearing Section; (iv) Hydraulic

By-Pass Tool; and (v) Drill Mate (Mechanical By-Pass Valve). These tools were designed to improve upon conventional technology used by our competitors:

  HAVOK ERT—The HAVOK ERT is the next generation of an extended reach tool known as a stroker tool, originally introduced by our in-house R&D team in 2016. An extended reach tool is a "secondary" downhole device that aids customers in getting the primary tools to bottom (depth) in a wellbore, which is increasingly required to support the completion and production of longer lateral wellbores resulting from today's horizontal drilling technologies. Our patented version of this ERT is designed to assist customers in reaching total depth with coiled tubing and stick pipe cleanout bottom hole assemblies. The tool creates a pressure pulse downhole through the use of an internal valve system that momentarily impedes the flow of fluid as it goes through the tool, creating oscillations. This valve system opens and closes within a desired operating range to optimize the pulse generation in the wellbore, which reduces friction, thus allowing customers to reach total depth during cleanout operations.

  DXD Venturi Tool—The patent pending DXD (Debris Extraction Device) is an internally developed downhole tool that assists customers in removing unwanted debris from the wellbore. Utilizing fluid dynamics, the tool consists of a jet section that accelerates fluid across a nozzle. This increase in fluid velocity creates a pressure drop inside the tool, which draws fluid through an inlet. As the fluid is drawn into the system through the inlet, it picks up unwanted debris in the fluid flow, which is then caught in a series of chambers installed below the tool. The chambers then carry the debris out of the hole when the system is brought back to surface.

  HAVOK PDC Bearing Section—The patented HAVOK PDC is one of the most robust bearing packs on the market. With a total of five parts, this bearing pack has greatly reduced the operating cost of our thru-tubing motors and provides us with a significant differentiator in the thru-tubing market. We began deploying the bearing pack in early 2017 and have experienced excellent results with the tool.

  Hydraulic By-Pass Tool—Recently patented and released to operations, the hydraulic by-pass tool allows us to run our conventional motor assemblies and achieve substantially higher circulation rates without reducing the expected life of our conventional power section. The additional fluid being pumped and by-passed optimizes the downhole hydraulics for the operation and assists with proper debris removal.

  Drill Mate (Mechanical By-Pass Valve)—The patented Drill Mate is a downhole tool that was developed to give customers a way to mechanically by-pass fluid during drill out or clean out operations. The tool is a two-piece system that opens and closes based upon the amount of weight being set on the mill or bit. During bottom milling with the tool, the tool is in the closed position, putting 100% of the flow through the motor BHA. As weight is removed from the mill or bit either by milling through the obstruction or picking up off bottom, the tool strokes open, thereby exposing by-pass ports that divert fluid through them. At this point, a customer can increase the amount of fluid being pumped through the BHA to assist in debris removal. This increase in fluid rate does not affect the life of the motor as the additional fluid is by-passed through the Drill Mate tool.

        Production Solutions:    We also provide services to enhance and maintain oil and gas production throughout the productive lives of our customers' wells. Our production services include maintenance-related intervention services as well as the provision of specifically required products and equipment. As with our completion and intervention service offerings, we have developed a portfolio of proprietary tools that we believe differentiates our production solutions service offering. The principal services and equipment we provide across the production lifecycle of the well include (i) production BOPs, (ii) the provision of mechanical wireline services, (iii) slick line services, (iv) hydro-testing, (v) premium tubulars and (vi) other specialized production tools.

        We believe our proprietary production tool portfolio creates a distinct competitive advantage for us in selling all of our production services. Key downhole production tools we have developed and that have been deployed with strong customer adoption include:

  Punch Ram Tool—The punch ram tool gives customers the ability to safely and repeatedly release trapped pressure inside production tubulars during pulling operations. The alternative is to "hot-tap" the tubing, which is a high-risk operation that most operators are not willing to employ.

  Frac Protect Rod Hang Off Tool—This tool is developed to give customers the ability to "hang off" a rod string rather than tripping it out of the hole and laying it down. The associated costs of tripping rods out of the hole coupled with the damage of laying them down and picking the string back up make this tool an excellent alternative option for customers. The hang off tool allows an operator to easily hang the rod string in the wellhead and still gives them the ability to tie into the tubing if need be to monitor pressure or pump fluid.

Our Competitive Strengths

        Strong Footprint in Key Energy Producing Geographies.    We provide a comprehensive range of technical services and related tools and equipment to North American E&P businesses that operate in geographies with strong drilling and production economics. We have an established business presence in the Permian Basin and Eagle Ford Shale, the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale and the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville. Our operations service Arkansas, Colorado, Louisiana, New Mexico, North Dakota, Ohio, Oklahoma, Montana, Pennsylvania, Texas, Utah, West Virginia and Wyoming. We believe we will best serve our customers, and therefore our stockholders, by maintaining a focus on domestic onshore oil and natural gas production areas that include both the highest concentrations of existing hydrocarbons and the largest prospective acreage for new drilling activity. We believe our well-developed geographic presence, together with our mission of being a best-in-class, leading provider of our specialized services and products, provides us with a competitive advantage. Further, we believe our thoughtful geographic presence and carefully selected range of services and products positions our business to generate superior returns on our deployed assets.

        In-House R&D Capability Supports Continuous Improvement by Aligning New Tools with Field Engineers Serving Technically Demanding Wells.    We invest in innovative technology and equipment designed for modern production techniques that increase efficiencies and production for our customers. North American unconventional onshore wells are increasingly characterized by extended lateral lengths, tighter spacing between hydraulic fracturing stages, increased cluster density and heightened proppant loads. Drilling and completion activities for wells in unconventional resource plays are extremely complex, and downhole challenges and operating costs increase as the complexity and lateral length of these wells increase. For these reasons, E&P companies with complex wells increasingly prefer service providers with the scale and resources to deliver best-in-class solutions that evolve in real time with the technology used for extraction. We believe we offer best-in-class service execution at the wellsite and innovative downhole technologies, positioning us to benefit from our ability to service the most technical, complex wells where the potential for increased operating leverage is high due to the large number of stages per well in addition to customer focus on execution rather than price. We have been awarded 10 U.S. patents, have 21 U.S. and foreign pending patent applications and utilize 21 additional proprietary tools, some of which have been developed in conjunction with our technology partners, which we believe differentiates us from our regional competition and also allows us to deliver more focused service and better outcomes in our specialized services than larger national competitors who do not discretely dedicate their resources to the services we provide.

        Broad Range of Certified Specialized Equipment with Long Lives.    We own a broad range of completion, intervention and production tools and equipment for a variety of onshore services, including well stimulation and completion, wireline for access to the wellbore, fishing intervention at the wellsite and pressure control. We routinely refurbish and recertify our equipment to maintain the quality of our service and to provide a safe working environment for our personnel and our customers. For this purpose, we maintain dedicated on-site remanufacturing shops, which extend the economic lives of our equipment.

        Executive Management Team: Proven Track Record of Building Industry-Leading Businesses.    The Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of our company have built multiple industry leading businesses from a combination of focused acquisitions, comprehensive integration and intensive management oversight. B/E Aerospace grew from a single acquisition in 1986 to become the leading aircraft cabin interiors equipment company in the world. This success was followed by the founding and growth of what was to become the KLX Aerospace Solutions Group, which was built from the initial acquisition of a niche aftermarket business in 2001 and subsequent acquisitions of nine additional companies over the next 16 years, thus growing into a leading independent company in its industry. This same focus on acquiring, disassembling and then re-building disparate businesses has been applied in the establishment and evolution of our company. Once our key PSLs and presence in the key U.S. onshore oil and gas production geographies were established through targeted acquisitions, our executive management instituted structural changes across our business, including the establishment of a matrix management system where our geographic regional managers are responsible for all aspects of their respective regional businesses, supported by PSL specialists. This enabled us to align all of our services and our technical resources across all of our geographic regions, ensuring our ability to provide a complete portfolio of services to our customers and the ability to drive asset utilization and best practices throughout our organization. We further optimize our operations through the implementation of common financial, IT, operational reporting and HSE management systems that allow our managers and executive leadership to utilize key performance indicators to manage the business on a dynamic basis.

        Experienced Operating Management Team Across Geographic Regions and PSLs.    Our management team has an average of more than 20 years of industry experience, having served as key managers in various energy service companies, including some of the largest energy service companies in the world. To more effectively support our regional managers, we have established a Houston-based group of industry experts responsible for maintaining a unified infrastructure to support our operations through standardized safety, environmental and maintenance processes and controls and financial and accounting policies and procedures.

        National Scale and Infrastructure Supports Extensive Local Market Presence.    We operate on a geographic basis with product line management and technical sales personnel supporting the managers of our three geographic reporting segments. These regional managers are responsible for the financial results of their regions, as well as operational execution, including cost control, policy compliance and training and other aspects of quality control. Each regional manager has extensive knowledge of their customer base, job requirements and working conditions in each of their local markets and are supported by a matrix management structure with our product line specialists to ensure that all services are offered to all our customers in each of our geographic regions on a "best practices" basis that leverages the full scope of our resources across the company. Our product-line managers are directly responsible for asset management, execution quality of the services provided, personnel technical training, technology, accident prevention and equipment maintenance, all of which are key drivers of our operating profitability. We have implemented comprehensive financial and asset tracking systems across our geographic regions and our product lines to track the key performance indicators that allow our regional managers to better manage their financial results. This management structure enables us to closely monitor operating performance, maintain financial, accounting and asset management controls, prepare timely financial reports and manage contractual risk.

        Standardized, Young Fleets of Specialized and Certified Equipment Create Competitive Advantages.    While the acquisition of the seven businesses that now comprise our company brought with them an extensive, young fleet of equipment, we have continued to invest in both maintenance of that equipment and targeted additional investment that we believe allows us to sustain a competitive advantage in our assets employed, particularly when compared to smaller, regional competitors. During the downturn in the oil and gas markets in 2015 and 2016, we purchased approximately $125 million of equipment at a significant discount to the aggregate replacement cost, while actively spending on maintenance of existing equipment. We also protected our assets, often choosing to turn down business rather than accept rates insufficient to support equipment wear and variable cost. As a result, we believe we now offer our customers some of the newest, best equipment available for the services we provide, with an average age of less than three years and a breadth of tool inventory available across our geographic regions.

        Returns-Focused Business Model with High Operational Leverage.    We are focused on generating attractive returns on capital for our stockholders through the superior margins achieved by our differentiated services and the prudent application of our cash flow to targeted growth opportunities, which is intended to deliver high returns and short payback periods. Our services require less expensive equipment, which is also less expensive to maintain, and fewer people than many other oilfield service activities. In addition to the superior margins our differentiated services generate, we believe the rising level of completion intensity in our core operating areas contributes to improved margins and returns. This provides us significant operational leverage, and we believe positions us well to continue to generate attractive returns on capital as industry activity increases and the market for oilfield services improves. As part of our returns-focused approach to capital spending, we are focused on maintaining a capital efficient program with respect to the development of new products. We support our existing asset base with targeted investments in R&D, which we believe allows us to maintain a technical advantage over our competitors providing similar services using standard equipment.

        A Strong Safety Culture Creates Competitive Advantages and Barriers to Entry.    Health, safety and environmental standards, compliance and performance are increasingly required by our customers in order to be eligible for new business. We have a documented safety management system and conduct standardized safety and orientation training for all new employees, monthly safety meetings and annual safety trainings, which are tailored to address any unique requirements of our various product and service offerings. Compliance with the safety requirements set forth by the major oil companies typically requires suppliers to maintain an effective, dedicated HSE function. Our Vice President—HSE has more than 20 years of industry experience and acts as our in-house expert on applicable HSE requirements, developing and maintaining company-wide policies and procedures and internally monitoring compliance with our client's and regulatory entity's requirements. We align our policies and procedures and adopt industry best practices through consultation with internal and external advisors. Our HSE compliance is also monitored by third party, independent, for-profit providers of online contractor management databases, including ISN, PEC, Avetta and Browz. These organizations collect health, safety, environmental, procurement, quality and regulatory information such as HSE policies and procedures, incident logs, incident rates and safety meeting and training information, which is communicated to our customers. Maintaining an adequate rating with our customers through these organizations is a key requirement to work for many of our customers. We believe some of the companies we compete against lack the required infrastructure and financial resources to provide an effective safety program, thereby providing us a competitive advantage.

Our Business Strategy

        Our business strategy is to expand our leadership position in providing technical services and related tools and equipment for the North American onshore energy sector. Key elements of our strategy include the following:

        Capitalize on the Large, Highly Fragmented and Rapidly Growing Energy Technical Services Market.    Shale oil and gas discoveries and new methods of extraction have unlocked vast untapped oil and gas reserves within the primary onshore producing basins of the United States, which have contributed to a drilling boom and created demand for products and services to support advanced drilling activities. This market segment is highly fragmented with hundreds of small companies providing technical and logistics services and related equipment to E&P companies. Through the acquisition, integration and investment in the seven businesses we acquired in 2013 and 2014, we have created an integrated service provider of national scale, providing highly differentiated services, supported by an active R&D effort integrated with our field personnel to provide real-time solutions to evolving customer requirements. Our competitors are often either single product-line local competitors with limited scale and resources or large companies for which the services we provide are not a core offering for them. We believe we will continue to grow market share and strengthen our brand recognition within our geographic regions of concentration by emphasizing our unique positioning as the "go-to" specialist for our services.

        Continue to Innovate and Enhance Our Technology-Driven Offerings.    We intend to continue to invest in and develop new technologies, techniques and equipment to provide our customers with the services and tools that most effectively complement the increasingly complex completion and production solutions employed by our customers. The growth of unconventional oil and gas resources drives the need for new technologies and equipment to increase recovery rates, lower production costs and accelerate field development. We operate in a competitive environment, where our customers demand technology-driven service and innovative tools suitable for the most modern production techniques. We believe we meet these consistently evolving requirements by maintaining constant communication with our customers in order to focus our in-house R&D efforts on innovations that address these identified needs.

        Increase Penetration of our Services and Product Line Offerings within Each of Our Geographic Regions.    We believe we have built strong relationships with our existing customers by offering a broad range of quality services and products in a safe, competent and consistent manner on a 24 hours a day, seven days a week availability basis. We believe opportunity exists to further penetrate and continue to gain market share in each of our geographic regions.

        Grow Our Product and Service Offerings Through Internal Development, Strategic Relationships and Accretive Acquisitions.    We anticipate that demand for our services in each of the onshore oil and gas producing basins in the United States will increase over the medium- and long-term. We plan to drive growth both organically and through accretive acquisitions. We believe that our organic growth strategies, which focus on continuing to provide customers with exceptional service and a comprehensive array of technology-based solutions, will enable us to grow our recurring revenue base by leveraging our existing infrastructure and customer network. Our organic growth initiatives target areas that we expect will provide the highest economic return while taking into consideration our strategic goals, such as growing or maintaining our key customer relationships. To complement our organic growth, we intend to continue to actively pursue targeted, accretive acquisitions of similar, highly differentiated high margin services that are complementary to our existing service offerings and technological expertise and that will enhance our portfolio of products and services, market positioning or geographic presence.

        Extend Market Leadership Through Operational Excellence.    We believe we have established KLX Energy Services as an industry leader in the niche sectors where we provide differentiated service offerings, through the combination of our highly skilled field engineers and technical teams, and the availability of an extensive asset portfolio that is both well maintained and the focus of constant innovation by our R&D team. Our customers are increasingly sophisticated consumers of the services we seek to provide. Our customers require top level technical competence from experienced, well-trained personnel supported by advanced tools and equipment, which are maintained at the highest level, as well as reliable health and safety practices that can be delivered on a just-in-time basis. We compete against a large number of smaller, regional businesses who may not have the R&D support to develop proprietary tools to meet evolving customer needs and the capital investment capacity to offer the range of up-to-date equipment that we do across multiple geographies, nor the database and operating practices to meet the current HSE requirements. We compete based upon being a best-in-class leading provider of specialized services delivered on a consistent basis for both local customers and larger, multi-region oil and gas companies.

        Maintain a Strong Balance Sheet to Preserve Operational and Strategic Flexibility.    We expect our balance sheet as of the distribution date to include $50 million of cash and no borrowings or other funded debt obligations. We intend to opportunistically augment this liquidity with additional equity funding as appropriate, to support our resources to grow our business both organically and through discrete acquisitions, which we expect will complement and enhance our existing services. We believe internally generated free cash flow, augmented by access to the capital markets, will be sufficient to fund our operating growth for at least the 12 to 36 months following the distribution date. We have also entered into a $100 million ABL Facility, which we expect to remain undrawn for at least the next 12 months. Availability under the ABL Facility is tied to the aggregate amount of our accounts receivable and inventory that satisfy specified criteria and is expected to be at least $50 million on the distribution date. Depending on market conditions, we may incur other indebtedness in the future to make acquisitions and/or provide for additional cash on the balance sheet, which could be used for future acquisitions.

Industry Overview

        The oil and gas industry has historically been both cyclical and seasonal. Activity levels are driven primarily by drilling rig counts, technological advances, well completions and workover activity, the geological characteristics of the producing wells and their effect on the services required to commence and maintain production levels, and our customers' capital and operating budgets. All of these indicators are driven by commodity prices, which are affected by both domestic and global supply and demand factors. In particular, while U.S. natural gas prices are correlated with global oil price movements, they are also affected by local weather, transportation and consumption patterns.

        While global supply and demand factors will continue to result in commodity price volatility, we believe the secular outlook for the on-shore North American oil and gas industry remains positive due to the following trends and factors:

        Growth in Onshore Unconventional Resources.    The development of new recovery technologies is leading to a shift toward the drilling and development of onshore unconventional oil and natural gas resources, which requires more wells to be drilled and active maintenance to sustain production and maximize recoveries. We believe the increased production requirements of these unconventional resources will continue to support increasing service activity as the industry rebalances its allocation of assets to meet future growth.

        Numerous Technology Breakthroughs.    Technologically driven breakthroughs, including (i) continued drilling activity supported by unconventional resources, (ii) the expanding use of horizontal drilling techniques and (iii) longer lateral lengths and the increasing number of stages per well, have created growing demand for top-level services and products to support these advanced drilling activities, many of which take place in remote areas with harsh environments.

        Increasing Complexity of Technology.    The increasing complexity of technology used in the oil and natural gas exploration and development process requires additional technicians on location during drilling. In particular, the increasing trend of pursuing horizontal and directional wells as opposed to vertical wells requires additional expertise on location and, typically, longer drilling times.

        Large U.S. Oil and Gas Reserves.    The United States is committed to a long-term goal of energy independence. Currently identified recoverable reserves of 276 billion barrels of shale oil and 2,355 trillion cubic feet of shale gas are contained within the United States, according to the EIA's Annual Energy Outlook 2017 Assumptions report.

        Growing Demand for Natural Gas in the United States.    We believe that natural gas will be in increasingly high demand in the United States over time because of its growing popularity as a cleaner burning fuel. The ongoing shift to the use of natural gas from coal-fired power plants and increased access to residential customers from new pipeline projects are expected to support increased demand for natural gas. In addition, the recent commencement of liquefied natural gas shipments from the United States to foreign markets is also expected to increase demand for natural gas production.

        Continued Outsourcing of Ancillary Services.    Almost all E&P companies outsource the services required by them to drill wells and maintain production. Drilling and completion activities require numerous services and products from time to time on an "as needed" basis. Although some of the services we provide have historically been handled in-house by drilling contractors, in many instances drilling contractors will elect to outsource these services because these services are ancillary to the primary activity of drilling and completing wells and represent only a minor portion of the total well drilling cost. Drilling contractors that outsource these services look for suppliers who have the expertise to provide increasingly more complex, high-quality and reliable services on a 24/7 basis.

        Impact of Recent Industry Downturn.    During the 2014 to mid-2016 industry downturn, the prices of oil and natural gas declined steeply, resulting in a dramatic reduction in drilling and completion activity by oil and gas producers in all regions of North America. Throughout all of 2015 and most of 2016, the oilfield services industry experienced a deep retrenchment where both capacity of services across the industry was cut and the pricing of services became deeply depressed. During this period, poorly capitalized businesses and many smaller competitors were unable to survive and went out of business. The industry began to see a stabilization in demand in late 2016, and with oil prices rising through the $40 per barrel range into the $60 per barrel range in 2017 and 2018, oil and gas producers renewed their commitment to their capital budgets, which resulted in a higher level of demand, improved pricing and a more stable operating environment for oilfield services businesses.

Seasonality

        Our operations are subject to seasonal factors and our overall financial results reflect seasonal variations. Specifically, we typically have experienced a pause by our customers around the holiday season in the fourth quarter, which may be compounded as our customers exhaust their annual capital spending budgets towards year end. Additionally, our operations are directly affected by weather conditions. During the winter months (first and fourth quarters) and periods of heavy snow, ice or rain, particularly in our Rocky Mountains and Northeast segments, our customers may delay operations or we may not be able to operate or move our equipment between locations. Also, during the spring thaw, which normally starts in late March and continues through June, some areas may impose transportation restrictions to prevent damage caused by the spring thaw. Lastly, throughout the year, heavy rains adversely affect activity levels, as well locations and dirt access roads can become impassible in wet conditions. Weather conditions also affect the demand for, and prices of, oil and natural gas and, as a result, demand for our services. Demand for oil and natural gas is typically higher in the fourth and first quarters, resulting in higher prices in these quarters.

Customers and Marketing

        Substantially all of our customers are engaged in the energy industry. Most of our sales are to regional or independent oil companies, and these sales have resulted in a diversified and geographically balanced portfolio of more than 700 customers within North America. Revenues from our five largest customers collectively represented approximately 20% of our revenues in Fiscal 2017.

        Our sales activities are conducted through a network of sales representatives and business development personnel, which provides us coverage at both the corporate and field level of our customers. Sales representatives work closely with local operations managers to target potential opportunities through strategic focus and planning. Customers are identified as targets based on their drilling and completion activity, geographic location and economic viability. Direction of the sales team is conducted through weekly meetings and daily communication. Our marketing activities are performed internally with input and guidance from a third-party marketing agency. Our strategy is based on building a strong North American brand though multiple media outlets including our website, select social media accounts, print, billboard advertisements, press releases and various industry-specific conferences, publications and lectures. We have a technical sales organization with expertise and focus within their specific service line. We focus on organic growth through selling of services and marketing excellence through brand service quality, technology and metrics of success. We accomplish this through communication across sales and operations departments and regions to share best practices and leverage existing customer relationships.

Customer Service

        We are highly differentiated in each of the geographic markets that we serve with our services and associated product offerings. This is achieved by providing targeted, complementary services and related products and being responsive to our customers with both quality, as measured by the industry-standard NPT, and timely responses to any request. The key elements include:

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  24-hours a day, seven days a week operations;

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  recognized industry leading technicians in our principal service and product lines;

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  responsiveness to our customers' requirements for ready-to-deploy API certified equipment and a "can do" philosophy;

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  technical interface with customers via product line management personnel; and

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  client intimacy.

Suppliers and Procurement

        We purchase a wide variety of materials, components and partially completed and finished products from manufacturers and suppliers for our use. We are not dependent on any single source of supply for those parts, supplies, materials or equipment. To date, we have generally been able to obtain the equipment, parts and supplies necessary to support our operations on a timely basis. While we believe that we will be able to make satisfactory alternative arrangements in the event of any interruption in the supply of these materials and/or products by one of our suppliers, we may not always be able to make alternative arrangements. In addition, certain materials for which we do not currently have long-term supply agreements could experience shortages and significant price increases in the future. As a result, we may be unable to mitigate any future supply shortages and our results of operations, prospects and financial condition could be adversely affected.

Technology and Intellectual Property

        Our engineering and technology efforts are focused on providing efficient and cost-effective solutions to maximize production for our customers across major North American onshore basins. We have dedicated resources focused on the internal development of new technology and equipment, as well as resources focused on sourcing and commercializing new technologies through strategic relationships. Our sales and earnings are influenced by our ability to successfully introduce new or improved products and services to the market.

        Although in the aggregate our patents and licenses are important to us, we do not regard any single patent, license or strategic relationship as critical or essential to our business as a whole. In general, we depend on our technological capabilities, customer service oriented culture and application of our know-how to distinguish ourselves from our competitors, rather than our right to exclude others through patents or exclusive licenses. We also consider the quality and timely delivery of our products, the service we provide to our customers, and the technical knowledge and skill of our personnel to be more important than our registered intellectual property in our ability to compete.

        We believe we have become a "go-to" service provider for piloting certain new technologies across North America because of our service quality, execution at the wellsite and scale. These strategic relationships provide us and our customers with access to unique technology from independent innovators. This also allows us to minimize exposure to potential technology adoption risks and the significant costs associated with developing and implementing R&D internally. Our internal resources are focused on evolving our existing proprietary tools to stay on trend and ensure quicker, lower completion and production costs for our customers.

Risk Management and Insurance

        The provision of technical services or use of certain of our tools and equipment in connection therewith could involve operational risk and thereby expose us to liabilities. An accident involving our services or equipment, or the failure of a product, could result in personal injury, loss of life and damage to property, equipment or the environment. Damages from a catastrophic occurrence, such as a fire or explosion, could result in substantial claims for damages. We generally attempt to negotiate the terms of our MSAs consistent with industry practice. In general, we attempt to take responsibility for our own personnel and property, while our customers, such as the E&P companies and well operators, take responsibility for their own personnel, property and all liabilities arising from well and subsurface operations.

        In addition, claims for loss of oil and gas production and damage to formations can occur in the oilfield services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting large claims. Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

        Oilfield services companies, despite efforts to maintain high safety standards, from time to time, have suffered accidents. Our business is subject to the same risks and, as a result, there is a risk that we will experience accidents in the future. In addition to the property and personal losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies. In particular, in recent years many of our large customers have placed an increased emphasis on the safety records of their service providers. Any significant increase in the frequency or severity of these incidents, or the general level of compensatory payments, could adversely affect the cost of, or our ability to obtain, workers' compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.

        We maintain a risk management program that covers operating hazards, including products and completed operations, property damage and personal injury claims as well as certain limited environmental claims. Our risk management program includes primary, umbrella and excess umbrella liability policies of $77 million per occurrence, including sudden and accidental pollution claims. We believe that our insurance is sufficient to cover property and casualty liability claims.

        We endeavor to allocate potential liabilities and risks between the parties in our MSAs. We retain the risk for any liability not indemnified by our customers and in excess of our insurance coverage. These MSAs delineate our and our customers' respective warranty and indemnification obligations with respect to the services we provide. We endeavor to negotiate MSAs with our customers that provide, among other things, that we and our customers assume (without regard to fault) liability for damages to our respective personnel and property. For catastrophic losses, we endeavor to negotiate MSAs that include industry-standard carve-outs from the knock-for-knock indemnities. Additionally, our MSAs often provide carve-outs to the "without regard to fault" concept that would permit, for example, us to be held responsible for events of catastrophic loss only if they arise as a result of our gross negligence or willful misconduct. Our MSAs typically provide for industry-standard pollution indemnities, pursuant to which we assume liability for surface pollution associated with our equipment and originating above the surface (without regard to fault), and our customer assumes (without regard to fault) liability arising from all other pollution, including, without limitation, underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. The summary of MSAs set forth above is a summary of the material terms of the typical MSA that we have in place and does not reflect every MSA that we have entered into or may enter into in the future, some of which may contain indemnity structures and risk allocations between our customers and us that are different than those described here.

Information Technology

        We have successfully integrated our acquisitions onto a single financial accounting platform using a Microsoft-based enterprise resource planning ("ERP") system together with an industry leading asset management software "TrakQuip." These IT systems provide us with a scalable integrated platform that facilitates highly efficient operations, consolidated invoicing and optimal equipment utilization on both a site and segment basis. Our operating strategy is based upon balancing high asset and personnel utilization levels with consistently superior customer service. As such, our IT systems are integral to effectively managing our business.

Competition

        We provide services and products and compete in a variety of distinct sub-segments with a number of competitors. Our primary competitors are regional companies, which provide a more limited range of services and equipment and often have more limited financial resources to support their operations. With respect to certain of our services, we also compete with major, multinational companies, including Superior Energy Services, Schlumberger, Halliburton, Baker Hughes and Weatherford. Competition is based on a number of factors, including performance, safety, quality, reliability, service, price, response time and, increasingly, breadth of services and products. We maintain both regional and product/services specialist sales teams. Although sales employees tend to be based locally in regions and field locations, we have established a corporate sales team to coordinate sales and marketing efforts with our key accounts. As of January 31, 2018, we had 22 corporate sales representatives and 53 regional sales representatives with an average of 15 years of experience. Additionally, projects are often awarded on a bid basis, which tends to create a highly competitive environment. We seek to differentiate our company from our competitors by delivering the highest-quality services, technology and equipment possible, coupled with superior execution and operating efficiency in a safe working environment. By focusing on cultivating our existing customer relationships and maintaining our high standard of customer service, technology, safety, performance and quality of crews, equipment and services, we believe we are equipped for continued growth and success in a competitive market.

Government Regulation and Environmental Matters

        Our operations are subject to extensive and changing federal, state and local laws and regulations establishing health, safety and environmental quality standards, including those governing discharges of pollutants into the air and water and the management and disposal of hazardous substances and wastes. We may be subject to liabilities or penalties for violations of those regulations. We are also subject to laws and regulations, such as the Federal Superfund Law and similar state statutes, governing remediation of contamination, which could occur or might have occurred at facilities that we own or operate, or which we formerly owned or operated, or to which we send or have sent hazardous substances or wastes for treatment, recycling or disposal. We believe that we are currently compliant, in all material respects, with applicable environmental laws and regulations. However, we could become subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability relating to our facilities or operations.

        The following is a summary of some of the existing laws, rules and regulations to which we are subject.

Hazardous substances and waste handling

        The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the guidance issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. We are required to manage the disposal of hazardous and non-hazardous wastes in compliance with RCRA and analogous state laws. RCRA currently exempts many E&P wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes intrinsically associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas E&P wastes may still be regulated under state solid waste laws and regulations, and it is possible that certain oil and natural gas E&P wastes now classified as non-hazardous could be classified as hazardous waste in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address EPA's alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain E&P related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019 for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. If the EPA proposes rulemaking for revised oil and gas regulations, the Consent Decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021. Stricter regulation of wastes generated during our or our customers' operations could result in increased costs for our operations or the operations of its customers, which could in turn reduce demand for our services and adversely affect our business.

Comprehensive Environmental Response, Compensation, and Liability Act

        The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and former owner or operator of the site where the release occurred, and anyone who transported or disposed or arranged for the transport or disposal of a hazardous substance released at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA and any state analogs may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, and for damages to natural resources and for the costs of certain health studies. We currently own, lease, or operate numerous properties that have been used for manufacturing and other operations for many years. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial operations to prevent future contamination. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Worker health and safety

        We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act ("OSHA") establishing requirements to protect the health and safety of workers. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes requires maintenance of information about hazardous materials used or produced in operations and provision of this information to employees, state and local government authorities and citizens. The Federal Motor Carrier Safety Administration regulates and provides safety oversight of commercial motor vehicles, the EPA establishes requirements to protect human health and the environment, the federal Bureau of Alcohol, Tobacco, Firearms and Explosives establishes requirements for the safe use and storage of explosives, and the federal Nuclear Regulatory Commission establishes requirements for the protection against ionizing radiation. Substantial fines and penalties can be imposed and orders or injunctions limiting or prohibiting certain operations may be issued in connection with any failure to comply with these laws and regulations.

Transportation safety and compliance

        Operating a fleet of almost 1,000 vehicles, we are subject to a number of federal and state laws and regulations, including the Federal Motor Carrier Safety Regulations and Hazardous Material Regulations for Interstate travel, and comparable state regulations for Intrastate travel. Substantial fines and penalties can be imposed and orders or injunctions limiting or prohibiting certain operations may be issued in connection with any failure to comply with laws and regulations relating to the safe operation of commercial motor vehicles.

Water discharges

        The Federal Water Pollution Control Act (the "Clean Water Act") and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters, including jurisdictional wetlands, is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. In September 2015, a new EPA and U.S. Army Corps of Engineers (the "Corps") rule defining the scope of federal jurisdiction over wetlands and other waters became effective (the "Clean Water Rule"). The Clean Water Rule was previously stayed nationwide to determine whether federal district or appellate courts had jurisdiction to hear cases challenging the rule. The EPA and the Corps issued a proposed rulemaking in June 2017 to repeal the Clean Water Rule, and announced their intent to issue a new rule defining the Clean Water Act's jurisdiction. Recently, in January 2018, the U.S. Supreme Court issued a decision finding that jurisdiction resides with the federal district courts to hear challenges to the Clean Water Rule; following which, the previously-filed district court cases have been allowed to proceed. Following the Supreme Court's decision, the EPA and the Corps issued a final rule in January 2018 staying implementation of the 2015 rule for two years while the agencies reconsider the rule. Multiple states and environmental groups have challenged the stay. As a result, future implementation of the rule is uncertain at this time. To the extent the rule expands the range of properties subject to the Clean Water Act's jurisdiction, certain energy companies could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas, which in turn could reduce demand for our services. The process for obtaining permits has the potential to delay our operations and those of our customers. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters by a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. The Clean Water Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the Oil Pollution Act of 1990, impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges.

Air emissions

        The federal Clean Air Act ("CAA"), and comparable state laws, regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. These regulations change frequently. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. For example, in May 2016, the EPA finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. In addition, in October 2015, the EPA lowered the National Ambient Air Quality Standard ("NAAQS") for ozone from 75 to 70 parts per billion. In November 2017, the EPA published a list of areas that are in compliance with the new ozone standard and, separately in December 2017, issued responses to state recommendations for designating non-attainment areas. States have the opportunity to submit new air quality monitoring to the EPA prior to the EPA finalizing any non-attainment designations. The EPA intends to issue final attainment status designations during the first half of 2018. State implementation of the revised NAAQS could result in stricter permitting requirements, which in turn could delay or impair our or our customers' ability to obtain air emission permits, and result in increased expenditures for pollution control equipment, the costs of which could be significant. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as injunctive relief, for non-compliance with air permits or other requirements of the CAA and associated state laws and regulations.

Climate change

        The EPA has determined that emissions of greenhouse gases, including carbon dioxide and methane, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth's atmosphere and other climatic changes. The EPA has established greenhouse gas emission reporting requirements for sources in the oil and gas sector, and has also promulgated rules requiring certain large stationary sources of greenhouse gases to obtain preconstruction permits under the CAA and follow "best available control technology"

requirements. Although we are not likely to become subject to greenhouse gas emissions permitting and best available control technology requirements because none of our facilities are presently major sources of greenhouse gas emissions, such requirements could become applicable to our customers and could have an adverse effect on their costs of operations or financial performance, thereby adversely affecting our business, financial condition and results of operations.

        Also, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and many states already have established regional greenhouse gas "cap-and-trade" programs. The adoption of any legislation or regulation that restricts emissions of greenhouse gases from the equipment and operations of our customers or with respect to the oil and natural gas they produce could adversely affect demand for our products and services. Finally, some scientists have concluded that increasing concentrations of greenhouse gases in the Earth's atmosphere may produce climate changes that could have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse impact on our operations.

Hydraulic fracturing

        Our businesses are dependent on hydraulic fracturing and horizontal drilling activities. Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process, which involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has asserted federal regulatory authority pursuant to the federal Safe Drinking Water Act over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. In 2016, the EPA issued final regulations under the CAA establishing performance standards, including standards for the capture of methane emissions released during hydraulic fracturing. However, over the past year the EPA has taken several steps to delay implementation of its methane standards, and the agency proposed a rulemaking in June 2017 to stay the requirements for a period of two years and revisit implementation of the 2016 methane standards in their entirety. The EPA has not yet published a final rule but, as a result of these developments, future implementation of the 2016 standards is uncertain at this time. Various industry and environmental groups have separately challenged both the original standards and the EPA's attempts to delay implementation of the rule. The BLM previously finalized similar limitations on methane emissions from venting and flaring and leaking equipment from oil and natural gas activities on public lands, but proposed to repeal those standards in February 2018. Several states have announced their intent to file judicial challenges against any attempt to repeal the BLM methane rules. As a result, future implementation of both the EPA and BLM methane rules is uncertain at this time. However, given the long-term trend towards increasing regulation, future federal regulation of methane and other greenhouse gas emissions from the oil and gas industry remain a possibility.

        The EPA has also issued effluent limitation guidelines that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly-owned wastewater treatment plants. In addition, the BLM had previously issued final rules in March 2015 imposing stringent standards for performing hydraulic fracturing on federal and Native American lands; however, the agency finalized a separate rulemaking in December 2017 repealing its hydraulic fracturing rules. Several states and environmental groups have challenged the repeal in federal court. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect our operations, but additional regulatory burdens on our customers could ultimately result in decreased demand for our services.

        Various studies analyzing the potential environmental impacts of hydraulic fracturing have also been performed. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that "water cycle" activities associated with hydraulic fracturing may impact drinking water resources "under some circumstances," noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. As described elsewhere in this Annual Report, these risks are regulated under various state, federal, and local laws.

        Some states, counties and municipalities have enacted or are considering moratoria on hydraulic fracturing. For example, New York and Vermont have banned or are in the process of banning the use of high volume hydraulic fracturing. Alternatively, some municipalities are or have considered zoning and other ordinances, the conditions of which could impose a de facto ban on drilling and/or hydraulic fracturing operations. Further, some states, counties and municipalities are closely examining water use issues, such as permit and disposal options for processed water, which could have a material adverse impact on our financial condition, prospects and results of operations if such additional permitting requirements are imposed upon our industry. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could reduce our business by making it more difficult or costly for their customers to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, the business and operations of our customers could be subject to additional permitting requirements, and also to attendant permitting delays, increased operating and compliance costs and process prohibitions, which could have an adverse effect on our business, financial condition and results of operations.

Employees

        As of January 31, 2018, we had approximately 1,000 employees. This represents a reduction of approximately 600 employees, or approximately 38% of our workforce, from peak levels in 2014 in order to align our capacity and associated labor costs with current business conditions. Approximately 82% of our employees are engaged in operations, quality and purchasing, 7% in sales, marketing and product support and 11% in finance, human resources, IT and general administration. Our employees are not unionized, and we consider our employee relations to be good.

Properties

        As of January 31, 2018, we had 33 principal operating facilities, which comprise an aggregate of approximately 0.7 million square feet of space. The following table describes the principal facilities and indicates the location, approximate size and ownership type of each location:

City	Sq. Feet	Ownership
Evans City, PA	70,600	Own
Fort Smith, AR	60,000	Lease
Cotulla, TX	37,900	Own
Bridgeport, WV	32,500	Lease
LaSalle, CO	30,200	Lease
Bridgeport, WV	25,600	Lease
Williston, ND	24,900	Own
Midvale, OH	23,400	Lease
Eunice, NM	23,100	Lease
Houston, TX	20,500	Lease
Gillette, WY	19,500	Own
Bossier City, LA	18,000	Lease
Simpson District, WV	18,000	Lease
Kenedy, TX	17,800	Lease
Gillette, WY	17,500	Lease
San Angelo, TX	16,800	Lease
Oklahoma City, OK	16,600	Lease
Vernal, UT	16,000	Lease
Johnstown, CO	14,800	Own
Rock Springs, WY	14,300	Lease
Tioga, PA	14,000	Lease
Casper, WY	13,600	Lease
Bossier City, LA	13,300	Lease
Sterling, CO	13,000	Lease
Weatherford, TX	12,600	Own
Platteville, CO	12,500	Own
Midland, TX	12,400	Lease
Houston, TX	12,300	Lease
Williston, ND	12,300	Own
Dickinson, ND	11,600	Lease
Midland, TX	10,900	Lease
Midland, TX	10,100	Lease
Bridgeport, WV	10,000	Lease

        We believe that our facilities are suitable for their present intended purposes and are adequate for our present and anticipated level of operations.

Legal Proceedings

        We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial condition.

        Following KLX's announcement of the merger, on July 2, 2018, KLX received a demand letter from counsel for a purported KLX stockholder pursuant to Section 220 of the DGCL seeking inspection of KLX's books and records. After negotiation with counsel for this purported stockholder, and pursuant to an agreement governing the confidentiality of any produced documents, KLX agreed to produce certain books and records in connection with the proposed merger between KLX and Boeing.

        On July 6, 2018, a putative class action was filed by a purported KLX stockholder in the United States District Court for the District of Delaware, captioned The Vladimir Gusinsky Rev. Trust v. KLX Inc., et. al., Case No. 1:18-cv-01000, which we refer to as the Complaint. Plaintiff purports to bring the litigation as a class action on behalf of the public stockholders of KLX. The Complaint names as defendants the members of the board of directors of KLX and KLX. The Complaint alleges that KLX and the board of directors of KLX failed to disclose material information in KLX's First Amended Preliminary Proxy Statement on Form 14A filed on June 28, 2018. The Complaint seeks, among other things, equitable relief, including to enjoin the closing of the merger, to direct disclosure of all material information in KLX's proxy statement and to award plaintiff's costs, including attorney's and expert's fees.

        On August 15, 2018, the parties to the Complaint entered into a confidential Memorandum of Understanding (the "Memorandum of Understanding") providing for the dismissal of the Complaint with prejudice as to the plaintiff in the Complaint and without prejudice as to the putative class. While KLX believes that the Complaint lacks merit and that the disclosures in the definitive proxy statement comply fully with applicable law, in order to avoid the expense and distraction of litigation, KLX agreed, pursuant to the terms of the confidential Memorandum of Understanding, to supplement the proxy statement with certain supplemental disclosures. The confidential Memorandum of Understanding also outlines the terms of the plaintiff in the Complaint's agreement in principle to dismiss the Complaint and release all claims which it has, has ever had, or could have asserted related to the merger and disclosures related to the merger.

MANAGEMENT

Our Executive Officers

        We expect that Amin Khoury, the current Chairman and Chief Executive Officer of KLX, will serve as our Chairman and Chief Executive Officer following the spin-off, and Thomas McCaffrey, the current President and Chief Operating Officer of KLX, will serve as our Senior Vice President and Chief Financial Officer following the spin-off. We expect that Mr. Khoury will continue to serve in the role of Chairman and Chief Executive Officer of KLX and Mr. McCaffrey will continue to serve in the role of President and Chief Operating Officer of KLX following the spin-off and until the merger closes.

        We expect that Amin J. Khoury will serve as Chief Executive Officer and Chairman of the Board of KLX Energy Services following the spin-off. Mr. Khoury has served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. since its formation in December 2014. Mr. Khoury will continue in such roles following the spin-off until the closing of the merger with Boeing. Mr. Khoury co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board until its sale to Rockwell Collins in April 2017. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014 and was a director of Synthes Incorporated until its acquisition by Johnson & Johnson in 2012. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors.

        We expect that Thomas P. McCaffrey will serve as Senior Vice President and Chief Financial Officer of KLX Energy Services following the spin-off. Mr. McCaffrey has served as President and Chief Operating Officer of KLX Inc. since December 2014. Mr. McCaffrey will continue in such roles following the spin-off until the closing of the merger with Boeing. Previously, Mr. McCaffrey served as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 16, 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a CPA for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University, Chairman of its Development Committee and a member of its Audit Committee.

        We expect that Gary J. Roberts will serve as Vice President and General Manager of KLX Energy Services following the spin-off. Mr. Roberts has served as Vice President and General Manager of the Energy Services Group segment of KLX Inc. since the spin-off in December 2014. Previously, Mr. Roberts served as Vice President and General Manager, Energy Services Group (B/E Aerospace) since April 2014. Previously, Mr. Roberts was the Chief Executive Officer of Vision Oil Tools, LLC, a private energy services company, from 2010 until its acquisition by B/E Aerospace in April 2014. Before that, Mr. Roberts was General Manager for Complete Production Services, Inc. and worked for Weatherford International from 1991 to 2008, holding management positions with increasing levels of responsibility in Singapore, China, Indonesia and Qatar. Mr. Roberts brings to KLX Energy Services over 30 years of oilfield experience.

Our Board of Directors

        Following the spin-off, we expect that our Board will consist of the directors set forth below. The table contains each person's biography as well as the qualifications and experience each person would bring to our Board. As of the distribution date, our Board will consist of eight members, seven of whom will meet applicable regulatory and exchange listing independence requirements. After the spin-off but before the merger closes, all of our directors will also be directors of KLX.

Name and Title	Age	Business Experience and Director Qualifications
Amin J. Khoury Chairman	79	Amin J. Khoury, our Chief Executive Officer, has been Chairman and Chief Executive Officer of KLX since its spin-off from B/E Aerospace in December 2014. Mr. Khoury co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors. During his time at B/E Aerospace, Mr. Khoury was primarily responsible for the development and execution of B/E Aerospace's business strategies that resulted in its growth from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world's leading distributor of aerospace consumable products, with annual revenues in 2013 of $3.5 billion. Mr. Khoury also led the founding and growth of the KLX Aerospace Solutions Group from a single acquisition in 2001 through nine additional acquisitions, transforming it into a leading independent company in its industry. During his time at B/E Aerospace and KLX, Mr. Khoury oversaw the expansion into the oilfield services industry and formation of our company through the combination and integration of seven private oilfield service companies. Mr. Khoury led the strategic planning and acquisition strategies of B/E Aerospace and KLX as well as their operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both our managerial talent and Board members. He has an intimate knowledge of the company, its industry and its competitors which he has gained over the last 31 years at B/E Aerospace and KLX. All of the above experience and leadership roles uniquely qualify him to serve as our company's Chairman of the Board.

Name and Title	Age	Business Experience and Director Qualifications
John T. Collins Director	71

John T. Collins has served on the Board of Directors of KLX since December 2014. From 1986 to 1992, Mr. Collins served as the President and Chief Executive Officer of Quebecor Printing (USA) Inc., which was formed in 1986 by a merger with Semline Inc., where he had served in various positions since 1968, including since 1973 as President. During his term, Mr. Collins guided Quebecor Printing (USA) Inc. through several large acquisitions and situated the company to become one of the leaders in the industry. From 1992 to 2017, Mr. Collins was the Chairman and Chief Executive Officer of The Collins Group,  Inc., a manager of a private securities portfolio and minority interest holder in several privately held companies. Mr. Collins currently serves on the Board of Directors of Federated Funds, Inc. and has served on the Board of Directors for several public companies, including Bank of America Corp. and FleetBoston Financial. In addition, Mr. Collins has served as Chairman of the Board of Trustees of his alma mater, Bentley University. We expect our Board to benefit from Mr. Collins' many years of experience in the management, acquisition and development of several companies.

Peter V. Del Presto Director	67

Peter V. Del Presto has served on the Board of Directors of KLX since December 2014. Mr. Del Presto is an adjunct professor of finance at the University of Pittsburgh, where he teaches courses covering capital markets, advanced valuation methods and private equity. From 1985 until his retirement in 2010, Mr. Del Presto was a partner with PNC Equity Partners, a private equity firm and an affiliate of PNC Bank targeting middle-market companies for acquisition and investment. During his 25 years at PNC Equity Partners, Mr. Del Presto led the firm's investment in 35 companies and participated as a member of the firm's Investment Committee in over 200 investments. Mr. Del Presto was PNC Equity Partner's representative on the boards of 24 companies where he was responsible for the development of value creation strategies in each. Mr. Del Presto is a director of Spencer Turbine Company and Markel Corporation, a member of the Board of Advisors of Sabert Corporation and the principal shareholder of two smaller companies. Mr. Del Presto is also a licensed private pilot. We expect that our Board will benefit from Mr. Del Presto's background in engineering and business administration, his expertise in the field of finance, and 25 years of experience in the acquisition, investment and development of numerous companies.

Name and Title	Age	Business Experience and Director Qualifications
Richard G. Hamermesh Director	70

Richard G. Hamermesh has served on the Board of Directors of KLX since December 2014. Dr. Hamermesh is a Senior Fellow at the Harvard Business School, where he was formerly the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of SmartCloud, Inc. and was a director of B/E Aerospace, Inc. until its sale to Rockwell Collins in April 2017. Dr. Hamermesh joined the Rockwell Collins Board of Directors in April 2017. We expect our Board to benefit from Dr. Hamermesh's education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School, where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including nearly 30 years as a member of the B/E Aerospace board).

Benjamin A. Hardesty Director	68

Benjamin A. Hardesty has served on the Board of Directors of KLX since December 2014. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States since 2010. In May 2010, Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of oil and natural gas in North America, a position he had held since September 2007. After joining Dominion Resources in 1995, Mr. Hardesty had previously also served in other executive positions, including President of Dominion Appalachian Development, Inc. and General Manager and Vice President Northeast Gas Basin. Mr. Hardesty has served on the Board of Directors of Antero Resources Corporation since its initial public offering in October 2013. He previously was a member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace in 2013. From 1982 to 1995, Mr. Hardesty served as an officer and director of Stonewall Gas Company, and from 1978 to 1982 as vice president of operations of Development Drilling Corporation. Mr. Hardesty is director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Mr. Hardesty serves on the Visiting Committee of the Petroleum Natural Gas Engineering Department of the College of Engineering and Mineral Resources at West Virginia University. We believe his significant experience in the oil and natural gas industry, including in our areas of operation, make Mr. Hardesty well suited to serve as a member of our Board.

Name and Title	Age	Business Experience and Director Qualifications
Stephen M. Ward, Jr. Director	63

Stephen M. Ward, Jr. has served on the Board of Directors of KLX since December 2014. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is Chair of the Corporate Governance Committee and a member of the Human Resources and Science and Technology Committees. Mr. Ward previously served as President and Chief Executive Officer of Lenovo Corporation, which was formed by the acquisition of IBM Corporation's personal computer business by Lenovo of China. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward is a co-founder and Board member of C3-IoT, a company that develops and sells internet of things software for analytics and control. Mr. Ward was previously a Board member and founder of E2open, a maker of enterprise software, and a Board member of E-Ink, a maker of high-tech screens for e-readers and computers, and the Chairman of the Board of QDVision, the developer and a manufacturer of quantum dot technology for the computer, TV and display industries until its sale. The Board believes Mr. Ward's broad executive experience and focus on innovation enables him to share with our Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments and international growth, making him well suited to serve as a member of our Board.

Theodore L. Weise Director	74

Theodore L. Weise has served on the Board of Directors of KLX since December 2014. Mr. Weise is currently a business consultant and serves on the Board of Directors of Hawthorne Global Aviation Services. Mr. Weise joined Federal Express Corporation in 1972 during its formative years and retired in 2000 as its President and Chief Executive Officer. He held many officer positions, including Executive Vice President of World Wide Operations, and led the following divisions as its Senior Vice President: Air Operations, Domestic Ground Operations, Central Support Services, Business Service Center, and Operations Planning. Prior to joining Federal Express Corporation, Mr. Weise flew on the US Air Force F-111 as a Flight Test Engineer for General Dynamics Corp. He has previously served on the boards of Federal Express Corporation, Computer Management Sciences, Inc., ResortQuest International, Inc. and Pogo Jet, Inc. Mr. Weise is a member of the Missouri University of Science and Technology Board of Trustees, of which he was a past President. Mr. Weise is a jet rated Airline Transport Pilot with over 5,700 flight hours. He holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. We expect that our Board will benefit from Mr. Weise's extensive leadership experience.

Name and Title	Age	Business Experience and Director Qualifications
John T. Whates, Esq. Director	70

John T. Whates has served on the Board of Directors of KLX since December 2014. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the Board of Dynamic Healthcare Systems, Inc. and was the Chairman of the Compensation Committee of B/E Aerospace until its sale to Rockwell Collins in April 2017. Mr. Whates joined the Rockwell Collins Board of Directors in April 2017. From 1994 to 2011, Mr. Whates was a tax and financial advisor to B/E Aerospace, providing business and tax advice on essentially all of its significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates is an attorney licensed to practice in California and was an Adjunct Professor of Taxation at Golden Gate University. Mr. Whates will bring to our Board his extensive experience, multi-dimensional educational background, and thorough knowledge of our business and industry.

Structure of the Board of Directors

        Upon completion of the spin-off, our Board will be divided into three classes of directors. Following the initial appointments, directors of each class will be elected for three-year terms, and each year our stockholders will elect one class of our directors. The initial directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation, the initial directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation, and the initial directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation.

Governance Principles

        Our Board expects to adopt governance principles that meet or exceed the rules of Nasdaq. The full text of the governance principles will be posted on our website at www.klxenergy.com and will be available in print to any stockholder that requests it.

Director Qualification Standards

        Our corporate governance guidelines will provide that the Nominating and Corporate Governance Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating Board candidates.

        Our bylaws will establish the limit on the number of other public company board memberships (not including KLX) for our directors at two. Additional board memberships in excess of this limit will require a determination in advance by our Board that such simultaneous service will not impair such director's ability to serve effectively on our Board. Our bylaws will also require Board candidates to disclose any outside compensation for serving as a director of KLX, as well as any outside compensation for serving as a director of any other public company.

Committees of Our Board

        Following the spin-off, the standing committees of our Board will include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each as further described below. Following our listing on Nasdaq and in accordance with the transition provisions of the rules of Nasdaq applicable to companies listing their securities in conjunction with a spin-off transaction, each of these committees will, by the date required by the rules of Nasdaq, be composed exclusively of directors who are independent. Other committees may also be established by our Board from time to time.

        Audit Committee.    We expect our Board will select the directors who will serve as members of the Audit Committee, all of whom will be independent and at least one of whom will be a financial expert within the meaning of SEC and Nasdaq rules. The Audit Committee's responsibilities will include, among other things:

  •
  Appointing, retaining, overseeing and determining the compensation and services of our independent auditors.

  •
  Overseeing the quality and integrity of our financial statements and related disclosures.

  •
  Overseeing our compliance with legal and regulatory requirements.

  •
  Assessing our independent auditors' qualifications, independence and performance.

  •
  Monitoring the performance of our internal audit and control functions.

        The responsibilities of our Audit Committee, which we anticipate will be substantially similar to the responsibilities of KLX's Audit Committee, will be more fully described in our Audit Committee charter. We will post the Audit Committee charter on our website at www.klxenergy.com, and we will provide it in print to any stockholder that requests it. By the date required by the transition provisions of the rules of Nasdaq, all members of the Audit Committee will be independent and financially literate. Further, at least one of the members of the Audit Committee will possess accounting or related financial management expertise within the meaning of the rules of Nasdaq and qualify as an "audit committee financial expert" as defined under the applicable SEC rules.

        Compensation Committee.    We expect our Board will select the directors who will serve as members of the Compensation Committee, all of whom will be independent. The Compensation Committee's responsibilities will include, among other things:

  •
  Providing recommendations to the Board regarding compensation matters.

  •
  Overseeing our incentive and compensation plans.

        The responsibilities of the Compensation Committee, which we anticipate will be substantially similar to the responsibilities of KLX's Compensation Committee, will be more fully described in our Compensation Committee charter. We will post the Compensation Committee charter on our website at www.klxenergy.com, and we will provide it in print to any stockholder that requests it. Each member of the Compensation Committee will be a non-employee director and, given the relative size of our Board, there will be no prohibition against Compensation Committee interlocks involving any of the projected members of the Compensation Committee.

        Nominating and Corporate Governance Committee.    We expect our Board will select the directors who will serve as members of the Nominating and Corporate Governance Committee, all of whom will be independent. The Nominating and Corporate Governance Committee's responsibilities will include, among other things:

  •
  Actively identifying individuals qualified to become Board members.

  •
  Recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders.

  •
  Making recommendations with respect to corporate governance matters.

        We expect that, under our Nominating and Corporate Governance Committee charter, directors will have to inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, we expect that the Nominating and Corporate Governance Committee charter will provide that no director may sit on the Board, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

        The responsibilities of the Nominating and Corporate Governance Committee, which we anticipate will be substantially similar to the responsibilities of KLX's Nominating and Corporate Governance Committee, will be more fully described in our Nominating and Corporate Governance Committee charter. We will post the Nominating and Corporate Governance Committee charter on our website at www.klxenergy.com, and we will provide it in print to any stockholder that requests it.

Director Independence

        We expect that a majority of our Board will meet the criteria for independence as defined by the rules of Nasdaq. We expect that our Board will determine the independence of directors annually based on a review by the directors and the Nominating and Corporate Governance Committee. In determining whether a director is independent, we expect that the Board will determine whether each director meets the objective standards for independence set forth in the rules of Nasdaq.

Meetings of Independent Directors

        We expect that we will require that the independent directors meet without management present at each meeting. The Chair of the Nominating and Corporate Governance Committee will preside at the meetings of the independent directors.

Risk Oversight

        Our Board will take an active role in overseeing the risk management of KLX Energy Services with a focus on the most significant risks facing KLX Energy Services. The Board's oversight of risk management will be designed to support the achievement of our strategic objectives and increase stockholder value. A fundamental part of risk management for KLX Energy Services will be not only understanding the risks that are faced by KLX Energy Services and the steps necessary to manage those risks but also understanding what level of risk is appropriate for KLX Energy Services. We expect that our Chief Executive Officer, Senior Vice President and Chief Financial Officer and other members of senior management will regularly evaluate and report to the Board on significant risks facing KLX Energy Services. In addition, we expect that each Committee of the Board will also be responsible for assessing the risk exposure related to its specific area. We expect that the Committees will discuss matters of interest with our senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Codes of Business Conduct

        We expect that our Board will adopt a code of business conduct similar to KLX's Code of Business Conduct that will apply to all our directors, officers and employees, including our principal executive officer, principal financial officer, controller, treasurer and all other employees performing a similar function. We will maintain a copy of our code of business conduct, including any amendments thereto and any waivers applicable to any of our directors and officers, on our website at www.klxenergy.com.

 EXECUTIVE COMPENSATION

Historical Compensation of Executive Officers Prior to the Spin-Off

        The following tables contain compensation information for our Chief Executive Officer and certain other executive officers who, based on compensation with KLX prior to the spin-off, were the most highly compensated executive officers for Fiscal 2017 (the "NEOs"). For information on the current and past positions held by each named executive, see "Management—Our Executive Officers." All references in the following tables to restricted stock, RSUs and other equity awards relate to awards granted by KLX in regard to KLX common stock. For information on the treatment of equity awards in the spin-off, see "The Spin-Off—Treatment of Equity Awards."

        The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the spin-off because historical compensation was determined by KLX management and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our compensation committee.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Amin J. Khoury Chairman and Chief Executive Officer	2017	$1,075,129	$3,575,534	$2,238,834	$392,884	(3)	$7,282,381
Thomas P. McCaffrey Senior Vice President and Chief Financial Officer	2017	$687,007	$2,284,811	$1,235,531	$719,523	(4)	$4,926,872
Gary J. Roberts Vice President and General Manager	2017	$323,138	$496,859	$428,904	$85,808	(5)	$1,334,709

(1)
The amounts reported in the "Stock Award" column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about KLX's adoption of FASB ASC 718 and how KLX values stock-based awards (including assumptions made in such valuation), refer to Note 11 to KLX's audited financial statements for the fiscal year ended January 31, 2018 included in KLX's Annual Report on Form 10-K filed with the SEC on March 19, 2018. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics of KLX. If the highest level of payout were achieved, the value of the December 2017 awards as of the grant date for performance based restricted stock are capped at 200% of the performance award target. Whether, and to what extent, an NEO realizes value with respect to restricted stock awards will depend on KLX's actual operating performance stock price fluctuations and the NEO's continued employment.

(2)
All annual cash bonuses paid to our NEOs are reflected in the "Non-Equity Incentive Plan Compensation" column of this table. The amounts shown represent the annual cash incentive payments received from KLX by our NEOs. These cash awards were earned in 2017 and were paid on December 29, 2017.

(3)
With respect to Mr. Khoury, the amount reported as "All Other Compensation" includes $324,468 for certain contributions to the non-qualified deferred compensation plan and additional amounts in 2017 for estate planning.

(4)
With respect to Mr. McCaffrey, the amounts reported as "All Other Compensation" include $691,118 for certain contributions to the non-qualified deferred compensation plan, $11,882 for 401(k) Plan contributions and additional amounts relating to automobile allowance and estate planning.

(5)
With respect to Mr. Roberts, the amounts reported as "All Other Compensation" include $57,008 for certain contributions to the non-qualified deferred compensation plan, $10,800 for 401(k) Plan contributions and additional amounts relating to automobile allowance.

Historical Compensation Description

        KLX is a party to amended and restated employment agreements with each of Messrs. Khoury and McCaffrey. Pursuant to the employment agreements, as of the effective time of the merger, each of Messrs. Khoury's and McCaffrey's employment with KLX will terminate, and each will receive (i) any accrued and unpaid salary and benefits (including automobile allowance and vacation for Mr. McCaffrey) through the date of termination, (ii) any earned but unpaid bonuses for any fiscal periods ending prior to the date of termination and (iii) a lump-sum amount equal to the sum of (A) a prorated portion of the executive's then current base salary (175%, in the case of Mr. Khoury, and 150%, in the case of Mr. McCaffrey), with the prorated amount to be determined in respect of the period of active service for the fiscal year during which the termination date occurs, (B) the executive's base salary for the remainder of the employment term, (C) the retirement contributions that would have been made during the remainder of the employment term (which, for Mr. Khoury, will be at the rate in effect on January 31, 2017) and (D) two times the executive's target bonus. In addition to the foregoing payments and benefits, Messrs. Khoury and McCaffrey will be entitled to a pro rata portion of their annual bonuses for the fiscal year in which the effective date of the merger occurs in respect of the period of their active service for such fiscal year. In addition, any equity awards granted to the executives that would not have vested on or prior to the spin-off will receive the treatment of KLX equity-based awards as described above in the section captioned "The Spin-Off—Treatment of Equity Awards." All of the foregoing described obligations have been or will be satisfied by KLX and will not be obligations of KLX Energy Services going forward.

        Mr. Roberts is party to an employment agreement, effective as of February 25, 2015, assigned by KLX and assumed by KLX Energy Services as of April 30, 2018, pursuant to which he will serve as our Vice President and General Manager. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

        Mr. Roberts' employment agreement provides that Mr. Roberts will receive a specified base salary, currently $323,138 per year, which may be increased in the discretion of the Compensation Committee. Mr. Roberts will have an annual target bonus of up to 75% of his base salary. He will also be eligible to receive an annual equity grant in the discretion of the Compensation Committee. While employed by us, Mr. Roberts is eligible to participate in all benefit plans generally available to our executives.

        Mr. Roberts is also party to a proprietary rights agreement, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a non-competition covenant and a non-solicitation covenant during the term of his employment agreement and for three years thereafter.

        In addition to the compensation and benefits described above, Mr. Roberts will be entitled to receive the following benefits and payments upon the occurrence of the following specified events. Upon Mr. Roberts' death, incapacity, termination by us without "Cause," or upon a "Change of Control" (each as defined in the employment agreement), Mr. Roberts will be entitled to a lump-sum amount equal to the sum of (i) a prorated portion of 75% of Mr. Roberts' then current salary, with the prorated amount to be determined based on the number of days that Mr. Roberts was employed by us in the year during which the termination date occurs, (ii) Mr. Roberts' salary for the remainder of the employment term, (iii) the maximum annual contribution under our DCP of 7.5% of Mr. Roberts' total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable DCP) that would have been made during the remainder of the employment period and (iv) two times Mr. Roberts' target bonus. If Mr. Roberts' employment terminates for any other reason, he will not be entitled to severance payments.

        In connection with the consummation of the spin-off, we expect to enter into an amended and restated employment agreement with Mr. Roberts. See "Executive Compensation—Compensation Going Forward" below.

2017 Outstanding Equity Awards at Fiscal Year-End

        The following table shows the outstanding KLX equity awards held by our NEOs as of the end of Fiscal 2017. Our NEOs did not hold any outstanding equity awards in KLX Energy Services as of the end of Fiscal 2017.

		Stock Awards
Name	Grant Date	Time-Based Shares or Units of Stock That Have Not Vested(1)	Time-Based Market Value of Shares or Units of Stock That Have Not Vested(2)	Performance-Based Shares or Units of Stock That Have Not Vested(3)	Performance-Based Market Value of Shares or Units of Stock That Have Not Vested(2)
Amin J. Khoury	12/15/17	28,947	2,045,395	28,947	2,045,395
	12/15/16	24,002	1,695,981	36,002	2,543,901
	3/18/16	3,664	258,898	—	—
	12/02/15	16,871	1,192,105	50,612	3,576,244
	1/15/15	—	—	47,978	3,390,125
Thomas P. McCaffrey	12/15/17	18,498	1,307,069	18,497	1,306,998
	12/15/16	15,336	1,083,642	23,006	1,625,604
	3/18/16	2,341	165,415	—	—
	12/02/15	10,780	761,715	32,342	2,285,286
	1/15/15	—	—	23,988	1,694,992
	12/15/14	5,877	415,269	—	—
	11/15/14	—	—	7,245	511,932
	2/12/14	3,835	270,981	—	—
Gary J. Roberts	12/15/17	4,023	284,265	4,022	284,195
	12/15/16	3,442	243,212	5,162	364,747
	5/24/16	1,360	96,098	—	—
	12/02/15	3,225	227,879	9,676	683,706
	1/15/15	1,055	74,546	2,047	144,641
	4/23/14	864	61,050	—	—

(1)
The time-based awards vest ratably on an annual basis over three years following the grant date, provided that the executive is employed or providing services to KLX or, following the spin-off, KLX Energy Services, on the applicable vesting date.

(2)
The market value of unvested shares is based on the KLX common stock closing share price on January 31, 2018 of $70.66, as quoted on the Nasdaq Global Select Market.

(3)
The December 2017, 2016 and 2015 awards are subject to performance-based vesting based upon the following criteria: If KLX achieves performance below the 25th percentile relative to its peer group over the three-year performance period, none of these shares will be earned. Performance of KLX from the 25th percentile to the 50th percentile will result in 50% - 100% of the target number of shares being earned. Performance of KLX from the 50th to the 75th percentile will result in 100% - 200% of the target number of shares being earned, and performance of KLX above the 75th percentile will result in 200% of the target number of shares being earned. Shares earned will be linearly interpolated for performance between 25th and the 75th percentiles. The 2014 annual restricted stock award vests subject to achieving the annual return on equity targets established by the KLX compensation committee, which were met, and vest four years from the date of grant. These awards will vest in

  November 2018, if not sooner in accordance with the applicable terms and conditions of the KLX LTIP and the applicable award agreements.

Compensation Going Forward

        The following narrative summarizes the compensation arrangements being put in place for Messrs. Khoury, McCaffrey and Roberts in connection with the spin-off. In order to determine an appropriate compensation structure, given the size of our company and our strategic objectives following the consummation of the spin-off, the compensation committee of KLX and Messrs. Khoury and McCaffrey agreed, and the compensation committee recommended to the board of directors of KLX, who approved, that Messrs. Khoury and McCaffrey would forego cash remuneration for the first four years following the spin-off. The purpose of this structure was to directly align the executives' interests with those of KLX Energy Services stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue the growth and acquisition strategy envisioned by the board of directors of KLX and management. In light of the executives' agreement to forego cash remuneration, in order to align the executives' interests with the interests of our stockholders and also appropriately incentivize the executives, the compensation committee agreed and recommended and the board of directors of KLX approved providing Messrs. Khoury and McCaffrey with grants of restricted stock, which vest over a four-year period, with the first installment vesting twelve months following the consummation of the spin-off. The board of directors of KLX believes that this structure best achieves the balance of aligning the interests of the executives with our stockholders while also providing appropriate incentives to them.

        Following the spin-off, Messrs. Khoury, McCaffrey and Roberts will each receive an annual base salary in the amount of $2, $1 and $342,792, respectively. In addition, following the spin-off, Messrs. Khoury, McCaffrey and Roberts are each expected to receive a restricted stock award under the KLX Energy Services LTIP representing 5%, 3% and 1%, respectively, of the outstanding common stock of KLX Energy Services on a fully diluted basis as of the distribution date, (x) to become vested in four equal annual installments on each of the first four anniversaries of the distribution date, subject to continued employment or other service with KLX Energy Services on each applicable vesting date, and (y) to become fully vested, (A) upon an involuntary termination of employment by KLX Energy Services, (B) upon the executive's death or "Disability" (as defined in the KLX Energy Services LTIP), (C) with respect to Messrs. Khoury and McCaffrey, upon the executive's voluntary retirement from KLX Energy Services, subject to the consent of the compensation committee, or (D) upon the occurrence of a "Change in Control" (as defined in the KLX Energy Services LTIP) of KLX Energy Services. Any such accelerated vesting in connection with a termination of service will be subject to the execution of a customary mutual release of claims by the executive and KLX Energy Services.

        Messrs. Khoury and McCaffrey are also expected to enter into employment letter agreements with KLX Energy Services to be effective upon completion of the spin-off. In addition to the salary and equity awards described above, the letter agreements will generally provide for (i) at-will employment, (ii) the positions of Chief Executive Officer for Mr. Khoury and Senior Vice President and Chief Financial Officer for Mr. McCaffrey, (iii) a monthly automobile allowance and (iv) except to the extent equivalent benefits are provided by B/E Aerospace, Inc., KLX Inc. or their respective successors, participation in the employee benefit plans of KLX Energy Services (including health and welfare and retirement plans, reimbursement of financial and estate planning expenses, and the benefits under the travel policy of KLX Energy Services related to personal and business use of the corporate aircraft). The executives will also be entitled to customary indemnification, and directors and officer liability insurance coverage, each in accordance with the organizational documents of KLX Energy Services and applicable law. The letter agreements will not provide for any contractual right to annual cash bonuses or severance benefits (other than the accelerated vesting upon termination of the incentive equity award described above), but the agreements will not (i) preclude the executives from receiving annual cash bonuses or participating in any generally applicable severance plan or policy of KLX Energy

Services or (ii) prevent the compensation committee from adopting such arrangements for the benefit of the executives in the future. Mr. Khoury will also agree to provide consulting services to KLX Energy Services for a period of three years following any termination of employment for $10,000 per year and certain enumerated perquisites.

        The letter agreements will also require the executives to enter into the KLX Energy Services proprietary rights agreement, which will contain customary non-disclosure restrictions and covenants protecting the proprietary information and trade secrets of KLX Energy Services.

        For a description of the employment arrangement between KLX Energy Services and Mr. Roberts, please see the earlier narrative description set forth under the section captioned "—Historical Compensation Description" beginning on page 123. Mr. Roberts is expected to enter into an amended and restated employment agreement with KLX Energy Services to be effective upon completion of the spin-off. The terms of the amended and restated employment agreement will be substantially similar to Mr. Roberts' existing employment agreement except that upon a change of control of KLX Energy Services, Mr. Roberts will be automatically terminated and he will be eligible to receive certain severance payments pursuant to the terms of the amended and restated employment agreement.

Nonqualified Deferred Compensation Plan

        Following the spin-off, KLX Energy Services expects to establish a nonqualified deferred compensation plan for eligible KLX Energy Services senior executives (as selected by the Compensation Committee), similar to the deferred compensation plan for executive officers maintained by KLX. Pursuant to such plan, participants will be eligible to defer a portion of their base salaries, cash bonuses and equity-based awards. Each of our NEOs is expected to be eligible to participate in the plan.

Description of the Long-Term Incentive Plan

        In connection with the spin-off and prior to our becoming a stand-alone publicly-traded company, we intend to adopt the KLX Energy Services LTIP to promote the long-term success of KLX Energy Services by providing eligible individuals with opportunities to obtain a proprietary interest in KLX Energy Services through the grant of equity-based awards. These awards will provide participants with incentives to contribute to our long-term growth and profitability. The KLX Energy Services LTIP will also assist us in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to us. The following is a summary of the principal provisions of the KLX Energy Services LTIP but is not intended to be a complete description of all of its terms and provisions. Such description is qualified by reference to the full text of the KLX Energy Services LTIP, the form of which is attached as an exhibit to the Form 10 of which this information statement forms a part.

        Administration.    The KLX Energy Services LTIP will be administered by the Compensation Committee. The Compensation Committee will have the full authority to construe and interpret the KLX Energy Services LTIP, including the authority to determine who will be granted awards, the terms and conditions of awards and the number of shares subject to an award. To the extent permitted by applicable laws, rules and regulations, the Compensation Committee may delegate its authority under the KLX Energy Services LTIP to subcommittees or individuals, including our officers, subject to certain exceptions.

        Eligibility.    Awards under the KLX Energy Services LTIP may be granted to officers, employees, directors, consultants, advisors and independent contractors of KLX Energy Services or any of our subsidiaries or joint ventures, partnerships or business organizations in which we or our subsidiaries have an equity interest.

        Number of Shares of Common Stock Available for Issuance.    The maximum aggregate number of shares of our common stock that may be issued under the KLX Energy Services LTIP is 3,225,000 shares. Shares covered by awards granted under the KLX Energy Services LTIP that are canceled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-stock consideration, the shares subject to the award will become available for issuance pursuant to a new award. Shares issued pursuant to the KLX Energy Services LTIP may be authorized but unissued shares, issued shares that have been reacquired by us and that are being held in treasury or any combination thereof. All of the shares available for issuance may be issued pursuant to incentive stock options.

Awards Under the KLX Energy Services LTIP

        Generally.    The KLX Energy Services LTIP authorizes the following awards: stock options; stock appreciation rights; restricted stock; restricted stock units; performance stock and other forms of equity-based or equity-related awards that the Compensation Committee determines to be consistent with the purposes of the KLX Energy Services LTIP and our best interests. The Compensation Committee has the authority to determine the terms and conditions of the awards at the time of grant, including vesting, exercisability, payment and the effect, if any, that a participant's termination of service will have on an award.

        Stock Options.    Stock options may be either nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% of the fair market value of a share of our common stock on the date of grant. Options will have a term approved by the Compensation Committee, which cannot exceed ten years. Subject to the provisions of the related award document, the exercise price of a stock option may be paid (i) in cash, (ii) in shares of common stock already owned by the participant, (iii) in a combination of cash and shares, (iv) through net share settlement or (v) through a "cashless exercise" procedure authorized by the Compensation Committee.

        Stock Appreciation Rights.    A stock appreciation right generally entitles a participant to receive, upon satisfaction of certain conditions, an amount equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of common stock for which the stock appreciation right is exercised over the exercise price for such stock appreciation right. The exercise price of a stock appreciation right generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Payments to a participant upon exercise of a stock appreciation right may be made in cash or shares of common stock or a combination of cash and shares. The Compensation Committee may grant stock appreciation rights alone or in tandem with stock options.

        Restricted Stock and Performance Stock.    An award of restricted stock or performance stock generally consists of one or more shares of common stock granted or sold to a participant, subject to the terms and conditions established by the Compensation Committee. Restricted stock and performance stock may, among other things, be subject to restrictions on transferability, vesting requirements, performance targets, as applicable, or other specified circumstances under which it may be canceled.

        Restricted Stock Units ("RSUs") and Performance Stock Units.    An RSU or performance unit generally represents the right of a participant to receive one or more shares of common stock, subject to the terms, conditions, restrictions and performance targets, as applicable, established by the Compensation Committee. The RSUs and performance units will be paid in shares of common stock, cash or a combination of cash and shares with an aggregate value equal to the fair market value of the shares of common stock at the time of payment.

        Other Equity Awards.    The Compensation Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that it determines to be consistent with the purposes of the KLX Energy Services LTIP and our interests. These awards may provide for cash payments based in whole or in part on the value (or future value) of shares of common stock, for the acquisition (or future acquisitions) of shares of common stock or for any combination thereof.

        Performance-Based Awards.    The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of common stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The performance goals may be comprised of specified levels of one or more of the following performance criteria or such other criteria, as determined to be appropriate by the Compensation Committee in its discretion: net income; net revenue; operating cash flow; operating margin; operating revenue; revenue growth rates; pretax income; pretax operating income; operating or gross margin; growth rates; operating income growth; return on assets (including return on tangible assets and cash return on tangible assets); total stockholder return; health, safety and environmental metrics; share price; return on equity; operating earnings; diluted earnings per share or earnings per share growth; or any combination thereof. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, operating division or business unit. Performance goals may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time. Further, performance goals may be measured in terms of company performance (or performance of the applicable subsidiary, operating division or business unit) or measured relative to selected peer companies or a market index.

        Change in Control.    Upon a change in control of KLX Energy Services (as defined in the KLX Energy Services LTIP), the Board or the Compensation Committee may (i) provide for the automatic vesting and immediate exercisability of all outstanding awards, (ii) provide for the assumption of, or substitution for, the outstanding awards by the surviving corporation resulting from the change in control, (iii) permit or require participants to surrender outstanding options in exchange for a cash payment equal to the difference between the highest price paid in the change in control and the exercise price or (iv) make such other adjustments to the outstanding awards as the Board or the Compensation Committee deems appropriate to reflect such change in control.

        Substitute Awards.    We may assume or substitute awards for outstanding employee equity awards of a company we acquire or with which we combine. Shares underlying substitute awards will not be counted against the number of shares remaining available for issuance under the KLX Energy Services LTIP.

        Deferrals.    The KLX Energy Services LTIP will not initially allow for the deferral of stock awards. However, subject to applicable laws, the Compensation Committee may, in its sole discretion, permit participants to defer payment or settlement of an award to a date selected by the participant.

        Repricing of Options and Stock Appreciation Rights.    The KLX Energy Services LTIP prohibits the direct or indirect repricing of options and stock appreciation rights without stockholder approval.

        Adjustment; Changes in Capitalization.    In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, liquidation, merger or other corporate event affecting our common stock, the aggregate number of shares of common stock available for issuance under the KLX Energy Services LTIP, the various limits and the number of shares subject to, and the exercise price of, outstanding awards may be proportionately adjusted by the Compensation Committee.

        Transferability.    Awards granted under the KLX Energy Services LTIP are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order; however, the Compensation Committee may, subject to the terms it specifies in its discretion, permit the transfer of an award (i) to the award-holder's family members, (ii) to one or more trusts established in whole or in part for the benefit of such family members, (iii) to one or more entities that are owned in whole or in part by such family members or (iv) to any other individual or entity permitted by law.

        Amendment and Termination.    Subject to applicable laws, the Board may amend the KLX Energy Services LTIP in any manner that does not require stockholder approval or adversely affect the rights of participants under the KLX Energy Services LTIP. The Board will have broad authority to amend the KLX Energy Services LTIP or an award made thereunder without the consent of a participant to the extent that it deems necessary or desirable to comply with, or take into account (i) changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) unusual or infrequently occurring events or market conditions, (iii) significant acquisitions or dispositions of assets or other property by KLX Energy Services or (iv) adverse or unintended tax consequences under Section 409A of the Internal Revenue Code.

        Term of the KLX Energy Services LTIP.    The KLX Energy Services LTIP will expire on September 13, 2028, unless earlier terminated by the Board.

Compensation Committee Interlocks and Insider Participation

        We expect that none of our executive officers will serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or nominating, governance and compensation committee, other than Amin Khoury. In addition, we expect that no member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company, other than Amin Khoury.

Director Compensation

        Following the spin-off, director compensation will be determined by our Board with the assistance of the compensation committee. We anticipate that such compensation will consist entirely of annual or long-term equity awards. Consistent with the compensation approach for Messrs. Khoury and McCaffrey, our directors will be expected to agree to forego cash remuneration in order to directly align their interests with those of KLX Energy Services stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue the growth and acquisition strategy envisioned by the Board and management.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with KLX Related to the Spin-Off

        This section of the information statement summarizes our material agreements with KLX that will govern the ongoing relationships between the two companies after the spin-off and are intended, among other things, to provide for an orderly transition to our status as an independent, publicly-traded company. KLX will provide us certain services following the spin-off, and we and KLX will indemnify each other against certain liabilities arising from our respective businesses. After the spin-off, we may enter into additional or modified agreements, arrangements or transactions with KLX, which will be negotiated at arm's length. Following the spin-off, we and KLX will operate independently, and neither will have any ownership interest in the other.

        The following summary of the terms of the material agreements we entered into with KLX is qualified in its entirety by reference to the full text of the applicable agreements, which are filed as exhibits to the Form 10 of which this information statement is a part.

Distribution Agreement

        On July 13, 2018, we entered into a Distribution Agreement with KLX pursuant to which our common stock will be distributed to KLX stockholders (the "Distribution Agreement"). That agreement sets forth the principal actions to be taken in connection with our spin-off from KLX. It also sets forth other agreements that govern certain aspects of our relationship with KLX following the spin-off.

        The Distribution.    The Distribution Agreement will govern the rights and obligations of the parties regarding the proposed distribution and spin-off. KLX will cause its agent to distribute all of the shares of our common stock on a pro rata basis to KLX stockholders who hold shares of KLX common stock as of the record date.

        Conditions.    The Distribution Agreement provides that the distribution is subject to several conditions that must be satisfied. For further information on these conditions, see "The Spin-Off—Conditions to the Spin-Off." The Distribution Agreement provides that the board of directors of KLX will, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may, at any time prior to the completion of the distribution, decide to abandon or modify the distribution, subject to compliance with the terms of the merger agreement.

        Termination.    Unless the merger agreement has been terminated, Boeing's consent is required to terminate the Distribution Agreement.

        Release of Claims.    We and KLX will each release the other and its wholly-owned subsidiaries and affiliates, and their respective stockholders (other than the public stockholders of KLX), directors, officers, agents and employees (in their respective capacities as such) from any claims against any of them that arise out of or relate to events or actions occurring or failing to occur or any conditions existing at or prior to the distribution. These releases will be subject to certain exceptions set forth in the Distribution Agreement, including, among others, obligations under the agreements with KLX related to the spin-off and the merger agreement.

        Indemnification.    We on the one hand, and KLX on the other hand, will agree to indemnify each other against certain liabilities, among others, in connection with our respective businesses and breaches of the Distribution Agreement or the other spin-off agreements. The amount of each party's indemnification obligations for breaches of the Distribution Agreement or the other spin-off agreements will be limited to $300 million in the aggregate.

        We will indemnify KLX to the extent that KLX determines that it is required to account for any gain on the distribution for U.S. federal or corresponding state and local income tax purposes, as calculated in the manner described in the Distribution Agreement. We will pay any such indemnity to KLX either, at our option, in cash, by issuing shares of our common stock (in respect of which KLX would have the benefit of two demand registrations as well as piggy-back registration rights) to KLX or with a combination of cash and shares of our common stock. In the event that, prior to January 11, 2019, KLX has not received any required consent or waiver from its lenders or bond holders to effect the spin-off only due to Boeing's failure to provide its consent to the related consent fee, our total indemnification obligation pursuant to this provision will not exceed $50 million.

        We will also indemnify KLX for certain other liabilities, including, among others, in respect of any guarantees or obligations that are required to be removed as described in the "—Credit and Support Obligations" section below, but which are not so removed.

        The indemnification obligations under the Distribution Agreement will be subject to certain notice and control of defense provisions, as well as certain limitations and obligations regarding double recovery, payment, mitigation and amount of recovery.

        Negative Free Cash Flow Reimbursement.    The Distribution Agreement provides that we will reimburse KLX for the amount of our negative free cash flow (defined as "FCF Net Amount" in the Distribution Agreement), if any, in the period from the date of execution of the merger agreement through the date of effectiveness of the spin-off. The Distribution Agreement will provide that this amount will be calculated and, if applicable, paid over after consummation of the spin-off and subject to KLX's review of and, if necessary, upon resolution of any related dispute regarding our calculation of this amount.

        KLX Energy Services Cash.    Subject to any payments pursuant to the immediately preceding provision, we will be entitled to all cash generated by the operation of the ESG business from May 1, 2018 through the effective date of the spin-off.

        Credit and Support Obligations.    The Distribution Agreement provides that we will use our commercially reasonable efforts to have KLX and its subsidiaries (other than KLX Energy Services) removed as guarantor of or obligor of any ESG liabilities, and to the extent this is not completed prior to the distribution, we or one of our subsidiaries will provide certain guarantees or other obligations related to such unremoved obligations and guarantees.

        Transaction Expenses.    Subject to the consummation of the merger, we will reimburse KLX for certain expenses in excess of $10 million incurred in connection with the spin-off. All other transaction costs and expenses will be borne by KLX. We do not expect the costs and expenses relating to the spin-off to exceed $10 million.

        Non-Compete.    The Distribution Agreement provides for a worldwide five-year non-compete obligation of ours pursuant to which we may not, subject to certain carve-outs, provide services or otherwise participate in the ownership, management, operation or control of a business that engages in the sale of aerospace fasteners and other consumables directly to suppliers to commercial, business jet, military and defense airframe manufacturers, airlines, aircraft leasing companies, MRO providers, domestic military depots or general aviation and other distributors.

        Certain Legal and Accounting Matters.    The Distribution Agreement also provides for the control of certain shared legal matters, the use of pre-distribution privileged information and ownership of information, as well as the sharing of certain accounting and financial information and limited access rights related to the creation of certain financial statements.

        Disputes.    Any disputes under the Distribution Agreement other than in respect of negative free cash flows, which will be addressed by a mutually agreeable accounting firm and other than in respect of non-monetary or equitable relief) will, if not successfully resolved by the parties, be referred to an arbitration panel.

Employee Matters Agreement

        On July 13, 2018, we entered into an Employee Matters Agreement with KLX (the "Employee Matters Agreement") that sets forth our agreement with KLX on the allocation of employees to KLX Energy Services and obligations and responsibilities regarding compensation, benefits and labor matters.

        Assignment of Employees.    Under the Employee Matters Agreement, KLX Energy Services and KLX will allocate all employees of KLX and its affiliates whose duties relate to the KLX Energy Services business, on or prior to the distribution date, to KLX Energy Services. Notwithstanding the foregoing, certain employees of KLX and its affiliates whose employment duties relate to the KLX Energy Services business will remain employed by KLX after the distribution date and will provide certain shared services to KLX and KLX Energy Services. Such employees will transfer to KLX Energy Services on or prior to the completion of the merger. Except with respect to certain employees, the transfer of employment will not be deemed a severance of employment for purposes of any plan or arrangement of KLX, KLX Energy Services or their respective subsidiaries and affiliates.

        Equity Awards.    The Employee Matters Agreement provides that the outstanding KLX equity awards held by employees moving to KLX Energy Services in connection with the spin-off will be permitted to remain outstanding under the KLX LTIP and continue vesting and be satisfied at the relevant time following the distribution date in accordance with the KLX LTIP's rules and relevant award agreements, with continued service at KLX Energy Services considered to be continued service at KLX for the purposes of vesting of such awards. Outstanding restricted stock awards and restricted stock units held by employees moving to KLX Energy Services that remain in the KLX LTIP as well as restricted stock awards and restricted stock units held by employees remaining with KLX after the spin-off will be equitably adjusted to preserve the aggregate fair market value (and thus the aggregate intrinsic value) of the award immediately before the distribution by multiplying the number of shares of KLX common stock subject to each such restricted stock award or restricted stock unit immediately prior to the distribution by a fraction, the numerator of which is the closing price per share of KLX common stock trading regular way on the Nasdaq Global Select Market on the distribution date and the denominator of which is the opening price per share of KLX common stock on the first trading day following the distribution date on the Nasdaq Global Select Market. Such outstanding equity awards otherwise will not participate in the spin-off.

        The Employee Matters Agreement also provides that, with regards to the KLX Employee Stock Purchase Plan, payroll deductions for participating employees transferring to KLX Energy Services will cease after the last payroll payment date prior to the distribution and that the option period during which the distribution occurs will be appropriately shortened for employees transferring to KLX Energy Services and employees remaining with KLX.

        See the section of this information statement entitled "The Spin-Off—Treatment of Equity Awards" for additional information on the conversion and adjustment of equity awards.

        Welfare Benefit Plans.    The Employee Matters Agreement explains the treatment, with regard to welfare benefits, of employees remaining with KLX and employees transferring to KLX Energy Services in connection with the spin-off. In connection with the spin-off, KLX Energy Services will establish its own welfare benefit programs that are comparable to the welfare benefit programs maintained by KLX prior to the spin-off. Employees transferring to KLX Energy Services who participate in the KLX health and welfare plans will cease participation in such plans and will commence participation in the KLX Energy Services health and welfare plans. KLX will generally be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by KLX Energy Services participants under the KLX health and welfare plans prior to such transfer, and KLX Energy Services shall be so responsible for liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by KLX Energy Services participants under the KLX Energy Services health and welfare plans after such transfer.

        Non-Qualified Deferred Compensation Plans.    The Employee Matters Agreement provides that, in connection with the spin-off, KLX Energy Services will establish deferred compensation plans for eligible KLX Energy Services employees and directors substantially similar to those maintained by KLX. Prior to and following the distribution, KLX will retain all liability and responsibility in accordance with and pursuant to the KLX DCP. The KLX Energy Services deferred compensation plans will not initially allow for the deferral of stock awards unless the compensation committee later determines allowing such deferrals to be appropriate.

        Defined Contribution Plan.    The Employee Matters Agreement provides that, prior to the distribution date, KLX Energy Services will establish a tax qualified defined contribution plan (the "KLX Energy Services Savings Plan") that is comparable to the KLX Savings Plan, and KLX and KLX Energy Services will cause the accounts under the KLX Savings Plan of each KLX employee that is moving to KLX Energy Services to be transferred to the KLX Energy Services Savings Plan.

        Annual Incentive Plans.    The Employee Matters Agreement provides that KLX Energy Services will assume all obligations to pay eligible KLX employees that are moving to KLX Energy Services their annual cash bonuses for the fiscal year ending January 31, 2019, in accordance with the terms and conditions of the KLX annual incentive plan. KLX Energy Services will implement its own annual incentive plans for the fiscal year ending January 31, 2020 and beyond.

        No Third Party Beneficiaries.    Nothing set forth in the Employee Matters Agreement will create any right in any other person, including employees, former employees, any participant or any beneficiary thereof, in any benefit plan, or to continued employment with KLX or KLX Energy Services, or their respective subsidiaries or affiliates and nothing set forth in the Employee Matters Agreement will be treated as an amendment or other modification of any benefit plan or shall prohibit KLX or KLX Energy Services or any of its subsidiaries or affiliates from amending or terminating any employee benefit plan.

Transition Services Agreement

        On July 13, 2018, we entered into a Transition Services Agreement with KLX (the "Transition Services Agreement"), under which KLX, certain of its subsidiaries or certain third-party service providers contracted by KLX will provide us with certain services for a limited time following the spin-off to help ensure an orderly transition following the distribution.

        The services to be provided by KLX include treasury (including payroll), internal audit, tax, accounting, human resources/benefits, legal, IT services and other administrative services.

        The Transition Services Agreement provides for a term beginning on the distribution date and ending not later than six months from the date of the closing of the merger.

        In connection with any breach of the Transition Services Agreement or otherwise with respect to the transition services, KLX's and its subsidiaries' maximum liability under the Transition Services Agreement (and the sole remedy from KLX to us with respect thereto) is a refund of the total fees paid for the applicable transition services. We are generally required to indemnify KLX for any losses arising out of or in connection with the transition services, including our breach of the Transition Services Agreement or exercise of our rights under such agreement.

        We will have the right to terminate each service prior to the end of the term of the Transition Services Agreement, and each party is entitled to terminate if the other party materially breaches any of its obligations under the agreement after notice and an opportunity to cure.

IP Matters Agreement

        On July 13, 2018, we entered into an IP Matters Agreement with KLX (the "IP Matters Agreement"), which will govern (1) the transfer of certain KLX trademarks from KLX to us, which is to occur upon the consummation of the merger, and (2) the rights and obligations of each of KLX and us with respect to the assigned KLX trademarks prior to and after the consummation of the merger.

        Co-existence.    Following the spin-off but prior to the closing of the merger, KLX will grant us an interim limited license to use such KLX trademarks in the form of "KLX Energy Services" in connection with the ESG business. If the merger agreement is terminated after the distribution has been consummated, KLX and KLX Energy Services agree to enter into a long-term brand co-existence agreement with respect to the KLX trademarks.

        Assignment.    Upon the closing of the merger, (1) KLX will assign such KLX trademarks and related rights to us, and (2) we agree that we will not use such KLX trademarks within the fields of use in which the ASG business operates.

        Rebranding.    Following the closing of the merger, as soon as reasonably practicable, KLX shall (1) no later than 180 days after the closing of the merger, remove "KLX" from the names of any ASG business entities containing "KLX," (2) no later than 180 days after the closing of the merger, cease using "KLX" on any real physical properties, equipment and websites, and (3) no later than 365 days thereafter, remove KLX from all ASG products and marketing materials. For the 365 day period following the closing of the merger, we will grant KLX a non-exclusive, irrevocable, royalty-free, non-transferable, non-sublicensable license to such KLX trademarks to enable ASG to rebrand and transition off usage of such KLX trademarks.

Related Party Transactions

Policy and Procedures Governing Related Person Transactions

        Our Board will adopt a written policy pursuant to which our Audit Committee will be presented with a description of any related party transactions for them to consider for approval. The policy will be designed to operate in conjunction with and as a supplement to the provisions of our code of business conduct. We will post a copy of the policy on our website (www.klxenergy.com).

        We anticipate that the policy will provide that our legal department will review all proposed transactions presented to or identified by it involving a related person and in which the amount exceeds $120,000. The legal department will then present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related party transaction, we expect the Audit Committee to consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person's interest in such transaction was disclosed to us; (2) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third-party; and (3) the availability of other sources for comparable products or services. We expect that the policy will also identify certain types of transactions that our Board has pre-identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy.

        Additionally, we anticipate that the policy will require our legal department to implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the legal department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Related Party Leases

        We are party to 11 leases with certain limited liability companies controlled by Gary J. Roberts individually or together with members of his immediate family that govern our access to and use of certain of our facilities in Colorado, North Dakota, Texas and Wyoming. Mr. Roberts is expected to serve as our Vice President and General Manager following the spin-off. Annual rent under these leases ranges from $10,800 to $210,000, and the aggregate annual rent under all 11 leases is approximately $0.6 million. Ten of the leases expire on April 6, 2020, with one additional three year renewal term, exercisable at our option. One lease expires on March 1, 2020, with two additional three year renewal terms, exercisable at our option. Each of the leases provides for an option to purchase the property at an agreed purchase price, exercisable at our option at any time during the term of the lease. We believe the terms of each of the leases to be at least as favorable to us as we would be able to obtain in an arm's length transaction with a third-party for a lease of a similar property.

Registration Rights Agreements

        We intend to enter into registration rights agreements with each of Amin Khoury and Thomas McCaffrey. Under the registration rights agreements, each of Messrs. Khoury and McCaffrey will have "demand" registration and customary "piggyback" registration rights. The registration rights agreements also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. We may also file a resale/reoffer prospectus related to the sale of restricted stock held by each of Messrs. Khoury and McCaffrey.

 DESCRIPTION OF MATERIAL FINANCING ARRANGEMENTS

        We have entered into a $100 million revolving ABL Facility secured by, among other things, a first priority lien on our accounts receivable and inventory, which we expect to be undrawn on the distribution date. The following is a description of the material terms of the ABL Facility.

        JPMorgan Chase Bank, National Association is the administrative agent under the ABL Facility.

        The ABL Facility will mature on the fifth anniversary of the entry into the definitive financing documentation for the ABL Facility. Borrowings under the ABL Facility will bear interest at a LIBOR-based rate plus an applicable borrowing margin based on our fixed charge coverage ratio. The ABL Facility will be guaranteed, initially, by our wholly owned subsidiaries and secured, initially, by liens on substantially all of our and the guarantors' assets. The ABL Facility requires that certain of our subsidiaries that we may form or acquire in the future provide a similar guarantee and also grant a similar lien on their assets.

        The ABL Facility contains customary conditions precedent to borrowing and affirmative and negative covenants restricting, among other things, our ability to incur indebtedness, make investments or acquisitions, grant liens, sell assets, merge or consolidate with a third party and pay dividends or make other distributions. In addition, the ABL Facility contains certain financial covenants, including a maximum fixed charge coverage ratio tested at the time of the incurrence of indebtedness and certain additional transactions and further limitations on the use of cash when availability under the ABL Facility falls below specified levels. The ABL Facility has no scheduled amortization, scheduled commitment reductions or mandatory prepayment provisions, except that in certain circumstances outstanding balances will be required to be repaid with the proceeds from certain asset sales, subject to thresholds and reinvestment rights.

        Events of default under the ABL Facility are customary for facilities of this type including, among other things, the failure to pay principal, interest or fees, the failure to observe or perform any material covenant contained in the ABL Facility, material misrepresentation under or in connection with the ABL Facility, cross-default to certain material indebtedness, entry of judgments in a material amount, a change of control and the institution of any bankruptcy or insolvency proceedings.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date of this information statement, KLX beneficially owns all of our outstanding common stock. After the spin-off, subject to the Tax Liability Adjustment, KLX is not expected to own any of our common stock.

        The following table shows the anticipated beneficial ownership of our common stock immediately following the spin-off by:

  •
  each person who we believe, based on the assumptions described below, will beneficially own more than 5% of the outstanding shares of the common stock of KLX Energy Services;

  •
  each of the persons who will be our executive officers following the spin-off;

  •
  each of the persons who will serve on our Board following the spin-off; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise noted below, we based the share amounts shown on each person's beneficial ownership of KLX common stock on July 24, 2018, and a distribution ratio of 0.4 shares of our common stock for every 1.0 share of KLX common stock held by such person.

        To the extent our directors and executive officers own KLX common stock at the record date of the spin-off, they will participate in the distribution on the same terms as other holders of KLX common stock.

        Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power for the securities owned by such person or entity.

        Immediately following the spin-off, we estimate that approximately 20.3 million shares of our common stock will be issued and outstanding, based on the number of shares of KLX common stock outstanding as of July 24, 2018. The actual number of shares of our common stock outstanding following the spin-off will be determined on September 3, 2018, the record date.

Stock Ownership of Certain Beneficial Owners

	Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
Directors:
Amin J. Khoury(1)	61,924	**
John T. Collins	3,076	**
Peter V. Del Presto	3,448	**
Richard G. Hamermesh	3,350	**
Benjamin A. Hardesty	1,026	**
Stephen M. Ward, Jr.	869	**
Theodore L. Weise	1,026	**
John T. Whates, Esq.	1,209	**
Executive Officers:
Amin J. Khoury(1)	61,924	**
Thomas P. McCaffrey(2)	63,539	**
Gary J. Roberts(3)	5,990	**
All directors and executive officers as a group (10 persons)	145,457	**
Principal Stockholders:
BlackRock, Inc.(4)	2,703,588	13.3%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(5)	1,768,629	8.7%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP(6)	1,456,163	7.2%
Building One
6300 Bee Cave Road
Austin, TX 78746

**
Less than 1%.

(1)
Does not include a restricted stock award which Mr. Khoury is expected to receive following the spin-off under the KLX Energy Services LTIP representing 5% of the outstanding common stock of KLX Energy Services on a fully diluted basis as of the distribution date. See "Management—Compensation Going Forward."

(2)
Does not include a restricted stock award which Mr. McCaffrey is expected to receive following the spin-off under the KLX Energy Services LTIP representing 3% of the outstanding common stock of KLX Energy Services on a fully diluted basis as of the distribution date. See "Management—Compensation Going Forward."

(3)
Does not include a restricted stock award which Mr. Roberts is expected to receive following the spin-off under the KLX Energy Services LTIP representing 1% of the outstanding common stock of KLX Energy Services on a fully diluted basis as of the distribution date. See "Management—Compensation Going Forward."

(4)
Based solely on information in the Schedule 13G/A, as of December 31, 2017, filed by BlackRock, Inc. on January 19, 2018.

(5)
Based solely on information in the Schedule 13G/A, as of December 31, 2017, filed by The Vanguard Group on February 9, 2018.

(6)
Based solely on information in the Schedule 13G, as of December 31, 2017, filed by Dimensional Fund Advisors LP on February 9, 2018.

 DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

        Prior to the distribution date, our Board and KLX, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation and bylaws. Under our amended and restated certificate of incorporation, our authorized capital stock will consist of 110 million shares of our common stock, par value $0.01 per share, and 11 million shares of our preferred stock, par value $0.01 per share.

Common Stock

        We estimate that approximately 20.3 million shares of our common stock will be issued and outstanding immediately after the spin-off (excluding approximately 2 million shares of restricted stock to be granted to certain members of senior management upon consummation of the spin-off), based on the number of shares of KLX common stock that we expect will be outstanding as of the record date. The actual number of shares of our common stock outstanding following the spin-off will be determined on September 3, 2018, the record date.

        Dividend Rights.    Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Board.

        Voting Rights.    Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

        Liquidation.    If we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share proportionately in the assets of KLX Energy Services available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.

        Other Rights.    All of our outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock we will issue in connection with the spin-off also will be fully paid and nonassessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

        Under our amended and restated certificate of incorporation and subject to the limitations prescribed by law, our Board may issue our preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See "—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws."

        When and if we issue any shares of preferred stock, our Board will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

        Prior to the distribution date, our Board and KLX, as our sole stockholder, will approve and adopt amended and restated versions of our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and bylaws will contain, and Delaware statutory law contains, provisions that could make acquisition of our company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, both of which are filed as exhibits to our Registration Statement on Form 10.

        Classified Board of Directors.    Our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors. After the initial classification of the Board, directors of each class are elected for three-year terms, and each year our stockholders will elect one class of our directors. The initial directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation, the initial directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation, and the initial directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation. Under this classified board structure, it would take at least two elections of directors for any individual or group to gain control of KLX Energy Services' board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of KLX Energy Services.

        Number of Directors; Filling Vacancies; Removal.    Our amended and restated certificate of incorporation and bylaws will provide that our business and affairs will be managed by or under the direction of our Board. Our amended and restated certificate of incorporation and bylaws will provide that the Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Board. In addition, our amended and restated certificate of incorporation will provide that any board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by the sole remaining director. Delaware statutory law provides that, if a Delaware corporation has a classified board, as we are expected to have, unless the certificate of incorporation provides otherwise, its directors may only be removed for cause. Our amended and restated certificate of incorporation will provide that any director, or the entire Board, may be removed from office at any time, only for cause in accordance with Delaware law, by the affirmative vote of the holders of at least 66 2/3 percent of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors, voting as a single class. These provisions will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

        Special Meetings.    Our amended and restated certificate of incorporation and bylaws will provide that special meetings of the stockholders may only be called by our Board or certain officers of KLX Energy Services. These provisions will make it more difficult for stockholders to take an action opposed by our Board.

        No Stockholder Action by Written Consent Unless Approved by the Board.    Our amended and restated certificate of incorporation and bylaws will require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by our Board. These provisions will make it more difficult for stockholders to take an action opposed by our Board.

        Amendments to Our Certificate of Incorporation.    Our amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 66 2/3 percent of the total voting power of the outstanding shares of our common stock entitled to vote, voting as a single class, will be required to amend or repeal, or adopt any provision inconsistent with certain provisions in our amended and restated certificate of incorporation, including those provisions providing for a classified board, provisions regarding the filling of vacancies on the Board and provisions providing for the removal of directors. These provisions will make it more difficult for stockholders to make changes to our certificate of incorporation.

        Amendments to Our Bylaws.    Our amended and restated certificate of incorporation provides that our Board shall have the power to adopt, amend or repeal the bylaws. Our amended and restated certificate of incorporation will provide that, notwithstanding any other provision of our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the total voting power of the outstanding shares of our common stock entitled to vote, voting as a single class, will be required for our stockholders to amend or repeal, or adopt any provisions in our bylaws. These provisions will make it more difficult for stockholders to make changes to our bylaws that are opposed by our Board.

        Requirements for Advance Notification of Stockholder Nomination and Proposals.    Under our amended and restated bylaws, stockholders of record will be able to nominate persons for election to our board of directors or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. Nothing in our amended and restated bylaws will be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.

        Exclusive Forum Selection.    Our amended and restated bylaws provide that, unless we otherwise consent in writing to selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of KLX Energy Services, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of KLX Energy Services to KLX Energy Services or KLX Energy Services' stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, KLX Energy Services' certificate of incorporation or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. This provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for intra-corporate disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL generally provides that, subject to certain specified exceptions, a corporation will not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder approves the business combination. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that owns 15 percent or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and owned 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

        Section 203 of the DGCL generally defines a "business combination" to include (1) mergers and sales or other dispositions of 10 percent or more of the corporation's assets with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions that would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

        Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A corporation may elect not to be governed by the restrictions on business combination under Section 203 by adopting provisions of its certificate of incorporation or bylaws in accordance with Section 203. Neither our amended and restated certificate of incorporation nor our amended and restated bylaws will exclude KLX Energy Services from the restrictions imposed under Section 203 of the DGCL. We anticipate that Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board as the restrictions on business combinations will apply unless our Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

Transfer Agent and Registrar

        After the distribution, we expect that the transfer agent and registrar for our common stock will be Computershare.

Listing

        KLX Energy Services common stock has been approved for listing subject to official notice of issuance on Nasdaq under the ticker symbol "KLXE."

Liability and Indemnification of Directors and Officers

        Elimination of Liability of Directors.    Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL, no such provision may exculpate a director from liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (4) for any transaction from which the director derives an improper personal benefit.

        While our amended and restated certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it will not eliminate this duty. Accordingly, our amended and restated certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our amended and restated certificate of incorporation described above apply to an officer of KLX Energy Services only if he or she is a director of KLX Energy Services and is acting in his or her capacity as director and do not apply to officers of KLX Energy Services who are not directors.

        Indemnification of Directors and Officers.    Our amended and restated certificate of incorporation will require us to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of KLX Energy Services or, while serving as a director or officer of KLX Energy Services, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service (provided that, in the case of a proceeding initiated by such person, we will only indemnify such person if the proceeding was specifically authorized by our Board). This right of indemnity will include, with certain limitations and exceptions, a right to be paid by our company the expenses incurred in defending such proceedings. We will be authorized under our amended and restated certificate of incorporation to carry directors' and officers' insurance protecting us, any director, officer, employee or agent of ours or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify the person under the DGCL. Our amended and restated certificate of incorporation will also permit our Board to indemnify or advance expenses to any of our employees or agents to the fullest extent permitted with respect to our directors and officers in our amended and restated certificate of incorporation.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

        By its terms, the indemnification provided for in our amended and restated certificate of incorporation will not be exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of our amended and restated certificate of incorporation or bylaws or otherwise. Any amendment, alteration or repeal of our amended and restated certificate of incorporation's indemnification provisions will be, by the terms of our amended and restated certificate of incorporation, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form 10 for the shares of common stock that KLX stockholders will receive in the distribution. This information statement does not contain all of the information contained in the Form 10 and the exhibits to the Form 10. We have omitted some items in accordance with the rules and regulations of the SEC. For additional information relating to us and the spin-off, we refer you to the Form 10 and its exhibits, which are on file at the offices of the SEC. Statements contained in this information statement about the contents of any contract or other document referred to may not be complete, and, in each instance, if we have filed the contract or document as an exhibit to the Form 10, we refer you to the copy of the contract or other documents so filed. We qualify each statement in all respects by the relevant reference.

        You may inspect and copy the Form 10 and exhibits that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the Form 10, including its exhibits.

        We maintain an Internet site at www.klxenergy.com. We do not incorporate our Internet site, or the information contained on that site or connected to that site, into the information statement or our Registration Statement on Form 10.

        As a result of the distribution, we will be required to comply with certain informational requirements of the Exchange Act. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We plan to make available, free of charge, on our Internet site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed under Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after we electronically file or furnish those materials to the SEC.

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

(In millions)

	April 30, 2018	January 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—trade, less allowance for doubtful accounts ($2.6 at April 30, 2018 and $2.3 at January 31, 2018)	87.7	73.9
Inventories, net	11.1	10.2
Other current assets	3.3	2.0

Total current assets	102.1	86.1

Property and equipment, net of accumulated depreciation ($132.9 at April 30, 2018 and $128.9 at January 31, 2018)	186.7	179.5
Identifiable intangible assets, net	2.8	2.8
Other assets	6.7	5.4

	$298.3	$273.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35.6	$31.8
Accrued liabilities	14.7	16.2

Total current liabilities	50.3	48.0

Other non-current liabilities	1.1	1.2
Commitments, contingencies and off-balance sheet arrangements (Note 6)
Parent company equity:
Parent company investment	1,042.3	1,025.8
Accumulated deficit	(795.4)	(801.2)

Total Parent company equity	246.9	224.6

	$298.3	$273.8

See accompanying notes to condensed financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

CONDENSED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)

(In millions)

	Three Months Ended
	April 30, 2018	April 30, 2017
Service revenues	$110.3	$63.5
Cost of sales	82.0	55.9
Selling, general and administrative	21.8	17.6
Research and development costs	0.7	0.4

Operating earnings (loss)	5.8	(10.4)
Income tax expense	—	—

Net earnings (loss)	$5.8	$(10.4)

See accompanying notes to condensed financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended
	April 30, 2018	April 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$5.8	$(10.4)
Adjustments to reconcile net earnings (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	8.8	8.4
Non-cash compensation	2.6	2.8
Provision for doubtful accounts	0.3	0.1
Loss on disposal of property, equipment and other	0.2	0.4
Changes in operating assets and liabilities:
Accounts receivable	(14.1)	(17.2)
Inventories	(0.8)	0.5
Other current and non-current assets	(2.7)	(1.8)
Accounts payable	6.7	6.3
Other current and non-current liabilities	(1.6)	0.3

Net cash flows provided by (used in) operating activities	5.2	(10.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19.1)	(9.5)

Net cash flows used in investing activities	(19.1)	(9.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net transfers from Parent	13.9	20.1

Net cash flows provided by financing activities	13.9	20.1

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Supplemental schedule of non-cash activities:
Accrued property additions	$1.9	$1.9

See accompanying notes to condensed financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

        The Board of Directors of KLX Inc. ("KLX" or "Parent") has authorized management to pursue a plan to separate its Energy Services Group business ("ESG" or the "Company") into an independent, publicly-traded company. ESG represents an operating segment and reporting unit of its Parent. This business will be contributed to KLX Energy Services Holdings, Inc., a subsidiary of Parent, which currently has no assets and no operations. The proposed separation is intended to take the form of a taxable spin-off to Parent's stockholders of 100% of the shares of KLX Energy Services Holdings, Inc.

        The separation is conditioned on, among other things, final approval of the transaction by the Parent's Board of Directors.

        The Company provides technical services and related tools and equipment to land-based oil and gas exploration and drilling companies often in remote locations.

  Basis of Presentation

        The Company's condensed financial statements have been derived from the Parent's condensed consolidated financial statements and accounting records as if it was operated on a stand-alone basis and were prepared in accordance with accounting principles generally accepted in the United States (GAAP). All intercompany transactions and account balances within the Company have been eliminated.

        The condensed statements of earnings (loss) reflect allocations of general corporate expenses from the Parent, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement and other shared services. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenues generated, costs incurred, headcount or other measures. Management of the Company and Parent considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

        Parent's cash has not been assigned to the Company for any of the periods presented because those cash balances are not directly attributable to the Company. The Parent will contribute $50 to the Company in connection with the separation. Parent's debt obligations and the related interest expense have not been attributed to the Company for any of the periods presented because Parent's borrowings and the related guarantees on such borrowings are not directly attributable to the businesses that comprise the Company.

        Parent has historically used a centralized approach to cash management and financing of its operations. Transactions between the Company and Parent are considered to be effectively settled for

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cash at the time the transaction is recorded. The net effect of these transactions is included in the condensed statements of cash flows as Net transfers from Parent.

        The Company's ability to satisfy its liquidity requirements depends on its future operating performance, which is affected by prevailing economic conditions, the level of drilling, completion, intervention and production activity for North American onshore oil and natural gas resources, and financial and business and other factors, many of which are beyond the Company's control. Due to improvements in the oil and gas industry, cash used in/provided by operating activities improved beginning in mid-2016 and continuing throughout the year ended January 31, 2018. The Company generated cash from operating activities starting in the third quarter of 2017, which continued into the first quarter of 2018. However, the Company remained dependent on funding from Parent, receiving contributions of $58.2 in 2017 and $13.9 in the first quarter of 2018, periods during which revenues grew 110.6% and 73.7%, respectively, as compared with the same periods in the prior years. Contributions from Parent primarily funded the Company's capital expenditures of $48.8 in 2017 and $19.1 in the first quarter of 2018. As a segment of Parent with no capital structure of its own, the Company will not be able to invest in capital expenditures at this level and meet its obligations as they became due without continuing financial support from Parent.

        As noted above, Parent has committed to contribute $50 to the Company at the date of separation to support the Company's liquidity. In additon, Parent has committed to provide financial support, as needed, to the Company through the date of the spin-off. Any Parent funding, net of cash remitted to Parent, from the date of the merger agreement to the distribution date will be required to be reimbursed to Parent after the spin-off. Alternatively, any net cash generated by the Company between the merger agreement date and the distribution date will remain with the Company. Management evaluated its liquidity needs for the 12 months following the issuance of these financial statements including consideration of the possible impacts of a significant decline in oil and natural gas prices on the Company's financial results. Management concluded that the Company will meet its obligations during the next year with cash from operating activities, the contribution of $50 by Parent and management's ability to control the timing of capital and other discretionary expenditures in the event of an unexpected downturn.

        Parent Company Investment—Parent company investment in the condensed balance sheets represents Parent's historical investment in the Company, the net effect of cost allocations from transactions with Parent and net transfers of cash and assets from Parent. See Note 3 for a further description of the transactions between the Company and Parent.

        Financial Statement Preparation—The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. All adjustments which, in the opinion of the Company's management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condensed financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Recent Accounting Pronouncements

        In May 2017, the FASB issued Accounting Standards Update ("ASU") 2017-09, Compensation—Stock Compensation (Topic 718). This ASU was issued to provide clarity and reduce diversity in practice regarding the application of guidance on the modification of equity awards. The ASU states that an entity should account for the effects of a modification unless all of the following are met: the fair value, vesting conditions and the classification of the instrument as equity or liability of the modified award is the same as that of the original award immediately before such award is modified. The guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual reporting periods with early adoption permitted and should be applied prospectively to an award modified on or after the adoption date. The Company does not expect a material impact upon adoption of this ASU to its condensed financial statements as the Company historically has accounted for all modifications in accordance with Topic 718 and has not been subject to the exception described under this ASU.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations. This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU 2017-01 is not expected to have a material impact on the Company's condensed financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") related to how certain cash receipts and payments are presented and classified in the statement of cash flows. These cash flow issues include debt prepayment or extinguishment costs, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows. This ASU is effective for fiscal years beginning after December 15, 2018, and December 15, 2019 for interim periods with early adoption permitted and should be applied retrospectively. The Company does not expect a material impact upon adoption of this ASU to its condensed financial statements as the Company's condensed statements of cash flows are not impacted by the eight issues listed above.

        In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation—Stock Compensation. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments, including that excess tax benefits and shortfalls be recorded as income tax benefit or expense in the income statement, rather than equity, and requires excess tax benefits from stock-based compensation

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to be classified in cash flow from operations. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company does not expect a material impact upon adoption of this ASU to its condensed financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Earlier adoption is permitted. ASU 2016-02 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the effect of this update on its condensed financial statements.

        In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, which updated the guidance in ASC Topic 606, Revenue Recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB deferred the effective date for implementation of ASU 2014-09 by one year and during 2016, the FASB issued various related accounting standard updates, which clarified revenue accounting principles and provided supplemental adoption guidance. The guidance under ASU 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. To assess the impact of this guidance, the Company has established a cross functional implementation project team, inventoried its revenue streams and contracts with customers and applied the principles of the guidance against a selection of contracts to assist in the determination of potential revenue accounting differences. Based on its preliminary assessment, the Company expects to provide increased disclosures to comply with the ASU but does not expect significant changes to its balance sheet or prior period statements of earnings (loss).

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

2. PROPERTY AND EQUIPMENT, NET

        Property and equipment consist of the following:

	Useful Life (Years)	April 30, 2018	January 31, 2018
Land, buildings and improvements	3 - 30	$30.4	$29.6
Machinery	5 - 20	128.2	125.6
Furniture and equipment	5	161.0	153.2

		319.6	308.4
Less accumulated depreciation		132.9	128.9

		$186.7	$179.5

        Depreciation expense was $8.8 and $8.4 for the three months ended April 30, 2018 and 2017.

3. RELATED PARTY TRANSACTIONS

        The condensed statements of earnings (loss) for the three months ended April 30, 2018 and 2017 include an allocation of general corporate expenses from KLX. These costs were allocated to the Company on a systematic and reasonable basis utilizing a direct usage basis when identifiable, with the remainder allocated on the basis of costs incurred, headcount or other measures.

        Allocations for general corporate expenses, including management costs and corporate support services provided to the Company, totaled $7.7 and $4.4 for the three months ended April 30, 2018 and 2017, respectively, and were reported in the Company's selling, general and administrative expenses on its condensed statements of earnings (loss). These amounts include costs for allocations related to Parent's strategic alternatives review process as well as for functions including executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement and other shared services.

4. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	April 30, 2018	January 31, 2018
Accrued salaries, vacation and related benefits	$9.7	$6.8
Accrued bonuses	1.9	6.3
Accrued property taxes	1.1	1.1
Other accrued liabilities	2.0	2.0

	$14.7	$16.2

5. FAIR VALUE INFORMATION

        All financial instruments are carried at amounts that approximate estimated fair value. The fair value is the price at which an asset could be exchanged in a current transaction between

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

5. FAIR VALUE INFORMATION (Continued)

knowledgeable, willing parties. Assets measured at fair value are categorized based upon the lowest level of significant input to the valuations.

  Level 1—quoted prices in active markets for identical assets and liabilities.

  Level 2—quoted prices for identical assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical assets and liabilities.

  Level 3—unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The carrying amounts of cash and cash equivalents (which the Company classifies as Level 1 assets), accounts receivable-trade and accounts payable represent their respective fair values due to their short-term nature. There are no financial instruments with Level 2 or Level 3 inputs at any date.

6. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

        Lease Commitments—The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the condensed balance sheets. At April 30, 2018, future minimum lease payments under these arrangements approximated $34.6, of which $21.6 is related to long-term real estate leases.

        Litigation—The Company is a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on the Company's condensed financial statements.

        Indemnities, Commitments and Guarantees—During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. Many of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments the Company could be obligated to make. However, the Company is unable to estimate the maximum amount of liability related to its indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events that are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to the accompanying condensed financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

        The Company has employment agreements with certain key members of management expiring on various dates. The Company's employment agreements generally provide for certain protections in the

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

6. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS (Continued)

event of a change of control. These protections generally include the payment of severance and related benefits under certain circumstances in the event of a change of control.

7. ACCOUNTING FOR STOCK-BASED COMPENSATION

        The Parent has a Long-Term Incentive Plan ("LTIP") under which its Compensation Committee granted stock options, stock appreciation rights, restricted stock, restricted stock units or other forms of equity based or equity related awards.

        Compensation cost is generally recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price. Share based compensation of $2.6 and $2.8 was recorded in selling, general and administrative expense for the three months ended April 30, 2018 and 2017, respectively, including both the amounts related specifically to the Company's employees and the corresponding expense allocated by the Parent to the Company as previously discussed in the related party transaction footnote above. Unrecognized compensation cost related to these grants was $10.7 at April 30, 2018.

        The Parent has established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees (as defined in the Plan) to participate in the purchase of designated shares of the Parent's common stock at a price equal to 85% of the closing price on the last business day of each semi-annual stock purchase period. The Parent has not issued any shares of common stock to employees of the Company under the Employee Stock Purchase Plan during the three months ended April 30, 2018 and 2017, respectively.

8. INCOME TAXES

        Income taxes as presented are calculated on a separate tax return basis. The Company determined the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

        The Company's quarterly income tax expense is measured using an estimated annual effective income tax rate, adjusted for discrete items within the period. The comparison of effective income tax rates between periods is significantly affected by discrete items recognized during the periods, the level and mix of earnings by tax jurisdiction and permanent differences.

        For the three months ended April 30, 2018 and 2017, the Company did not incur any income tax expense. The effective income tax rate varies from the federal statutory rate of 21% in 2018 (35% in 2017) primarily due to the utilization of deferred tax assets. The 2018 federal statutory rate is lower than the prior year as a result of recently enacted tax legislation.

9. SEGMENT REPORTING

        The Company is organized on a geographic basis. The Company's reportable segments which are also its operating segments, are comprised of the Southwest (the Permian Basin and Eagle Ford Shale),

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

9. SEGMENT REPORTING (Continued)

the Rocky Mountains (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville). The segments regularly report their results of operations and make requests for capital expenditures and acquisition funding to the Company's chief operational decision-making group ("CODM"). This group is comprised of the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer. As a result, the CODM has determined the Company has three reportable segments.

        The following table presents revenues and operating earnings (losses) by reportable segment:

	THREE MONTHS ENDED
	APRIL 30, 2018	APRIL 30, 2017
Revenues
Southwest	$39.8	$21.1
Rocky Mountains	40.2	25.8
Northeast	30.3	16.6

Total revenues	110.3	63.5
Operating earnings (loss)(1)
Southwest	2.1	(5.4)
Rocky Mountains	1.2	(1.1)
Northeast	2.5	(3.9)

Earnings (loss) before income taxes	$5.8	$(10.4)

(1)
Operating earnings (loss) include an allocation of employees benefits and general and administrative costs primarily based on each segment's percentage of total revenues for the three months ended April 30, 2018 and 2017.

        The following table presents revenues by service offering by reportable segment:

	Three Months Ended April 30, 2018
	Southwest	Rocky Mountains	Northeast	Total
Completion revenues	$22.8	$19.2	$15.8	$57.8
Intervention revenues	10.9	11.3	7.9	30.1
Production revenues	6.1	9.7	6.6	22.4

Total revenues	$39.8	$40.2	$30.3	$110.3

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited—In millions, except share and per share data)

9. SEGMENT REPORTING (Continued)

	Three Months Ended April 30, 2017
	Southwest	Rocky Mountains	Northeast	Total
Completion revenues	$11.4	$9.3	$7.4	$28.1
Intervention revenues	6.5	10.4	5.3	22.2
Production revenues	3.2	6.1	3.9	13.2

Total revenues	$21.1	$25.8	$16.6	$63.5

        The following table presents capital expenditures by reportable segment:

	THREE MONTHS ENDED
	APRIL 30, 2018	APRIL 30, 2017
Southwest	$2.8	$1.8
Rocky Mountains	8.4	5.9
Northeast	7.9	1.8

	$19.1	$9.5

        Capital expenditures for the administrative office and functions have been allocated to the above segments based on each segment's percentage of total capital expenditures.

        The following table presents total assets by reportable segment:

	APRIL 30, 2018	JANUARY 31, 2018
Southwest	$69.2	$68.8
Rocky Mountains	138.2	124.9
Northeast	90.9	80.1

	$298.3	$273.8

        Assets for the administrative office and functions have been allocated to the above segments based on each segment's percentage of total assets.

10.   SUBSEQUENT EVENTS

        The Company has evaluated subsequent events for potential recognition and disclosure through June 20, 2018, the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of KLX Inc.

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of the Energy Services Group Business of KLX Inc. (the "Company") as of January 31, 2018 and 2017, the related statements of earnings (loss), parent company equity, and cash flows, for each of the three years in the period ended January 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

        As discussed in Note 1 to the financial statements, the financial statements have been derived from KLX Inc.'s consolidated financial statements and accounting records. The financial statements also include allocations of certain corporate expenses historically incurred by KLX Inc. These allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity during the periods presented.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Boca Raton, Florida
June 20, 2018

We have served as the Company's auditor since 2018.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

BALANCE SHEETS AS OF JANUARY 31, 2018 AND 2017

(In millions)

	January 31, 2018	January 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—trade, less allowance for doubtful accounts ($2.3 at January 31, 2018 and $2.7 at January 31, 2017)	73.9	30.5
Inventories, net	10.2	9.3
Other current assets	2.0	0.6

Total current assets	86.1	40.4

Property and equipment, net of accumulated depreciation ($128.9 at January 31, 2018 and $98.2 at January 31, 2017)	179.5	161.0
Identifiable intangible assets, net	2.8	3.1
Other assets	5.4	0.5

	$273.8	$205.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31.8	$15.4
Accrued liabilities	16.2	10.2

Total current liabilities	48.0	25.6

Other non-current liabilities	1.2	1.4
Commitments, contingencies and off-balance sheet arrangements (Note 5)
Parent company equity:
Parent company investment	1,025.8	955.1
Accumulated deficit	(801.2)	(777.1)

Total Parent company equity	224.6	178.0

	$273.8	$205.0

See accompanying notes to financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

STATEMENTS OF LOSS

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions)

	Year Ended
	January 31, 2018	January 31, 2017	January 31, 2016
Service revenues	$320.5	$152.2	$251.2
Cost of sales	269.1	181.3	282.8
Selling, general and administrative	73.4	60.1	78.5
Research and development costs	2.0	0.3	—
Goodwill impairment charge	—	—	310.4
Long-lived asset impairment charge	—	—	329.8

Operating loss	(24.0)	(89.5)	(750.3)
Income tax expense	0.1	0.1	0.1

Net loss	$(24.1)	$(89.6)	$(750.4)

See accompanying notes to financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

STATEMENTS OF PARENT COMPANY EQUITY

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions)

	Parent Company Investment	Accumulated Earnings (Deficit)	Total Parent Company Equity
Balance, January 31, 2015	$780.9	$62.9	$843.8
Net transfers from Parent	98.7	—	98.7
Net loss	—	(750.4)	(750.4)

Balance, January 31, 2016	879.6	(687.5)	192.1
Net transfers from Parent	75.5	—	75.5
Net loss	—	(89.6)	(89.6)

Balance, January 31, 2017	955.1	(777.1)	178.0
Net transfers from Parent	70.7	—	70.7
Net loss	—	(24.1)	(24.1)

Balance, January 31, 2018	$1,025.8	$(801.2)	$224.6

See accompanying notes to financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions)

	Year Ended
	January 31, 2018	January 31, 2017	January 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24.1)	$(89.6)	$(750.4)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization	33.5	36.2	46.6
Asset impairment charge	—	—	640.2
Non-cash compensation	12.5	9.0	4.3
Provision for doubtful accounts	(0.4)	(1.6)	3.8
Loss on disposal of property, equipment and other	0.9	3.7	2.3
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(43.0)	8.9	59.2
Inventories	(0.9)	1.2	(1.2)
Other current and non-current assets	(6.3)	5.9	(0.6)
Accounts payable	12.6	(3.9)	6.1
Other current and non-current liabilities	5.8	(7.3)	(0.5)

Net cash flows (used in) provided by operating activities	(9.4)	(37.5)	9.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48.8)	(29.0)	(98.9)
Acquisitions, net of cash acquired	—	—	(5.3)

Net cash flows used in investing activities	(48.8)	(29.0)	(104.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net transfers from Parent	58.2	66.5	94.4

Net cash flows provided by financing activities	58.2	66.5	94.4

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Supplemental schedule of non-cash activities:
Accrued property additions	$4.8	$1.0	$5.4

See accompanying notes to financial statements.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

        The Board of Directors of KLX Inc. ("KLX" or "Parent") has authorized management to pursue a plan to separate its Energy Services Group business ("ESG" or the "Company") into an independent, publicly-traded company. ESG represents an operating segment and reporting unit of its Parent. This business will be contributed to KLX Energy Services Holdings, Inc., a subsidiary of Parent, which currently has no assets and no operations. The proposed separation is intended to take the form of a taxable spin-off to Parent's stockholders of 100% of the shares of KLX Energy Services Holdings, Inc.

        The separation is conditioned on, among other things, final approval of the transaction by the Parent's Board of Directors.

        The Company provides technical services and related tools and equipment to land-based oil and gas exploration and drilling companies often in remote locations.

  Basis of Presentation

        The Company's financial statements have been derived from the Parent's consolidated financial statements and accounting records as if they were operated on a stand-alone basis and were prepared in accordance with accounting principles generally accepted in the United States (GAAP). All intercompany transactions and account balances within the Company have been eliminated.

        The statements of loss reflect allocations of general corporate expenses from the Parent, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement and other shared services. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenues generated, costs incurred, headcount or other measures. Management of the Company and Parent considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

        Parent's cash has not been assigned to the Company for any of the periods presented because those cash balances are not directly attributable to the Company nor is the Company expected to acquire or assume Parent cash presently or in connection with the separation. Parent's debt obligations and the related interest expense have not been attributed to the Company for any of the periods presented because Parent's borrowings and the related guarantees on such borrowings are not directly attributable to the businesses that comprise the Company.

        Parent has historically used a centralized approach to cash management and financing of its operations. Transactions between the Company and Parent are considered to be effectively settled for cash at the time the transaction is recorded. The net effect of these transactions is included in the statements of cash flows as Net transfers from Parent.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company's ability to satisfy its liquidity requirements depends on its future operating performance, which is affected by prevailing economic conditions, the level of drilling, completion, intervention and production activity for North American onshore oil and natural gas resources, and financial and business and other factors, many of which are beyond the Company's control. Due to improvements in the oil and gas industry, cash used in/provided by operating activities improved beginning in mid-2016 and continuing throughout the year ended January 31, 2018. The Company generated cash from operating activities starting in the third quarter of 2017. However, the Company remained dependent on funding from Parent, receiving contributions of $58.2 in 2017, a period during which revenues grew 110.6% as compared with the same period in the prior year. Contributions from Parent primarily funded the Company's capital expenditures of $48.8 in 2017. As a segment of Parent with no capital structure of its own, the Company will not be able to invest in capital expenditures at this level and meet its obligations as they became due without continuing financial support from Parent.

        As noted above, Parent has committed to contribute $50 to the Company at the date of separation to support the Company's liquidity. In additon, Parent has committed to provide financial support, as needed, to the Company through the date of the spin-off. Any Parent funding, net of cash remitted to Parent, from the date of the merger agreement to the distribution date will be required to be reimbursed to Parent after the spin-off. Alternatively, any net cash generated by the Company between the merger agreement date and the distribution date will remain with the Company. Management evaluated its liquidity needs for the 12 months following the issuance of these financial statements including consideration of the possible impacts of a significant decline in oil and natural gas prices on the Company's financial results. Management concluded that the Company will meet its obligations during the next year with cash from operating activities, the contribution of $50 by Parent and management's ability to control the timing of capital and other discretionary expenditures in the event of an unexpected downturn.

        Parent Company Investment—Parent company investment in the balance sheets represents Parent's historical investment in the Company, the net effect of cost allocations from transactions with Parent and net transfers of cash and assets from Parent. See Note 3 for a further description of the transactions between the Company and Parent.

        Financial Statement Preparation—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

        Revenue Recognition—Sales of products and services are recorded when the earnings process is complete. Service revenues from oilfield technical services and related tools and equipment are recorded when services are performed and/or equipment is rented pursuant to a completed purchase order or master services agreement that sets forth firm pricing and payment terms.

        Accounts Receivable, Net—The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current creditworthiness, as

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determined by review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. The allowance for doubtful accounts at January 31, 2018 and 2017 was $2.3 and $2.7, respectively.

        Inventories—Inventories, made up of finished goods, primarily consist of packers, plugs and other consumables used to perform services for ESG's customers. The Company values inventories at the lower of cost or net realizable value. Reserves for excess and obsolete inventory were approximately $1.1 and $0.1 as of January 31, 2018 and 2017, respectively.

        Property and Equipment, Net—Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives of three to thirty years (or the lesser of the term of the lease for leasehold improvements, as appropriate).

        Goodwill and Intangible Assets, Net—The Company's acquired intangible asset consists of developed technologies with a definite life of fifteen years and is amortized over its useful life. The cost basis is $3.3 and accumulated amortization was $0.5 and $0.2 at January 31, 2018 and 2017, respectively. Amortization expense was $0.3, $0.2 and $5.1 for the years ended January 31, 2018, 2017 and 2016, respectively.

        Under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 350, Intangibles—Goodwill and Other, goodwill and indefinite-lived intangible assets are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives.

        Goodwill is tested at least annually as of December 31, and the Company's management assesses whether there has been any impairment in the value of goodwill by first comparing the fair value to the net carrying value. If the carrying value exceeds its estimated fair value, a second step is performed to compute the amount of the impairment. An impairment loss is recognized if the implied fair value of the asset being tested is less than its carrying value. In this event, the asset is written down accordingly. The fair value is determined using valuation techniques based on estimates, judgments and assumptions that the Company's management believes are appropriate in the circumstances.

        During the year ended January 31, 2016, the continued downturn in the oil and gas industry, including the nearly 75% decrease in the number of onshore drilling rigs and the resulting significant cutbacks in the capital expenditures of the Company's customers, represented a significant adverse change in the business climate, which indicated that the ESG reporting unit's goodwill was impaired and the ESG asset group's long-lived assets may not be recoverable. As a result, during the third quarter ended October 31, 2015, the Company performed an interim goodwill impairment test and a long-lived asset recoverability test. As a result, the Company determined goodwill was fully impaired and recorded a pre-tax impairment charge of $310.4.

        Long-Lived Assets—Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are tested for impairment when there is evidence that events or changes in

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. For the years ended January 31, 2018 and 2017, there were no impairments of long lived assets. For the year ended January 31, 2016, the Company used a combination of a cost and market approaches for determining the fair value of the ESG asset group's long lived assets and recognized impairment charges related to identified intangibles and property and equipment of $177.8 and $152.0, respectively.

        Accounting for Stock-Based Compensation—The Company accounts for share-based compensation arrangements in accordance with the provisions of FASB ASC 718, whereby share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized over the requisite service period.

        Compensation cost recognized during the years ended January 31, 2018, 2017 and 2016 related to grants of restricted stock, restricted stock units and stock options granted by Parent.

        The Parent has established a qualified Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows qualified employees (as defined in the plan) to participate in the purchase of designated shares of the Parent's common stock at a price equal to 85% of the closing price for each semi-annual stock purchase period. The fair value of employee purchase rights represents the difference between the closing price of Parent's shares on the date of purchase and the purchase price of the shares. The value of the rights under this Plan granted during the years ended January 31, 2018, 2017 and 2016 was $0.1, $0.1 and $0.1, respectively.

        Concentration of Risk—The Company provides products and services to energy industry customers who focus on developing and producing oil and gas onshore in North America. The Company's management performs ongoing credit evaluations on the financial condition of all of its customers and maintains allowances for uncollectible accounts receivable based on expected collectability. Credit losses have historically been within management's expectations and the provisions established.

        Significant customers change from year to year depending on the level of exploration and production activity and the use of the Company's services. During the years ended January 31, 2018, 2017 and 2016, no single customer accounted for more than 10% of the Company's revenues.

Recent Accounting Pronouncements

        In May 2017, the FASB issued Accounting Standards Update ("ASU") 2017-09, Compensation—Stock Compensation (Topic 718). This ASU was issued to provide clarity and reduce diversity in practice regarding the application of guidance on the modification of equity awards. The ASU states that an entity should account for the effects of a modification unless all of the following are met: the fair value, vesting conditions and the classification of the instrument as equity or liability of the modified award is the same as that of the original award immediately before such award is modified.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual reporting periods with early adoption permitted and should be applied prospectively to an award modified on or after the adoption date. The Company does not expect a material impact upon adoption of this ASU to its financial statements as the Company historically has accounted for all modifications in accordance with Topic 718 and has not been subject to the exception described under this ASU.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations. This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU 2017-01 is not expected to have a material impact on the Company's financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") related to how certain cash receipts and payments are presented and classified in the statement of cash flows. These cash flow issues include debt prepayment or extinguishment costs, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows. This ASU is effective for fiscal years beginning after December 15, 2018, and December 15, 2019 for interim periods with early adoption permitted and should be applied retrospectively. The Company does not expect a material impact upon adoption of this ASU to its financial statements as the Company's statements of cash flows are not impacted by the eight issues listed above.

        In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation—Stock Compensation. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments, including that excess tax benefits and shortfalls be recorded as income tax benefit or expense in the income statement, rather than equity, and requires excess tax benefits from stock-based compensation to be classified in cash flow from operations. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company does not expect a material impact upon adoption of this ASU to its financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2020. Earlier adoption is permitted. ASU 2016-02 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the effect of this update on its financial statements.

        In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, which updated the guidance in ASC Topic 606, Revenue Recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB deferred the effective date for implementation of ASU 2014-09 by one year and during 2016, the FASB issued various related accounting standard updates, which clarified revenue accounting principles and provided supplemental adoption guidance. The guidance under ASU 2014-09 is effective for fiscal years beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019. To assess the impact of this guidance, the Company has established a cross functional implementation project team, inventoried its revenue streams and contracts with customers and applied the principles of the guidance against a selection of contracts to assist in the determination of potential revenue accounting differences. Based on its preliminary assessment, the Company expects to provide increased disclosures to comply with the ASU but does not expect significant changes to its balance sheet or prior period statements of loss.

2. PROPERTY AND EQUIPMENT, NET

        Property and equipment consist of the following:

	Useful Life (Years)	January 31, 2018	January 31, 2017
Land, buildings and improvements	3 - 30	$29.6	$25.1
Machinery	5 - 20	125.6	110.3
Computer equipment and software	3	—	0.2
Furniture and equipment	5	153.2	123.6

		308.4	259.2
Less accumulated depreciation		128.9	98.2

		$179.5	$161.0

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

2. PROPERTY AND EQUIPMENT, NET (Continued)

        Depreciation expense was $33.2, $36.0 and $41.5 for the years ended January 31, 2018, 2017 and 2016.

3. RELATED PARTY TRANSACTIONS

        The statements of loss for the years ended January 31, 2018, 2017 and 2016 include an allocation of general corporate expenses from KLX. These costs were allocated to the Company on a systematic and reasonable basis utilizing a direct usage basis when identifiable, with the remainder allocated on the basis of costs incurred, headcount or other measures.

        Allocations for general corporate expenses, including management costs and corporate support services provided to the Company, totaled $18.7, $15.5 and $19.6 for the years ended January 31, 2018, 2017 and 2016, respectively, and were reported in the Company's selling, general and administrative expenses on its statements of loss. These amounts include costs for functions including executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement and other shared services.

4. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	January 31, 2018	January 31, 2017
Accrued salaries, vacation and related benefits	$6.8	$4.1
Accrued bonuses	6.3	2.7
Accrued property taxes	1.1	0.9
Other accrued liabilities	2.0	2.5

	$16.2	$10.2

5. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

        Lease Commitments—The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the balance sheets. At January 31, 2018, future minimum lease payments under these arrangements approximated $34.2, of which $23.0 is related to long-term real estate leases.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

5. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS (Continued)

        Rent expense for the years ended January 31, 2018, 2017 and 2016 was $19.7, $12.9 and $22.8, respectively. Future payments under operating leases with terms greater than one year as of January 31, 2018 are as follows:

Year Ending January 31,
2019	$10.7
2020	9.2
2021	4.4
2022	3.2
2023	2.5
Thereafter	4.2

Total	$34.2

        Litigation—The Company is a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on the Company's financial statements.

        Indemnities, Commitments and Guarantees—During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. Many of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments the Company could be obligated to make. However, the Company is unable to estimate the maximum amount of liability related to its indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events that are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to the accompanying financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

        The Company has employment agreements with certain key members of management expiring on various dates. The Company's employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance and related benefits under certain circumstances in the event of a change of control.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

6. EMPLOYEE RETIREMENT PLANS

        The Parent sponsors and contributes to a qualified, defined contribution savings and investment plan, covering substantially all U.S. employees. Balances related to the Company employees' participation in Parent's plans were determined by specifically identifying the balances for the Company's participants and adding to that amount the corresponding expense allocated by the Parent to the Company as previously discussed in the related party transaction footnote above. The KLX Inc. Retirement Plan was established pursuant to Section 401(k) of the Internal Revenue Code. Under the terms of this plan, covered employees may contribute up to 100% of their pay, limited to certain statutory maximum contributions. Participants are vested in matching contributions immediately and the matching percentage is 100% of the first 3% of employee contributions and 50% on the next 2% of employee contributions. Total expense for the plan was $2.1, $1.5 and $2.0 for the years ended January 31, 2018, 2017 and 2016. The Parent also sponsors and contributes to a supplemental executive retirement plan ("SERP"), which was established pursuant to Section 409A of the Internal Revenue Code, for certain Company employees. The SERP is an unfunded plan maintained for the purpose of providing deferred compensation for certain employees. This plan allows certain employees to annually elect to defer a portion of their compensation, on a pre-tax basis, until their retirement. The retirement benefit to be provided is based on the amount of compensation deferred. Compensation expense under this program was $0.1, $0.1 and $0.1 for the years ended January 31, 2018, 2017 and 2016, respectively.

7. PARENT COMPANY EQUITY

        Long-Term Incentive Plan—B/E Aerospace, the former parent of KLX Inc., had a Long-Term Incentive Plan ("LTIP") under which its Compensation Committee granted stock options, stock appreciation rights, restricted stock, restricted stock units or other forms of equity based or equity related awards. The Parent adopted an LTIP similar to the B/E Aerospace Long-Term Incentive Plan upon its spin-off from B/E Aerospace, and unvested shares in the B/E Aerospace plan were transferred with the employees to KLX on the same terms and conditions on an exchange ratio of 1.8139 such that the impact was neutral to employees at the date of the spin-off.

        During 2014, B/E Aerospace granted restricted stock under the LTIP to certain members of the Company's management, and subsequently, the Parent granted restricted stock under the LTIP to certain members of the Company's management. Restricted stock grants vest over four years and are granted at the discretion of the Compensation Committee of the Parent's Board of Directors. Certain awards also vest upon attainment of performance goals. Compensation cost is recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price. Share based compensation of $12.5, $9.0 and $4.3 was recorded in selling, general and administrative expense for the years ended January 31, 2018, 2017 and 2016, respectively, including both the amounts related specifically to the Company's employees and the corresponding expense allocated by the Parent to the Company as previously discussed in the related party transaction footnote above. Unrecognized compensation cost related to these grants was $12.4 at January 31, 2018.

        The following table summarizes shares of restricted stock that were granted, vested, forfeited and outstanding with certain members of the Company's management. The table does not include the

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

7. PARENT COMPANY EQUITY (Continued)

shares of restricted stock associated with the shared based compensation expense allocated by the Parent to the Company as it would not be practicable to do so:

	January 31, 2018			January 31, 2017
	Shares (in thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Vesting Period (in years)	Shares (in thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Vesting Period (in years)
Outstanding, beginning of period	368.8	$37.68	2.46	446.8	$36.00	3.37
Shares granted	80.1	56.89		86.4	42.44
Shares vested	(138.2)	39.55		(112.8)	35.65
Shares forfeited	(54.0)	37.64		(51.6)	35.52

Outstanding, end of period	256.7	$42.68	1.83	368.8	$37.68	2.46

8. EMPLOYEE STOCK PURCHASE PLAN

        The Parent has established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees (as defined in the Plan) to participate in the purchase of designated shares of the Parent's common stock at a price equal to 85% of the closing price on the last business day of each semi-annual stock purchase period. The Parent issued approximately 14,000, 16,000 and 16,000 shares of common stock to employees of the Company during the years ended January 31, 2018, 2017 and 2016, respectively, at a weighted average price per share of $49.63, $31.01 and $30.59, respectively.

9. FAIR VALUE INFORMATION

        All financial instruments are carried at amounts that approximate estimated fair value. The fair value is the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. Assets measured at fair value are categorized based upon the lowest level of significant input to the valuations.

  Level 1—quoted prices in active markets for identical assets and liabilities.

  Level 2—quoted prices for identical assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical assets and liabilities.

  Level 3—unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

        The carrying amounts of cash and cash equivalents (which the Company classifies as Level 1 assets), accounts receivable-trade and accounts payable represent their respective fair values due to their short-term nature. There are no financial instruments with Level 2 or Level 3 inputs at any date.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

9. FAIR VALUE INFORMATION (Continued)

        Goodwill and long-lived assets, including property and equipment and purchased intangibles subject to amortization, were impaired and written down to their estimated fair values during the third quarter of Fiscal 2015. The goodwill level 3 fair value was determined using an income based approach utilizing estimates of future cash flow, discount rate and long-term growth rate, all of which were unobservable. The long-lived asset level 3 fair value was determined using a combination of the cost approach and the market approach, which used inputs that included replacement costs (unobservable), physical deterioration estimates (unobservable), economic obsolescence (unobservable) and market sales data for comparable assets.

        The following table summarizes impairments of goodwill and long-lived assets and the related post-impairment fair values of the corresponding ESG assets for the year ended January 31, 2016:

	January 31, 2016
	Impairment	Fair Value
Property and equipment, net	$152.0	$174.3
Goodwill	310.4	—
Intangible assets	177.8	—

	$640.2	$174.3

        Fair value is measured as of the impairment date using Level 3 inputs. See Note 1 for a discussion of the asset impairment charge recorded during the third quarter of Fiscal 2015.

10. INCOME TAXES

        Income taxes as presented are calculated on a separate tax return basis. The Company determined the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

        Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In assessing the need for a valuation allowance, the Company looked to the future reversal of existing taxable temporary differences, taxable income in carryback years and the feasibility of tax planning strategies and estimated future taxable income. The need for a valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

10. INCOME TAXES (Continued)

        Components of loss before incomes taxes were:

	Year Ended
	January 31, 2018	January 31, 2017	January 31, 2016
(Loss) before income taxes
United States	$(24.0)	$(89.5)	$(750.3)

(Loss) before income taxes	$(24.0)	$(89.5)	$(750.3)

        Income tax expense consists of the following:

	Year Ended
	January 31, 2018	January 31, 2017	January 31, 2016
Current:
Federal	$—	$—	$—
State	0.1	0.1	0.1

	0.1	0.1	0.1

Deferred:
Federal	—	—	—
State	—	—	—

	—	—	—

Total income tax expense	$0.1	$0.1	$0.1

        The difference between income tax benefit and the amount computed by applying the statutory U.S. federal income tax rate (35%) to the pre-tax loss consists of the following:

	Year Ended
	January 31, 2018	January 31, 2017	January 31, 2016
Statutory federal income tax benefit	$(8.1)	$(31.3)	$(262.6)
U.S. state income taxes	(0.5)	(1.1)	(9.2)
Change in valuation allowance	(98.0)	32.1	271.1
Non-taxable/non-deductible items	(0.2)	0.4	0.8
Rate change	106.9	—	—

	$0.1	$0.1	$0.1

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

10. INCOME TAXES (Continued)

        The tax effects of temporary differences and carryforwards that give rise to deferred income tax assets and liabilities consist of the following:

	January 31, 2018	January 31, 2017
Deferred tax assets:
Accrued liabilities	$2.9	$3.2
Intangible assets	86.9	152.4
Net operating loss carryforward	98.9	123.5
Inventory capitalization	0.3	0.4
Other	1.4	0.8

	$190.4	$280.3

Deferred tax liabilities:
Depreciation	(14.9)	(6.8)

	(14.9)	(6.8)

Net deferred tax asset before valuation allowance	175.5	273.5
Valuation allowance	(175.5)	(273.5)

Net deferred tax asset	$—	$—

        The Company is subject to taxation in the United States and various states. Tax years that remain subject to examinations by major tax jurisdictions are generally open for tax years ending in 2014 and after.

        Although the deferred tax inventory table above reflects a net operating loss carryforward at January 31, 2018 of $98.9, the net operating loss will not be retained by the Company upon spin-off as the attribute will go to the acquirer of the former parent, The Boeing Company.

        The Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 118 (SAB 118), which provides guidance on accounting for the tax effects of the Tax Cut and Jobs Act of 2017 (the "2017 Tax Act"). SAB 118 provides a measurement period that should not extend beyond one year from the 2017 Tax Act enactment date for companies to complete the accounting relating to the 2017 Tax Act under the Income Taxes Topic of the FASB ASC. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the 2017 Tax Act for which the accounting under the Income Taxes Topic of the FASB ASC is complete. To the extent that a company's accounting for certain income tax effects of the 2017 Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. If a company cannot determine a provisional estimate to be included in its financial statements, it should continue to apply the Income Taxes Topic of the FASB ASC on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the 2017 Tax Act. The ultimate impact of the 2017 Tax Act in the Company's financial statements is provisional and may differ from its estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued.

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

10. INCOME TAXES (Continued)

        On December 22, 2017, President Trump signed into law the legislation generally known as the Tax Cut and Jobs Act of 2017. The tax law includes significant changes to the U.S. corporate tax systems including a rate reduction from 35% to 21% beginning in January of 2018. In accordance with ASC 740, "Income Taxes," the impact of a change in tax law is recorded in the period of enactment. During the fourth quarter of 2017, the Company recorded a material, non-cash, change in its net deferred income tax balances of approximately $106.9 million related to the tax rate change.

11. SEGMENT REPORTING

        The Company is organized on a geographic basis. The Company's reportable segments which are also its operating segments, are comprised of the Southwest (the Permian Basin and Eagle Ford Shale), the Rocky Mountains (the Bakken formation, Williston, DJ, Uinta and Piceance Basins and Niobrara Shale) and the Northeast (the Marcellus and Utica Shales as well as the Mid-Continent STACK and SCOOP and Haynesville). The segments regularly report their results of operations and make requests for capital expenditures and acquisition funding to the Company's chief operational decision-making group ("CODM"). This group is comprised of the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer. As a result, the CODM has determined the Company has three reportable segments.

        The following table presents revenues and other financial information by reportable segment:

	Year Ended January 31, 2018
	Southwest	Rocky Mountains	Northeast	Total
Revenues	$109.5	$127.0	$84.0	$320.5
Operating (loss)(1)	(12.8)	(0.8)	(10.4)	(24.0)
Total assets(1)	68.8	124.9	80.1	273.8
Capital expenditures(1)	12.8	24.9	11.1	48.8
Depreciation and amortization(1)	10.1	12.1	11.3	33.5

	Year Ended January 31, 2017
	Southwest	Rocky Mountains	Northeast	Total
Revenues	$56.5	$55.8	$39.9	$152.2
Operating (loss)(1)	(37.1)	(24.1)	(28.3)	(89.5)
Total assets(1)	59.6	76.7	68.7	205.0
Capital expenditures(1)	9.7	8.2	11.1	29.0
Depreciation and amortization(1)	13.3	10.8	12.1	36.2

ENERGY SERVICES GROUP BUSINESS OF KLX INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED JANUARY 31, 2018, 2017 AND 2016

(In millions, except share and per share data)

11. SEGMENT REPORTING (Continued)

	Year Ended January 31, 2016
	Southwest	Rocky Mountains	Northeast	Total
Revenues	$94.8	$73.6	$82.8	$251.2
Operating (loss)(1)	(277.9)	(208.4)	(264.0)	(750.3)
Total assets(1)	66.6	65.9	102.3	234.8
Capital expenditures(1)	24.1	42.6	32.2	98.9
Depreciation and amortization(1)	18.3	10.3	18.0	46.6

(1)
Administrative-level assets, capital expenditures and depreciation and amortization have been allocated to the above segments based on each segment's pro rata share of the respective financial statement line item. Operating expenses have been allocated to the above segments based on each segment's pro rata share of revenues.

        The following table presents revenues by service offering by reportable segment:

	Year Ended January 31, 2018
	Southwest	Rocky Mountains	Northeast	Total
Completion revenues	$62.8	$52.2	$39.6	$154.6
Intervention revenues	30.9	42.0	22.7	95.6
Production revenues	15.8	32.8	21.7	70.3

Total revenues	$109.5	$127.0	$84.0	$320.5

	Year Ended January 31, 2017
	Southwest	Rocky Mountains	Northeast	Total
Completion revenues	$33.9	$19.9	$20.2	$74.0
Intervention revenues	10.0	15.3	9.7	35.0
Production revenues	12.6	20.6	10.0	43.2

Total revenues	$56.5	$55.8	$39.9	$152.2

	Year Ended January 31, 2016
	Southwest	Rocky Mountains	Northeast	Total
Completion revenues	$59.7	$14.7	$60.0	$134.4
Intervention revenues	15.5	22.3	7.7	45.5
Production revenues	19.6	36.6	15.1	71.3

Total revenues	$94.8	$73.6	$82.8	$251.2

12. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events for potential recognition and disclosure through June 20, 2018, the date the financial statements were issued.